                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [X] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                    HORIZON MENTAL HEALTH MANAGEMENT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [ ] No fee required.
     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

              Up to 1,650,000 shares of Common Stock of Horizon
--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

 Filing fee is based on book value of the person to be acquired of $4,307,124 at February 28, 1997, or approximately $2.61 per share of Common Stock of Horizon to be issued.
--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

                                  $4,307,124
--------------------------------------------------------------------------------
     (5) Total fee paid:

                                    $861.43
--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

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

                                                              PRELIMINARY COPIES

                     HORIZON MENTAL HEALTH MANAGEMENT, INC.
                            1500 WATERS RIDGE DRIVE
                          LEWISVILLE, TEXAS 75057-6011

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of Horizon Mental Health Management, Inc. ("Horizon") to be held on Monday, June 30, 1997, at 10:00 a.m. local time, at the National Support Center of Horizon located at 1500 Waters Ridge Drive, Lewisville, Texas 75057-6011.

     As described in the enclosed Proxy Statement, at the Special Meeting, holders of the Common Stock, $.01 par value per share, of Horizon ("Horizon Common Stock") will be asked to approve the issuance by Horizon of up to 1,650,000 shares of Horizon Common Stock (the "Exchange Shares") in exchange for all of the outstanding shares of common stock of Specialty Healthcare Management, Inc. ("Specialty"), pursuant to a Share Exchange Reorganization Agreement dated as of April 25, 1997 (the "Exchange Agreement"), by and among Horizon, Specialty and the stockholders of Specialty. If the stockholders of Horizon approve the issuance of the Exchange Shares, and if the transactions under the Exchange Agreement are consummated, Specialty will become a wholly-owned subsidiary of Horizon. A copy of the Exchange Agreement is attached as Appendix A to the enclosed Proxy Statement.

     At the Special Meeting, holders of Horizon Common Stock will also be asked to approve an amendment to the Certificate of Incorporation of Horizon to change its corporate name to "Horizon Health Corporation."

     The Board of Directors of Horizon has unanimously determined that the proposed issuance of the Exchange Shares and the proposed change of the corporate name are in the best interests of Horizon and the stockholders of Horizon. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSALS TO ISSUE THE EXCHANGE SHARES AND TO CHANGE THE NAME OF THE CORPORATION.

     A Notice of Special Meeting of Stockholders, Proxy Statement and proxy card are enclosed for your review. The Proxy Statement contains a detailed description of the terms of the Exchange Agreement and additional information regarding the proposed transaction. You are urged to review the Proxy Statement carefully.

     It is important that your shares be represented at the Special Meeting. Whether or not you plan to attend the Special Meeting, please complete, date, sign and return the enclosed proxy card promptly in the enclosed postage paid envelope. If you attend the Special Meeting, you may revoke your proxy and vote in person if you wish, even though you may have previously returned your proxy.

                                            Respectfully,

                                            HORIZON MENTAL HEALTH
                                              MANAGEMENT, INC.

                                            James Ken Newman
                                            President and Chief Executive
                                            Officer

May 22, 1997

                                                              PRELIMINARY COPIES

                     HORIZON MENTAL HEALTH MANAGEMENT, INC.
                            1500 WATERS RIDGE DRIVE
                          LEWISVILLE, TEXAS 75057-6011

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 30, 1997

To the Stockholders of
Horizon Mental Health Management, Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Horizon Mental Health Management, Inc., a Delaware corporation ("Horizon"), will be held on Monday, June 30, 1997, at 10:00 a.m. local time, at the National Support Center of Horizon located at 1500 Waters Ridge Drive, Lewisville, Texas 75057-6011, for the following purposes:

          1. To consider and vote on a proposal for Horizon to issue up to 1,650,000 shares (the "Exchange Shares") of Common Stock, $.01 par value per share, of Horizon ("Horizon Common Stock") in exchange for all of the outstanding shares of common stock of Specialty Healthcare Management, Inc., a Delaware corporation ("Specialty"), pursuant to a Share Exchange Reorganization Agreement dated as of April 25, 1997 (the "Exchange Agreement"), by and among Horizon, Specialty and the stockholders of Specialty. Approval by Horizon stockholders of the issuance of the Exchange Shares is required to comply with applicable rules of the Nasdaq National Market, on which the Horizon Common Stock is quoted. If the stockholders of Horizon approve the issuance of the Exchange Shares, and if the transactions under the Exchange Agreement are consummated, Specialty will become a wholly-owned subsidiary of Horizon. A copy of the Exchange Agreement is attached as Appendix A to the accompanying Proxy Statement.

          2. To consider and vote on a proposal to amend the Certificate of Incorporation of Horizon, as amended, to change its corporate name to "Horizon Health Corporation."

          3. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The close of business on Tuesday, May 13, 1997 has been fixed by the Board of Directors of Horizon as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. A list of stockholders entitled to notice of and to vote at the Special Meeting will be available for inspection at the Special Meeting, and during normal business hours from June 15, 1997 to the date of the Special Meeting at the executive offices of Horizon located at 1500 Waters Ridge Drive, Lewisville, Texas 75057-6011.

     A Proxy Statement and proxy card with respect to the Special Meeting accompany this Notice. The Proxy Statement contains a detailed description of the terms of the Exchange Agreement and the transactions contemplated thereby and additional information regarding the proposed transaction. You are urged to review the Proxy Statement carefully.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH.

                                            By Order of the Board of Directors,

                                                      JAMES W. MCATEE
                                                         Secretary

May 22, 1997

                                                              PRELIMINARY COPIES

                     HORIZON MENTAL HEALTH MANAGEMENT, INC.
                            1500 WATERS RIDGE DRIVE
                          LEWISVILLE, TEXAS 75057-6011

                             ---------------------

                              PROXY STATEMENT FOR
                        SPECIAL MEETING OF STOCKHOLDERS

                             ---------------------

                          TO BE HELD ON JUNE 30, 1997

     This Proxy Statement is being furnished to stockholders of Horizon Mental Health Management, Inc., a Delaware corporation (unless the context otherwise requires, together with its subsidiaries, "Horizon" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of Horizon for use at a Special Meeting of Stockholders of Horizon to be held on June 30, 1997, at 10:00 a.m. local time, at the National Support Center of Horizon located at 1500 Waters Ridge Drive, Lewisville, Texas 75057-6011 (together with any adjournment or postponement thereof, the "Special Meeting") for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders.

     One of the purposes of the Special Meeting is to consider and vote on a proposal for Horizon to issue up to 1,650,000 shares (the "Exchange Shares") of Common Stock, $.01 par value per share, of Horizon ("Horizon Common Stock") in exchange for all of the outstanding shares (the "Specialty Shares") of common stock, $.01 par value per share (the "Specialty Common Stock"), of Specialty Healthcare Management, Inc., a Delaware corporation ("Specialty"), pursuant to a Share Exchange Reorganization Agreement dated as of April 25, 1997 (the "Exchange Agreement"), by and among Horizon, Specialty and the stockholders of Specialty (the "Specialty Stockholders"). The transactions contemplated by the Exchange Agreement are referred to in this Proxy Statement as the "Exchange." Approval by Horizon stockholders of the issuance of the Exchange Shares is required to comply with the rules of the Nasdaq National Market, on which the Horizon Common Stock is quoted. Such rules require companies with shares quoted on the Nasdaq National Market to obtain stockholder approval before issuing shares constituting 20% or more of the number of shares of listed stock outstanding prior to the issuance.

     The other purpose of the Special Meeting is to consider and vote on a proposal to amend the Certificate of Incorporation of Horizon, as amended, to change its corporate name to "Horizon Health Corporation" for the reasons stated in this Proxy Statement.

     The Board of Directors of Horizon has unanimously determined that the proposed issuance of the Exchange Shares and the proposed change of the corporate name are in the best interests of Horizon and the stockholders of Horizon. ACCORDINGLY, THE BOARD OF DIRECTORS OF HORIZON RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSALS TO ISSUE THE EXCHANGE SHARES AND TO CHANGE THE NAME OF THE CORPORATION.

     This Proxy Statement and the accompanying proxy card are first being mailed on or about May 22, 1997 to stockholders of Horizon entitled to notice of and to vote at the Special Meeting. Only holders of record of Horizon Common Stock at the close of business on May 13, 1997 (the "Record Date"), will be entitled to notice of and to vote at the Special Meeting. As of that date, there were 5,564,262 shares of Horizon Common Stock outstanding.

               THE DATE OF THIS PROXY STATEMENT IS MAY 22, 1997.

                             AVAILABLE INFORMATION

     Horizon is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by Horizon with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, electronically filed documents, including reports, proxy statements and other information filed by Horizon, can be obtained from the SEC's Web Site at http://www.sec.gov. The Horizon Common Stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning Horizon can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Proxy Statement includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. All statements other than statements of historical facts included in or incorporated by reference into this Proxy Statement, including, without limitation, statements under Horizon's "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Specialty," "Certain Information Regarding Horizon" and "Certain Information Regarding Specialty" regarding the financial position, business strategy and plans and objectives of management of Horizon or Specialty for future operations, are forward-looking statements. Although Horizon believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Factors that could cause actual results to differ materially from those in any such forward-looking statement include, without limitation, demand by general hospitals for Horizon's services, Horizon's ability to retain existing management contracts and to sell additional contracts, changes in reimbursement to general hospitals by Medicare or other third-party payors for costs of providing mental health services, changes to other regulatory provisions relating to mental health services, overall economic conditions and various other risks as outlined in SEC filings of Horizon. All subsequent written and oral forward-looking statements attributable to Horizon or persons acting on its behalf are expressly qualified in their entirety by this section.

                             ---------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HORIZON. THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY BY ANY PERSON IN ANY JURISDICTION OR IN ANY CIRCUMSTANCES IN WHICH SUCH SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                       (i)

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Available Information.......................................     (i)
Disclosure Regarding Forward-Looking Statements.............     (i)
Summary.....................................................       1
Selected Financial Data.....................................       6
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of Specialty....................       9
Selected Unaudited Pro Forma Combined Financial Data........      13
Comparative Per Share Data..................................      14
Special Meeting of Horizon Stockholders.....................      15
  Date, Time and Place of Special Meeting...................      15
  Voting Information for Horizon Stockholders...............      15
  Solicitation of Proxies...................................      16
  Dissenters' Rights........................................      16
Proposal No. 1 to Issue the Exchange Shares.................      17
  Summary of the Exchange...................................      17
  Background of the Exchange................................      17
  Reasons for the Exchange and Recommendation of the Board
     of Directors...........................................      17
  The Exchange Agreement....................................      18
  Termination of Employment Agreements......................      23
  Non-Competition and Other Covenants.......................      23
  The Escrow Agreement......................................      23
  Registration Rights Agreement.............................      23
  Position on Board of Directors of Horizon.................      24
  Accounting Treatment......................................      24
  Certain Federal Income Tax Consequences...................      24
  Restrictions on Resales of Horizon Common Stock; Pooling
     Considerations.........................................      25
  Regulatory Approvals......................................      25
Certain Information Regarding Horizon.......................      27
Certain Information Regarding Specialty.....................      29
Security Ownership of Certain Beneficial Owners and
  Management of Horizon.....................................      32
Proposal No. 2 Amendment to Certificate of Incorporation to
  Change Corporate Name.....................................      34
Availability of Independent Accountants at Special
  Meeting...................................................      34
Incorporation of Documents by Reference.....................      35
Proposals by Stockholders...................................      35
Index to Financial Statements...............................     F-1

Appendix A -- Share Exchange Reorganization Agreement

                                      (ii)

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement. Certain capitalized terms used in this Summary are defined elsewhere in this Proxy Statement. This Summary is not intended to be a complete statement of all material features of the Exchange and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement and in the Appendix hereto, which stockholders are urged to read in their entirety. Such information may contain cautionary statements identifying important factors with respect to forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. See "Disclosure Regarding Forward-Looking Statements."

THE SPECIAL MEETING

     The close of business on May 13, 1997 has been fixed by the Board of Directors of Horizon as the record date (the "Record Date") for the determination of the stockholders of Horizon who shall be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 5,564,262 shares of Horizon Common Stock outstanding, held of record by 36 persons.

     At the Special Meeting, stockholders of Horizon will be asked to consider and vote on the proposals to issue the Exchange Shares pursuant to the Exchange Agreement and to amend the Certificate of Incorporation of Horizon to change its corporate name. The Board of Directors of Horizon has unanimously approved and recommends that stockholders vote for the issuance of the Exchange Shares and the amendment to the Certificate of Incorporation. See "Special Meeting of Horizon Stockholders."

     Each record holder of Horizon Common Stock is entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting. The presence at the Special Meeting, either in person or by proxy, of the holders of a majority of all the votes entitled to be cast at such meeting will constitute a quorum for the transaction of business. Assuming the presence of a quorum, approval of the issuance of the Exchange Shares and approval of any other matter properly considered and acted upon at the Special Meeting (except for the proposal to amend the Certificate of Incorporation) requires the affirmative vote, either in person or by proxy, of at least a majority of the shares of Horizon Common Stock present in person or by proxy and entitled to vote at the Special Meeting. The affirmative vote of the holders of a majority of the issued and outstanding shares of Horizon Common Stock on the Record Date is required to approve the proposal to amend the Certificate of Incorporation of the Company (Proposal No. 2). Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions will therefore have the same effect as votes against any proposal to be voted on at the Special Meeting. Broker non-votes will be counted only for purposes of determining the presence or absence of a quorum. Broker non-votes on the proposal to amend the Certificate of Incorporation of Horizon will have the same effect as votes against such proposal, but broker non-votes will otherwise have no effect on the outcome of other matters to be voted on at the Special Meeting. See "Special Meeting of Horizon Stockholders -- Voting Information for Horizon Stockholders."

THE COMPANIES

  Horizon

     Horizon is the leading contract manager of mental health programs offered by general acute care hospitals in the United States. These programs enable Horizon's client hospitals to expand the clinical services they offer and provide a continuum of mental health services, such as inpatient hospitalization, partial hospitalization (day treatment), outpatient and home health services. At April 25, 1997, Horizon had management contracts with 142 general acute care hospitals located in 36 states, providing for the operation of a total of 219 various treatment programs. The principal executive offices of Horizon are located at 1500 Waters Ridge Drive, Lewisville, Texas 75057-6011. Its telephone number is (972) 420-8200. See "Certain Information Regarding Horizon."

  Horizon -- Recent Developments

     Effective March 15, 1997, Horizon purchased all of the outstanding capital stock of Geriatric Medical Care, Inc. ("Geriatric"). Geriatric, a contract manager of mental health services for acute care hospitals, had total revenues of approximately $5.7 million in 1996 and, at March 15, 1997, had 17 management contract locations of which two were not yet in operation. The purchase price of approximately $4.6 million, of which approximately $4.3 million was paid at closing, included retiring essentially all of Geriatric's outstanding debt. The final purchase price payment of $270,000 was made on April 16, 1997.

     Also effective March 15, 1997, Horizon purchased all of the outstanding capital stock of Clay Care, Inc. ("CCI"). CCI, a contract manager of mental health services for acute care hospitals, had total revenues of approximately $1.3 million in 1996 and, at March 15, 1997, had management contracts with five hospitals of which four were in operation and one of which opened in April 1997. A total of $475,000 of the $1,000,000 purchase price was paid at closing by Horizon, and the payment of the balance of the purchase price is due on or before June 13, 1997 (subject to reduction under certain circumstances specified in the CCI stock purchase agreement). See "Certain Information Regarding
Horizon -- Recent Developments."

  Specialty

     Specialty is a contract manager of psychiatric, physical rehabilitation and chemical dependency units in general acute care hospitals and nursing homes. At May 1, 1997, Specialty had 48 management contracts with locations in 21 states. Specialty had total revenues of approximately $33.8 million in 1996 and approximately $15.9 million for the six months ended February 28, 1997 (the last day of Horizon's second fiscal quarter). The principal executive offices of Specialty are located at 6300 South Syracuse Way, Suite 645, Englewood, Colorado 80111-6726. Its telephone number is (303) 793-0770. See "Certain Information Regarding Specialty."

THE EXCHANGE

     Pursuant to the Exchange, all Specialty Shares will be exchanged on the Closing Date for 1,650,000 shares of Horizon Common Stock. Based upon the number of shares of Horizon Common Stock issued and outstanding as of the Record Date, the Specialty Stockholders will hold approximately 22.9% of the total issued and outstanding shares of Horizon Common Stock immediately after the Exchange (approximately 20.0% on a fully-diluted basis). The Exchange Agreement provides that the number of Exchange Shares issuable pursuant to the Exchange may be reduced under certain circumstances. However, the number of Exchange Shares issuable pursuant to the Exchange is not subject to adjustment as a result of changes in the market price of Horizon Common Stock and is not subject to increase in any event. Each share of Horizon Common Stock issued in the Exchange will be accompanied by a Horizon Common Stock purchase right granted under a Rights Agreement adopted by Horizon in February 1997. Upon consummation of the Exchange, Specialty will become a wholly-owned subsidiary of Horizon. See "Proposal No. 1 to Issue the Exchange Shares -- The Exchange
Agreement -- General."

     The rules of the Nasdaq National Market, on which the Horizon Common Stock is quoted, require a listed company, as a condition to continued listing, to obtain the approval of its stockholders prior to the issuance of shares of listed stock that equal or exceed 20% of the number of such shares outstanding prior to the issuance. Accordingly, since the Exchange Shares exceed the 20% threshold, Horizon is seeking stockholder approval of the issuance of the Exchange Shares. See "Special Meeting of Horizon Stockholders -- Voting Information for Horizon Stockholders."

     It is the intention of the parties to consummate the Exchange and the other transactions contemplated by the Exchange Agreement as soon as practicable following the Special Meeting and the satisfaction of all other conditions to the parties' respective obligations to consummate the Exchange (or, to the extent permitted, waiver thereof) or at such other time as is designated in writing by Horizon, Specialty and the Specialty Stockholders.

     Consummation of the Exchange is subject to the satisfaction of certain conditions. See "Proposal No. 1 to Issue the Exchange Shares -- The Exchange Agreement -- Conditions to Consummation of the Exchange." The parties have also agreed to certain covenants in connection with the Exchange Agreement. See "Proposal No. 1 to Issue the Exchange Shares -- The Exchange
Agreement -- Covenants of Specialty and the Specialty Stockholders, -- Covenants of Horizon and -- Certain Other Covenants." In addition, Horizon has agreed to provide the Specialty Stockholders with certain registration rights to facilitate resale of the Exchange Shares after the Closing Date. See "Proposal to Issue the Exchange Shares -- Registration Rights Agreement."

POSITION ON BOARD OF DIRECTORS OF HORIZON

     The Board of Directors of Horizon has approved, subject to and effective after consummation of the Exchange, an additional board position on the Board of Directors of Horizon and the appointment of Howard B. Finkel, the Chief Executive Officer of Specialty, to serve in the additional board position. Under the Exchange Agreement, the taking of such action by the Board of Directors of Horizon is a condition to the obligation of the Specialty Stockholders to consummate the Exchange. It is expected that Mr. Finkel will become a member of the Board of Directors of Horizon on the Closing Date. Mr. Finkel holds approximately 47.4% of the Specialty Shares. In the Exchange, he will acquire up to 782,100 shares of Horizon Common Stock, representing approximately 10.8% of the total issued and outstanding shares of Horizon Common Stock immediately after consummation of the Exchange. See "Proposal No. 1 to Issue the Exchange Shares -- Position on Board of Directors of Horizon" and "Security Ownership of Certain Beneficial Owners and Management of Horizon."

MARKET PRICES AND DIVIDEND POLICIES

  Horizon

     Horizon completed an initial public offering of Horizon Common Stock in March 1995. The Horizon Common Stock was originally listed on the American Stock Exchange and was traded under the symbol "HMH." On May 7, 1996, the Horizon Common Stock began trading on the Nasdaq National Market under the symbol "HMHM." The following table sets forth the high and low per share sales prices of Horizon Common Stock for the periods indicated as reported by the American Stock Exchange or the Nasdaq National Market, as applicable:

                                                               HIGH          LOW
                                                              ------        ------
FISCAL YEAR ENDED AUGUST 31, 1995:(1)
  March 14, 1995 -- May 31, 1995............................  $ 9.42        $ 7.17
  June 1, 1995 -- August 31, 1995...........................   10.08          6.58

FISCAL YEAR ENDED AUGUST 31, 1996:(1)
  September 1, 1995 -- November 30, 1995....................   12.67          9.50
  December 1, 1995 -- February 29, 1996.....................   12.67         10.67
  March 1, 1996 -- May 31, 1996.............................   15.00         12.75
  June 1, 1996 -- August 31, 1996...........................   19.50         14.17

FISCAL YEAR ENDING AUGUST 31, 1997:(1)
  September 1, 1996 -- November 30, 1996(1).................   18.67         14.67
  December 1, 1996 -- February 28, 1997(1)..................   19.67         16.33
  March 1, 1997 -- April 29, 1997...........................   18.75         15.38

---------------

(1) Adjusted to reflect three-for-two stock split effected by Horizon as a 50% stock dividend on January 31, 1997.

     On April 25, 1997, the last business day prior to public announcement of the Exchange Agreement, the reported bid price per share of Horizon Common Stock on the Nasdaq National Market was $15.375, and the
reported ask price per share of Horizon Common Stock was $16.125. No shares of
Horizon Common Stock were reported as traded on April 25, 1997. On May   , 1997,
the latest practicable full trading day prior to the date of this Proxy Statement, the reported closing sales price per share of Horizon Common Stock on
the Nasdaq National Market was $          .

     Horizon has not paid or declared any cash dividends on its capital stock since its inception. Horizon currently intends to retain all future earnings for use in the expansion and operation of its business. Future borrowings may limit Horizon's ability to pay dividends. The payment of any future cash dividends will be determined by the Board of Directors of Horizon in light of conditions then existing, including Horizon's earnings, financial condition and capital requirements, restrictions in financing agreements, business conditions and other factors.

  Specialty

     The Specialty Common Stock is not traded on any exchange and there is no established trading market for the Specialty Common Stock. Specialty currently has eight stockholders not including National Medical Enterprises, Inc. ("NME"), which holds a warrant to acquire shares of Specialty Common Stock. In the Exchange Agreement, NME has agreed to exercise such warrant in full at or prior to the Closing. For purposes of this Proxy Statement, all information relating to the Specialty Shares and to the shares of Horizon Common Stock to be issued in the Exchange assumes that such warrant is exercised in full and 1,215 shares of Specialty Common Stock are issued to NME pursuant to such exercise prior to consummation of the Exchange. See "Proposal No. 1 to Issue the Exchange
Shares -- The Exchange Agreement -- General."

     Specialty has not paid or declared any cash dividends on its capital stock since its inception. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Specialty -- Liquidity and Capital Resources."

RESTRICTIONS APPLICABLE TO SPECIALTY STOCKHOLDERS

     The Specialty Stockholders will be subject to certain restrictions on resale of the Exchange Shares after the Exchange. See "Proposal No. 1 to Issue the Exchange Shares -- Restrictions on Resales of Horizon Common Stock; Pooling Considerations" and "-- Registration Rights Agreement."

ACCOUNTING

     Horizon intends to account for the Exchange as a pooling of interests for financial accounting purposes. See "Proposal No. 1 to Issue the Exchange Shares -- Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The parties intend that the Exchange contemplated by the Exchange Agreement be treated as a tax-free "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. Assuming such transactions are so treated, (i) stockholders of Horizon will not recognize any gain or loss as a result of the issuance of the Exchange Shares; (ii) Horizon will not recognize any gain or loss on the issuance of the Exchange Shares to the Specialty Stockholders; (iii) Horizon will acquire an aggregate tax basis in each Specialty Share equal to the selling Specialty Stockholder's basis in such share; and (iv) Horizon's holding period for each Specialty Share will include the period during which the selling Specialty Stockholder held such share.

     If it is determined that the transactions contemplated by the Exchange Agreement constitute a taxable reorganization, some of the tax consequences of the transactions will differ from the consequences described above. See "Proposal No. 1 to Issue the Exchange Shares -- Certain Federal Income Tax Consequences."

RIGHTS OF HORIZON STOCKHOLDERS

     The rights of holders of shares of Horizon Common Stock will not change as a result of the Exchange, except for the decrease in such holders' percentage equity ownership of Horizon as a result of the issuance of the Exchange Shares.

DISSENTERS' RIGHTS

     Stockholders of Horizon do not have dissenters' rights of appraisal with respect to the issuance of the Exchange Shares or the amendment to the Certificate of Incorporation of Horizon.

                            SELECTED FINANCIAL DATA

SELECTED CONSOLIDATED FINANCIAL DATA OF HORIZON

     The selected historical financial data presented below for Horizon for the fiscal years ended August 31, 1994, 1995 and 1996, and at August 31, 1995 and August 31, 1996, are derived from the audited consolidated financial statements of Horizon incorporated by reference into this Proxy Statement. The selected historical financial data presented below for Horizon for the six months ended February 29, 1996 and February 28, 1997, and at February 28, 1997, are derived from the unaudited consolidated financial statements of Horizon incorporated by reference into this Proxy Statement. The selected historical financial data presented below for the fiscal years ended August 31, 1992 and 1993, and at August 31, 1992, 1993 and 1994, are derived from the audited consolidated financial statements of Horizon not included or incorporated herein. The selected financial data presented below should be read in conjunction with Horizon's "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements of Horizon and the related notes thereto, incorporated by reference into this Proxy Statement. See "Incorporation of Documents by Reference."

  Statement of Operations Data:

                                                                                                   SIX MONTHS ENDED
                                                     YEAR ENDED AUGUST 31,                   ----------------------------
                                      ---------------------------------------------------    FEBRUARY 29,    FEBRUARY 28,
                                       1992       1993      1994(1)    1995(1)     1996          1996            1997
                                      -------    -------    -------    -------    -------    ------------    ------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Contract management revenues......  $17,144    $20,960    $24,962    $28,716    $61,450       $29,476         $33,772
  Other revenues....................   13,051(2)   7,770(2)   5,297(2)     634        995           208           3,586(5)
                                      -------    -------    -------    -------    -------       -------         -------

Net revenues........................   30,195     28,730     30,259     29,350     62,445        29,684          37,358

Operating costs and expenses:
  Salaries and benefits.............   16,864     16,031     16,814     15,390     34,706        16,400          20,117
  Purchased services................    5,129      4,398      4,731      4,645      8,635         4,342           5,247
  Provision for bad debts...........      627        359        312        209         74             3             465
  Depreciation and amortization.....      853        585        560        903      1,308           642             799
  Other.............................   10,890(3)   5,703      5,745      4,267      8,806         4,136           5,029
                                      -------    -------    -------    -------    -------       -------         -------

Income (loss) from operations.......   (4,168)     1,654      2,097      3,936      8,916         4,161           5,701
Interest and other income (expense)
  net...............................   (1,369     (1,111)    (1,005)      (754)       324           110             301
                                      -------    -------    -------    -------    -------       -------         -------

Income (loss) from continuing
  operations before income taxes....   (5,537)       543      1,092      3,182      9,240         4,271           6,002
Income tax expense (benefit)........     (242)        44        (20)       804      3,674         1,687           2,368
                                      -------    -------    -------    -------    -------       -------         -------

Income (loss) before equity in net
  earnings of Horizon LLC and
  minority interest.................   (5,295)       499      1,112      2,378      5,566         2,584           3,634
Equity in net earnings of Horizon
  LLC(4)............................       --         --        364      1,568         --            --              --
Minority Interest(5)................       --         --         --         --          2            --              51
                                      -------    -------    -------    -------    -------       -------         -------

Net income (loss)...................  $(5,295)   $   499    $ 1,476    $ 3,946    $ 5,564       $ 2,584         $ 3,583
                                      =======    =======    =======    =======    =======       =======         =======

Net income (loss) per common
  share(6)..........................  $ (1.70)   $  0.13    $  0.35    $  0.76    $  0.85       $  0.40         $  0.54
                                      =======    =======    =======    =======    =======       =======         =======

Weighted average number of common
  shares outstanding(6).............    3,123      3,738      4,184      5,163      6,525         6,477           6,642
                                      =======    =======    =======    =======    =======       =======         =======

  Balance Sheet Data:

                                                                          AUGUST 31,
                                                        -----------------------------------------------   FEBRUARY 28,
                                                         1992      1993      1994      1995      1996         1997
                                                        -------   -------   -------   -------   -------   ------------
                                                                        (IN THOUSANDS)
Cash..................................................  $ 4,444   $ 1,633   $ 2,144   $ 3,167   $ 7,940     $ 8,714
Working capital (deficit).............................   (2,269)    1,950       162     2,468     5,473       9,229
Intangible assets (net)(5)............................    9,865     8,031     7,676    13,985    15,314      14,884
Total assets..........................................   24,192    14,216    15,079    25,352    32,872      36,670
Total debt............................................   19,008    13,732    12,121     2,507        --          --
Stockholders' equity..................................  $(3,434)  $(2,936)  $(1,434)  $14,652   $20,359     $24,332

---------------

(1) Effective August 1, 1994, Horizon Mental Health Management, L.L.C. (the "Horizon LLC") assumed management responsibility for all of the then existing management contracts of Horizon and Mental Health Management, Inc. ("MHM"). The Horizon LLC was formed by Horizon for such transaction. Horizon and MHM held ownership interests of 72.5% and 27.5%, respectively, in the Horizon LLC. Certain provisions of the limited liability company agreement of the Horizon LLC which required the consent of MHM for certain transactions prevented Horizon from having the ability to control the Horizon LLC under generally accepted accounting principles and therefore the Horizon LLC was not consolidated with Horizon for accounting purposes through February 28, 1995. As a result, the revenues and expenses of the Horizon LLC for the period August 1, 1994 through February 28, 1995 are not included in Horizon revenues and expenses for such period; instead, Horizon accounted for its investment in the Horizon LLC by the equity method, and reflected Horizon's share of the Horizon LLC's net income for such period as "Equity in Net Earnings of Horizon LLC." Effective with the acquisition of the minority interest of MHM on March 20, 1995, the Horizon LLC became a wholly owned subsidiary of Horizon and has therefore been consolidated with Horizon effective March 1, 1995.

(2) Other revenues consist primarily of revenues earned from Ross and Mountain Crest Hospitals while owned or operated by Horizon, patient services and physician contract management fees, or subsequent balance sheet adjustments recognized during the respective period. On November 30, 1992, Horizon and OrNda HealthCorp ("OrNda"), then a related party, entered into a restructuring agreement which resulted in the sale of Ross Hospital to OrNda (see Selected Financial Data footnote 3). Additionally, Horizon subleased the operations of Mountain Crest Hospital to MHM effective July 31, 1994. See "Certain Information Regarding Horizon -- Background."

(3) Includes a loss of $3.9 million in the year ended August 31, 1992 as a result of the sale to OrNda of Ross Hospital.

(4) Certain provisions of the limited liability company agreement of the Horizon LLC which required the consent of MHM for certain transactions prevented Horizon from having the ability to control the Horizon LLC under generally accepted accounting principles and therefore the Horizon LLC was not consolidated with Horizon for accounting purposes through February 28, 1995. As a result of Horizon's March 20, 1995 acquisition of the minority interest of MHM in the Horizon LLC, the Horizon LLC became a wholly owned subsidiary of Horizon and has been consolidated with Horizon effective March 1, 1995. Horizon's share of the Horizon LLC's net earnings was $364,000 through August 31, 1994 and $1,567,720 from September 1, 1994 through February 28, 1995. The Horizon LLC contract stipulated that MHM, as a member of the Horizon LLC, would be allocated the first $1,750,000 of Horizon LLC net earnings in each of the fiscal years ending August 31, 1995 and 1996. $1,750,000 was allocated to MHM during the six months ended February 28, 1995. On March 20, 1995, $9,683,467 of the net proceeds to Horizon from its initial public offering were used to purchase MHM's minority interest in the Horizon LLC. The purchase transaction eliminated MHM's equity interest in the Horizon LLC ($2,794,715) and recognized an increase in intangible assets based upon the value of the Horizon LLC management contracts ($2,355,000). The remaining purchase price was recorded as goodwill ($4,533,752). The recorded goodwill was increased by $376,639 in March 1996 based on a final valuation of MHM's minority interest. The increase in contract value will be amortized over seven years and the goodwill over forty years.

(5) On August 1, 1996, Horizon purchased 80% of the outstanding common stock of Florida Professional Psychological Services, Inc. ("PPS"). Due to this purchase, $1,774,575 was recorded as goodwill and will be amortized over forty years. Revenues generated by PPS are reflected as other revenues.

(6) Adjusted to reflect a three-for-two stock split effected by Horizon as a 50% stock dividend which occurred on January 31, 1997.

SELECTED FINANCIAL DATA OF SPECIALTY

     The selected historical financial data presented below for Specialty for the fiscal years ended December 31, 1995 and 1996, and at December 31, 1995 and 1996, are derived from the audited consolidated financial statements of Specialty included elsewhere in this Proxy Statement. The selected historical financial data presented below for the fiscal year ended December 31, 1994, and at December 31, 1994, are for National Medical Management Services, a Division of NME (the "Division"), and are derived from the audited financial statements of the Division included elsewhere in this Proxy Statement. The selected historical financial data presented below for the fiscal years ended December 31, 1992 and 1993, and at December 31, 1992 and 1993, are derived from the unaudited financial statements of the Division not included herein. The selected financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Specialty," and the financial statements of Specialty and the Division and the related notes thereto, included elsewhere in this Proxy Statement.

  Statement of Operations Data:

                                                                     YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------------
                                                          1992      1993      1994      1995      1996
                                                         -------   -------   -------   -------   -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)
Management contract revenue............................  $34,987   $20,408   $22,176   $40,005   $33,794
Intercompany revenue...................................       --    14,321    14,792        --        --
                                                         -------   -------   -------   -------   -------
Net revenues...........................................   34,987    34,729    36,968    40,005    33,794
Operating costs & expenses.............................
  Salaries and benefits................................   17,939    18,214    20,150    22,191    18,811
  Purchased services...................................    7,332     9,919     9,609     8,299     7,270
  Provision for bad debts..............................       --        --        --     1,471     1,361
  Depreciation and amortization........................      696        20        21       229       504
  Other................................................    3,611     4,886     4,733     5,275     3,311
                                                         -------   -------   -------   -------   -------
Income from operations.................................    5,409     1,690     2,455     2,540     2,537
                                                         -------   -------   -------   -------   -------
Interest and other related party income
  (expense) -- net.....................................    2,448     2,907     1,286      (249)     (390)
                                                         -------   -------   -------   -------   -------
Income from continuing operations before income
  taxes................................................    7,857     4,597     3,741     2,291     2,147
                                                         -------   -------   -------   -------   -------
Income tax expense.....................................    2,986     1,715     1,396       891       936
                                                         -------   -------   -------   -------   -------
Net income.............................................  $ 4,871   $ 2,882   $ 2,345   $ 1,400   $ 1,211
                                                         =======   =======   =======   =======   =======
Net income per common share............................      N/A       N/A       N/A   $180.30   $132.61
                                                         =======   =======   =======   =======   =======
Weighted average number of common shares outstanding...      N/A       N/A       N/A     7,763     9,136
                                                         =======   =======   =======   =======   =======

  Balance Sheet Data:

                                                                          DECEMBER 31,
                                                         -----------------------------------------------
                                                          1992      1993      1994      1995      1996
                                                         -------   -------   -------   -------   -------
                                                                         (IN THOUSANDS)
Cash...................................................  $    --   $   392   $    --   $    82   $   406
Working capital........................................    3,245     1,367     2,185     1,926     3,039
Intangible assets (net)................................       --        --        --     1,012     4,573
Total assets...........................................    6,572     5,282     5,257     8,236    12,516
Total debt.............................................       --        --        --       885     3,576
Stockholders' equity...................................  $ 4,542   $ 2,572   $ 2,240   $ 2,573   $ 4,790

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS OF SPECIALTY

OVERVIEW

     Specialty provides contract management and staffing services for the operation and management of psychiatric, physical rehabilitation and chemical dependency units in general acute care hospitals and nursing homes. These management contracts are generally for terms ranging from three to ten years and often have automatic renewal provisions.

     Specialty was incorporated in August 1994 for the purpose of acquiring the net assets and operations of National Medical Management Services (the "Division"), a division of National Medical Enterprises, Inc. ("NME"). Effective January 3, 1995, Specialty acquired the assets and operations of the Division for cash and notes payable of $3.95 million and assumed current liabilities of approximately $2.8 million. In addition, Specialty also issued a warrant to NME (the "NME Warrant") to purchase, as adjusted, 1,215 shares of Specialty Common Stock at an exercise price of $0.0823 per share. The NME Warrant can be exercised at any time subsequent to January 3, 1997. In the Exchange Agreement, NME agreed to exercise the NME Warrant in full at or prior to the Closing of the Exchange. The full exercise of the NME Warrant at or prior to the Closing of the Exchange is a condition to Horizon's obligation to consummate the Exchange.

     Effective April 1, 1996, the Company merged the Parkside Company (Parkside), a similar provider of contract management services, into the Company. Under the merger agreement, 100,000 outstanding common shares of Parkside were exchanged for 1,305 shares of the Company's common stock for a fair value of $870,000. In addition, the Company paid $2.6 million in cash. The purchase price of $3.5 million was allocated to acquired management contracts of $2.1 million and goodwill of $1.4 million. The agreement also contains an option exercisable by the Parkside shareholder on or after October 11, 1997 to put to the Company for redemption at fair market value all shares held. The exercise date may be extended at the option of the Company for six months through a payment of $150,000.

     At December 31, 1996, Specialty had management contracts with 54 general acute care hospitals located in 21 states, representing 88 various treatment programs in operation.

SUMMARY STATISTICAL DATA

                                                                DECEMBER 31,
                                                              ----------------
                                                              1995        1996
                                                              ----        ----
Number of Contract Locations:
  Contract locations in operation...........................   48          54
  Contract locations signed and unopened....................    1          --
                                                              ---          --
          Total contract locations..........................   49          54
                                                              ===          ==
Services Covered by Contracts:
  Inpatient.................................................   81          61
  Partial hospitalization...................................   22          15
  Outpatient................................................   18          11
  Home Health...............................................   --           1
                                                              ---          --
                                                              121          88
Types of Treatment Programs:
  Geropsychiatric...........................................   23          16
  Adult psychiatric.........................................   43          33
  Substance abuse...........................................   28          13
  Adolescent................................................    1           1
  Rehab.....................................................   25          24
  Sub acute.................................................    1           1
                                                              ---          --
                                                              121          88

                                                                DECEMBER 31,
                                                              ----------------
                                                              1995        1996
                                                              ----        ----
Changes in Number of Contracts:
  Beginning number of contracts.............................   53          48
  Contracts added...........................................   11          20
  Contracts ended...........................................   16          14
                                                              ---          --
  Ending number of contracts................................   48          54
                                                              ===          ==

RESULTS OF OPERATIONS -- SPECIALTY HEALTHCARE MANAGEMENT, INC. (HISTORICAL)

     The following table sets forth for the fiscal years ended December 31, 1995 and 1996, the percentage relationship to total net revenues of certain costs, expenses and income and the number of management contracts in operation at the end of each fiscal year.

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              1995         1996
                                                              -----        -----
Management contract revenue.................................  100.0%       100.0%
Operating costs and expenses
  Salaries and benefits.....................................   55.5%        55.7%
  Purchased services........................................   20.7%        21.5%
  Operating expenses........................................   13.2%         9.8%
  Provision for bad debts...................................    3.7%         4.0%
  Interest expense..........................................    0.6%         1.2%
  Depreciation and amortization.............................    0.6%         1.5%
                                                              -----        -----
          Total operating costs and expenses................   94.3%        93.7%
Income before income taxes..................................    5.7%         6.3%
Income taxes................................................   (2.2)%       (2.8)%
                                                              -----        -----
Net income..................................................    3.5%         3.5%
                                                              =====        =====
Number of contracts in operation, end of year...............     48           54

YEAR ENDED DECEMBER 31, 1996 (HISTORICAL) COMPARED TO
YEAR ENDED DECEMBER 31, 1995 (HISTORICAL)

     During 1996, two major events concerning Specialty occurred. The first was the renewal process with the 18 management contracts at the Tenet (formerly NME) hospitals which had been amended to have two year terms at the time of the acquisition by Specialty of the assets of the Division. The renewal of 50% of those contracts enabled Specialty to maintain approximately $5 million in revenue and $650,000 in net income. The contracts which did not renew consisted of some heavily staffed psychiatric and chemical dependency units. In addition, some of the rehabilitation contracts which were not renewed were full staffing models where Specialty provided all the therapy disciplines.

     In April 1996, Specialty purchased The Parkside Company, whose management contracts consisted of 12 psychiatric and 6 chemical dependency units. Many of these contracts had a compensation structure that entailed a pass-through of direct cost plus a fixed fee. The average net income from these contracts was somewhat less than Specialty's average net income per contract due to there being no potential increase in the fixed fee based on the occupancy of the unit.

     Net Revenues. Net revenues for the year ended December 31, 1996, were $33.8 million, representing a decrease of $6.2 million, or 15.5%, as compared to net revenues of $40.0 million for the corresponding prior fiscal year. On December 31, 1995, all 18 of Specialty's contracts with Tenet hospitals came up for renewal. The Company renewed 50%, or nine, of those management agreements. Revenues relating to the nonrenewed contracts were $9.0 million. $3.7 million of the revenue increase between periods was attributable to Specialty's merger with Parkside on April 1, 1996.

     Salaries and Benefits. Salaries and benefits expenses for the year ended December 31, 1996, were $18.8 million, representing a decrease of $3.4 million, or 15.3%, as compared to salaries and benefits expenses of $22.2 million for the prior year. With the decrease in the number of programs in 1996, there was a corresponding reduction in the staff needed by Specialty. Also, in 1996 a contract for nursing staff was renewed, but with terms that transferred the responsibility of the nursing staff to the client hospital. Specialty also converted to a partially self-funded insurance plan on January 1, 1996, which saved the company approximately $500,000.

     Depreciation and Amortization. Depreciation and amortization expenses for the year ended December 31, 1996, were $504,000, representing an increase of $274,000, or 119.1%, as compared to depreciation and amortization expenses of $230,000 for the corresponding period in the prior year. Amortization expense increased $255,000 as a result of additional goodwill and contract valuation associated with the Parkside acquisition. In addition, depreciation expense increased as a result of additional assets purchased in the operation of the business.

     Other Operating Expenses (Including Purchased Services and Provision for Bad Debts). Other operating expenses for the year ended December 31, 1996, were $11.9 million, representing a decrease of $3.1 million, or 20.7%, as compared to other operating expenses of $15 million for the prior year. Purchased services decreased $1 million, or 12%, as a result of the nine NME contracts not renewed at December 31, 1995. These nine contracts had a proportionately higher level of purchased services due to the longevity of the contracts and size of the programs. Other operating expenses decreased $2 million, or 30.7%, between the periods. As 1995 was the initial year of Specialty, company start-up costs such as relocation, software, general supplies, and legal expenses were all significantly higher compared to 1996. Specialty also converted to a more advantageous general and professional insurance policy during 1996. In addition, bad debt decreased $110,000, or 7.3%. One contract accounted for $843,000 of bad debt in 1995 and $2.4 million in 1996.

     Interest Expense. Interest expense for the year ended December 31, 1996, was $390,000, as compared to interest expense of $249,000 for the year ended December 31, 1995. Interest expense increased due to the cash portion of the Parkside purchase which increased the revolving credit facility and the term note. Interest is payable on both components of the loan.

     Income Tax Expense. For the year ended December 31, 1995, Specialty recorded federal and state income taxes of $890,780, resulting in a combined tax rate of 38.9%. For the year ended December 31, 1996, Specialty recorded federal and state income taxes of $935,605 resulting in a combined tax rate of 43.6%. For this period, the difference between the effective rate and the U.S. Federal Statutory rate relates primarily to goodwill amortization and state income taxes.

LIQUIDITY AND CAPITAL RESOURCES

     As part of the purchase transaction on January 3, 1995, Specialty entered into a one-year promissory note for $731,000 payable quarterly to NME. The note, which included interest at 8%, was paid in full in January 1996.

     At December 22, 1994, Specialty completed a transaction with Finova Capital Corporation (formerly Greyhound Financial Corporation) for a credit facility which provides for a $700,000 term loan and a line of credit up to the lesser of $4,300,000 or an amount equal to 70% of the net amount of eligible receivables. During 1996, the Company increased the total credit facility to $6,000,000, which provides for a $1,027,500 term loan and a line of credit up to the lesser of $4,972,500 or an amount equal to 75% of the net amount of eligible receivables. Borrowings under the credit facility bear interest at the Citibank, N.A. base rate plus 2% per annum, with Specialty being subject to an annual minimum interest charge of $120,000. In addition, Specialty pays an annual credit facility fee of .25% on the amount of the total facility. The credit facility agreement also requires Specialty to meet covenants which restrict capital expenditures and the incurrence of additional indebtedness. Substantially all of Specialty's assets are pledge as collateral.

     Maturities of long-term debt for the two years succeeding December 31, 1996 are $519,600 in 1997 and $3,056,714 in 1998.

     Specialty believes that its net working capital of $3.0 million at December 31, 1996, including cash of $400,000, and the $727,000 available under the revolving credit, will be sufficient to cover its cash requirements over the next twelve months in the ordinary course of business (not taking into account any cash requirements resulting from consummation of the Exchange Agreement). Specialty generated approximately $614,000 in cash from operations during the year ended December 31, 1996.

INFLATION

     Specialty's management contracts generally provide for annual adjustments in Specialty's fees based upon various inflation indices, thus mitigating the effects of inflation. During the last two years, inflation has had little effect on Specialty's business.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     Set forth below are selected unaudited pro forma combined financial data of Horizon and Specialty combined. The proposed transactions with Specialty are reflected under the pooling of interests method of accounting. This information is not necessarily indicative of the results that actually would have occurred had the transactions been in effect as of the beginning of each of the periods presented. The selected unaudited pro forma combined financial data presented below is a summary and is qualified in its entirety by and should be read in conjunction with the unaudited pro forma condensed combined financial statements and the notes thereto included elsewhere in this Proxy Statement. All amounts have been derived based upon Horizon's fiscal year which ends on August 31 and Specialty's fiscal year which ends on December 31; conforming Specialty's year ends to that of Horizon would not materially impact the amounts set forth below. The amounts derived for the six month periods ended February 29, 1996 and February 28, 1997 are based upon Horizon's and Specialty's unaudited historical operating results for such periods. All amounts in the unaudited pro forma combined balance sheet data as of February 28, 1997 have been derived based on the combined unaudited historical balance sheets of Horizon and Specialty as of February 28, 1997. Pro forma information for the year ended August 31, 1994 has not been provided as Specialty was a division of NME during the year ended December 31, 1994 and therefore is not eligible for pooling for that period under generally accepted accounting principles.

PRO FORMA STATEMENT OF OPERATIONS DATA:

                                                                 YEAR ENDED            SIX MONTHS ENDED
                                                                 AUGUST 31,       ---------------------------
                                                              -----------------   FEBRUARY 29,   FEBRUARY 28,
                                                               1995      1996         1996           1997
                                                              -------   -------   ------------   ------------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Contract management revenues..............................  $68,721   $95,244     $47,692        $49,658
  Other revenues............................................      634       995         208          3,586
                                                              -------   -------     -------        -------
Net revenues................................................   69,355    96,239      47,900         53,244
Expenses:
  Salaries and benefits.....................................   37,581    53,517      25,897         28,510
  Purchased services........................................   12,943    15,905       8,197          8,513
  Provision for bad debts...................................    1,680     1,435       1,308          1,443
  Depreciation and amortization.............................    1,133     1,812         719          1,097
  Other.....................................................    9,542    12,116       6,000          6,322
                                                              -------   -------     -------        -------
Income from operations......................................    6,476    11,454       5,779          7,359
                                                              -------   -------     -------        -------
Interest and other income (expense) net.....................   (1,003)      (66)         16             80
                                                              -------   -------     -------        -------
Income before income taxes and minority interest............    5,473    11,388       5,795          7,439
Income tax expense..........................................    1,695     4,609       2,279          3,000
                                                              -------   -------     -------        -------
Income before equity in net earnings of Horizon LLC and
  minority interest.........................................    3,778     6,779       3,516          4,439
Equity in net earnings of Horizon LLC.......................    1,568        --          --             --
Minority Interest...........................................       --        (2)         --            (51)
                                                              -------   -------     -------        -------
Net income..................................................  $ 5,346   $ 6,777     $ 3,516        $ 4,388
                                                              =======   =======     =======        =======
Net income per common share(a)..............................  $   .70   $   .84     $   .45        $   .53
                                                              =======   =======     =======        =======
Weighted average number of common shares
  outstanding(a)(b).........................................    7,678     8,113       7,839          8,292
                                                              =======   =======     =======        =======

PRO FORMA BALANCE SHEET DATA:

                                                                FEBRUARY 28,
                                                                    1997
                                                                ------------
Cash........................................................      $ 8,801
Working capital.............................................       10,348
Intangible assets (net).....................................       19,367
Total assets................................................       50,050
Total debt..................................................        4,163
Stockholders' equity........................................      $26,659

---------------

(a) Pro forma net income per share is computed by dividing net income by the number of common stock equivalent shares outstanding during the periods in accordance with the applicable rules of the SEC. All stock options and warrants have been considered as outstanding common share equivalents for all periods presented under the treasury stock method. For all periods presented, shares of Horizon Common Stock have been restated to reflect a three-for-two stock split effected in the form of a 50% stock dividend which occurred on January 31, 1997.

(b) The number of shares used in pro forma net income per share gives effect to the Exchange by using an exchange ratio of 173.79 shares of Horizon Common Stock to be issued for each of the Specialty Shares to be outstanding immediately prior to consummation of the Closing (the "Exchange Ratio").

                           COMPARATIVE PER SHARE DATA

     The following table presents selected comparative per share data for (i) Horizon on a historical basis in comparison with pro forma net income per share giving effect to the Exchange on a pooling of interests basis, and (ii) Specialty on a historical basis in comparison with pro forma net income attributable to shares of Horizon Common Stock which will be issued for each outstanding Specialty Share. Information contained in this table should be read in conjunction with historical consolidated financial statements of the respective companies and the related notes thereto, and with the unaudited pro forma combined financial statements and the related notes thereto, appearing elsewhere in or incorporated by reference into this Proxy Statement.

     Horizon has not paid or declared any cash dividends on its capital stock since its inception. Horizon currently intends to retain all future earnings for use in the expansion and operation of its business. Future borrowings may limit Horizon's ability to pay dividends. The payment of any future cash dividends will be determined by the Board of Directors of Horizon in light of conditions then existing, including Horizon's earnings, financial condition and capital requirements, restrictions in financing agreements, business conditions and other factors.

     The following information is not necessarily indicative of the combined results of operations or combined financial position that would have resulted had the Exchange been consummated at the beginning of the periods presented.

                                                                               HORIZON AND   SPECIALTY
                                                      HORIZON     SPECIALTY     SPECIALTY    EQUIVALENT
                                                     HISTORICAL   HISTORICAL    PRO FORMA    PRO FORMA
                                                     PER SHARE    PER SHARE     PER SHARE    PER SHARE
                                                      DATA(1)        DATA        DATA(1)     DATA(1)(2)
                                                     ----------   ----------   -----------   ----------
NET INCOME:
  Year ended August 31, 1994.......................     $0.35           N/A         N/A           N/A
  Year ended August 31, 1995.......................      0.76       $180.30       $0.82       $121.65
  Year ended August 31, 1996.......................      0.85        132.61        0.84        145.98
  Six months ended February 29, 1996...............      0.40        118.73        0.45         78.21
  Six Months Ended February 28, 1997...............      0.54         84.74        0.53         92.11
STOCKHOLDERS' EQUITY (BOOK VALUE):
  August 31, 1996..................................      3.12        524.29        3.10        538.75
  February 28, 1997................................      3.66        453.67        3.21        557.87

---------------

(1) The Horizon per share data and the Horizon and Specialty pro forma and equivalent pro forma per share data are restated to reflect a three-for-two stock split effected by Horizon in the form of a 50% stock dividend which occurred on January 31, 1997.

(2) Horizon and Specialty Pro Forma Per Share Data multiplied by the Exchange Ratio of 173.79.

                    SPECIAL MEETING OF HORIZON STOCKHOLDERS

     This Proxy Statement is being furnished by Horizon to its stockholders in connection with the solicitation of proxies by the Board of Directors of Horizon for use at the Special Meeting. At the Special Meeting, holders of Horizon Common Stock will be asked to consider and vote on a proposal for Horizon to issue the Exchange Shares to the Specialty Stockholders pursuant to the Exchange Agreement and on a proposal to amend the Certificate of Incorporation of Horizon to change its corporate name.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     The Special Meeting will be held on Monday, June 30, 1997, at 10:00 a.m. local time, at the National Support Center of Horizon located at 1500 Waters Ridge Drive, Lewisville, Texas 75057-6011.

VOTING INFORMATION FOR HORIZON STOCKHOLDERS

     The close of business on May 13, 1997 has been fixed by the Board of Directors of Horizon as the Record Date. As of the Record Date, there were 5,564,262 shares of Horizon Common Stock outstanding, held of record by 36 persons.

     At the Special Meeting, stockholders of Horizon will be asked to consider and vote on the proposals to issue the Exchange Shares pursuant to the Exchange Agreement and to amend the Certificate of Incorporation of Horizon to change its corporate name. The Board of Directors of Horizon has unanimously approved and recommends that stockholders vote for the issuance of the Exchange Shares and the amendment to the Certificate of Incorporation.

     Each record holder of Horizon Common Stock is entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting. The presence at the Special Meeting, either in person or by proxy, of the holders of a majority of all the votes entitled to be cast at such meeting will constitute a quorum for the transaction of business. Assuming the presence of a quorum, approval of the issuance of the Exchange Shares and approval of any other matter properly considered and acted upon at the Special Meeting (except for the proposal to amend the Certificate of Incorporation) requires the affirmative vote, either in person or by proxy, of at least a majority of all shares of Horizon Common Stock present in person or by proxy and entitled to vote at the Special Meeting. The affirmative vote of the holders of a majority of the issued and outstanding shares of Horizon Common Stock on the Record Date is required to approve the proposal to amend the Certificate of Incorporation of the Company (Proposal No. 2). Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions will therefore have the same effect as votes against any proposal to be voted on at the Special Meeting. Broker non-votes will be counted only for purposes of determining the presence or absence of a quorum. Broker non-votes on the proposal to amend the Certificate of Incorporation of Horizon will have the same effect as votes against such proposal, but broker non-votes will otherwise have no effect on the outcome of other matters to be voted on at the Special Meeting.

     The rules of the Nasdaq National Market, on which the Horizon Common Stock is quoted, require a listed company, as a condition to continued listing, to obtain the approval of its stockholders prior to the issuance of shares of listed stock that equal or exceed 20% of the number of such shares outstanding prior to the issuance. Accordingly, since the Exchange Shares exceed the 20% threshold, Horizon is seeking stockholder approval of the issuance of the Exchange Shares pursuant to the Exchange Agreement. Under Delaware law, the amendment to the Certificate of Incorporation of Horizon requires the approval of a majority of the issued and outstanding shares of Horizon Common Stock on the Record Date.

     Based upon the number of shares of Horizon Common Stock issued and outstanding as of the Record Date, the Specialty Stockholders will hold approximately 22.9% of the total issued and outstanding shares of Horizon Common Stock immediately after the Exchange (approximately 20.0% on a fully-diluted basis). The Exchange Agreement provides that the number of Exchange Shares issuable pursuant to the Exchange may be reduced under certain circumstances. See "Proposal No. 1 to Issue the Exchange Shares -- The Exchange
Agreement -- General."

SOLICITATION OF PROXIES

     The accompanying proxy sent to Horizon stockholders is being solicited by the Board of Directors of Horizon. All proxies in the enclosed form of proxy that are properly executed and received by Horizon prior to commencement of voting at the Special Meeting will be voted at the Special Meeting in accordance with the instructions thereon. IF A PROXY IS EXECUTED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF HORIZON COMMON STOCK REPRESENTED BY SUCH PROXY WILL BE VOTED "FOR" APPROVAL OF THE ISSUANCE OF THE EXCHANGE SHARES TO THE SPECIALTY STOCKHOLDERS PURSUANT TO THE EXCHANGE AGREEMENT AND "FOR" APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF HORIZON TO CHANGE ITS CORPORATE NAME. A stockholder may revoke its proxy at any time before it is voted by filing with the Secretary of Horizon either an instrument revoking the proxy or a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. Any such filing should be sent to the Corporate Secretary of Horizon at 1500 Waters Ridge Drive, Lewisville, Texas 75057-6011. Attendance at the Special Meeting will not by itself revoke a proxy.

     By returning a signed proxy card, a stockholder will be authorizing the proxy holder to vote in his discretion regarding any procedural motions which may come before the Special Meeting. For example, this authority could be used to adjourn the meeting if Horizon believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional proxies or to provide additional information to stockholders. Horizon has no plans to adjourn the meeting at this time, but it intends to attempt to do so if it believes doing so would promote stockholder interests.

     The management of Horizon does not know of any other matters other than those set forth herein which may come before the Special Meeting. If any other matters are properly presented to the Special Meeting for action, the persons named in the applicable form of proxy will have discretion to vote on such matters in accordance with their own judgment and applicable SEC rules.

     The expense of printing this Proxy Statement and the proxies solicited hereby, and the expense of soliciting such proxies, will be borne by Horizon. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of Horizon, without additional remuneration, by personal interviews, telephone, facsimile or otherwise. Horizon's regularly retained investor communications firm, Corporate Communications, Inc., may also be called upon to solicit proxies by telephone or mail. Although Horizon does not presently anticipate doing so, it may retain a proxy solicitation firm to aid in the solicitation of proxies from its stockholders. If such a firm is retained by Horizon, it would be paid customary fees (which are not expected to exceed $10,000) and would be reimbursed for out-of-pocket expenses. Horizon will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of Horizon Common Stock held by such persons, and Horizon will reimburse reasonable forwarding expenses upon the request of such record holders.

DISSENTERS' RIGHTS

     Stockholders of Horizon do not have dissenters' rights of appraisal with respect to the issuance of the Exchange Shares or to the amendment to the Certificate of Incorporation of Horizon.

     THE BOARD OF DIRECTORS OF HORIZON HAS DETERMINED THAT THE PROPOSAL TO ISSUE THE EXCHANGE SHARES PURSUANT TO THE EXCHANGE AGREEMENT AND THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION OF HORIZON TO CHANGE ITS CORPORATE NAME ARE IN THE BEST INTERESTS OF HORIZON AND THE STOCKHOLDERS OF HORIZON AND RECOMMENDS THAT THE STOCKHOLDERS OF HORIZON VOTE IN FAVOR OF THE PROPOSALS.

                  PROPOSAL NO. 1 TO ISSUE THE EXCHANGE SHARES

     The following information describes the Exchange, insofar as it relates to matters contained in the Exchange Agreement, and is qualified in its entirety by reference to the Exchange Agreement, a copy of which is attached hereto as Appendix A and incorporated herein by reference. Each Horizon stockholder is advised to read the Exchange Agreement carefully.

SUMMARY OF THE EXCHANGE

     The Exchange Agreement provides that, following the performance and fulfillment of all covenants, conditions and obligations to the Exchange (other than those waived in accordance with the terms of the Exchange Agreement), Horizon will acquire all of the outstanding Specialty Shares from the stockholders of Specialty in exchange for a total of 1,650,000 shares of Horizon Common Stock, and Specialty will become a wholly-owned subsidiary of Horizon. The Exchange Agreement provides that the number of Exchange Shares issuable pursuant to the Exchange may be reduced under certain circumstances. See "Proposal No. 1 to Issue the Exchange Shares -- The Exchange
Agreement -- General."

     The Exchange will be effected by the delivery at Closing by the Specialty Stockholders of duly executed stock transfer forms in respect of all of their Specialty Shares together with certificates representing such shares in exchange for shares of Horizon Common Stock. The Exchange will become effective on the date of the Closing (the "Closing Date").

BACKGROUND OF THE EXCHANGE

     In November 1996, Horizon management and Specialty management had an initial discussion concerning the possibility of a combination of the two companies. On November 4, 1996, Horizon and Specialty entered into a confidentiality agreement pursuant to which the parties agreed to share information for the purposes of evaluating a possible transaction. Beginning in February 1997, Horizon representatives held several discussions with representatives of Specialty to evaluate the desirability and feasibility of a combination in general. Specialty's management informed Horizon management that Specialty had considered effecting an initial public offering but that Specialty would also entertain ongoing discussions regarding the desirability and feasibility of a business combination. On March 7, 1997, Horizon and Specialty entered into a letter agreement providing, among other things, that the parties would attempt to negotiate a definitive agreement and, during such negotiations, Specialty would not pursue any other transaction. During March and April, the parties met periodically to negotiate a definitive agreement and perform certain due diligence reviews. On April 16, 1997, the parties met and reached agreement on an exchange ratio, subject to negotiating and finalizing a definitive agreement. On April 18, 1997, the Board of Directors of Horizon approved the terms of the proposed transaction and empowered the officers of Horizon to finalize the definitive agreement and to take final action with respect to developments over the next few days. On April 24, 1997, the Board of Directors of Specialty approved the terms of the proposed transaction. On April 25, 1997,
the Exchange Agreement was signed by the parties. On May   , 1997, NME joined in
and became a party to the Exchange Agreement.

REASONS FOR THE EXCHANGE AND RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors of Horizon believes that the Exchange (including the issuance of the Exchange Shares) is in the best interests of Horizon and its stockholders, and the Board of Directors has unanimously recommended that Horizon stockholders vote "FOR" approval of the issuance of the Exchange Shares. In reaching such determination, the Board of Directors considered a number of factors, including, without limitation, (i) information pertaining to Horizon's and Specialty's respective businesses, prospects, historical and projected financial performances, financial condition and operations; (ii) analyses of the respective projected contributions to net revenue, operating profit and net income of each company; (iii) analyses of the business and capabilities of the combined companies; and (iv) reports from management on Horizon's due diligence investigation of Specialty. In its deliberations concerning the Exchange, the Board of Directors of Horizon also considered various additional considerations and risk factors, including, without limitation,

(i) the historical financial performance of Specialty; (ii) the percentage of ownership reduction to Horizon stockholders resulting from the issuance of the Exchange Shares to the Specialty Stockholders; (iii) the risk that the public market price of Horizon Common Stock might be adversely affected by the announcement of the Exchange; (iv) the risk that the combined company might not achieve revenue equal to the sum of the separate companies' anticipated revenue;
(v) the risk that other benefits sought to be obtained by the Exchange will not be obtained; and (vi) the cost of integration of the operations of Horizon and Specialty and its impact on the combined results of the combined company after the Exchange.

THE EXCHANGE AGREEMENT

  General

     The Exchange Agreement provides that, following the performance and fulfillment (or waiver) of all covenants, conditions and obligations to the Exchange, Horizon will issue at the Closing 1,650,000 shares of Horizon Common Stock in exchange for all outstanding shares of Specialty Common Stock (including shares of Specialty Common Stock to be issued upon exercise prior to the Closing of the outstanding NME Warrant), and Specialty will become a wholly-owned subsidiary of Horizon. There are a total of 8,279 shares of Specialty Common Stock outstanding at the date of this Proxy Statement. In addition, NME owns a warrant (the "NME Warrant") to purchase from Specialty 1,215 shares of Specialty Common Stock at an exercise price of $0.0823 per share. NME has agreed in the Exchange Agreement to exercise the NME Warrant in full at or prior to the Closing under the Exchange Agreement, and such exercise is a condition to Horizon's obligation to consummate the Exchange. Based upon the total number of shares of Horizon Common Stock outstanding as of the Record Date, the Specialty Stockholders will hold approximately 22.9% of the Horizon Common Stock outstanding immediately after the Exchange (approximately 20.0% on a fully-diluted basis).

     The Exchange Agreement provides for a reduction in the number of shares of Horizon Common Stock to be issued in the Exchange (i) in the event of the termination of certain management contracts of Specialty prior to the Exchange and (ii) in the event of an increase in the aggregate amount of certain aged accounts receivable of Specialty prior to the Exchange. The number of shares of Horizon Common Stock to be issued in the Exchange is not subject to adjustment due to changes in the market price of Horizon Common Stock and is not subject to increase in any event.

     Each share of Horizon Common Stock issued in the Exchange will be accompanied by a Horizon Common Stock purchase Right distributed pursuant to the Rights Agreement dated February 7, 1997 (the "Rights Agreement"), between Horizon and American Stock Transfer & Trust Company, as Rights Agent. Each Right will initially entitle the holder to purchase a share of Horizon Common Stock at an exercise price of $83.33. Until the Rights become exercisable upon certain triggering events, the Rights trade with the Horizon Common Stock as a unit. The Rights become exercisable upon the occurrence of certain events generally relating to a change of control of the Company and, upon the occurrence of certain events, may become exercisable for a number of shares of Horizon Common Stock having a market value equal to twice the then-exercise price of the Rights. The Rights are redeemable for $0.01 per Right at the election of the Board of Directors of Horizon. The Rights will expire on March 4, 2007. The Rights and the Rights Agreement are described more completely in the Current Report on Form 8-K filed by Horizon with the SEC on May 8, 1997 and incorporated herein by reference. See "Incorporation of Documents by Reference."

     The Exchange will be effected by the delivery at Closing by the Specialty Stockholders of duly executed stock transfer forms in respect of all of their Specialty Shares, together with their certificates representing such shares. The Exchange will become effective on the Closing Date.

  Closing of the Exchange

     It is the intention of the parties to consummate the Exchange and the other transactions contemplated by the Exchange Agreement (the "Closing") as soon as practicable after (and in any event within three business days unless the parties mutually otherwise agree) approval of the issuance of the Exchange Shares by the stockholders of Horizon and satisfaction of all conditions to the parties' respective obligations to consummate the Exchange.

  Escrow of Exchange Shares

     At the Closing, 51,282 Exchange Shares (the "Escrow Shares") will be delivered by the Specialty Stockholders (on a pro rata basis) to Horizon to be held in escrow after the Closing. At the Closing, Horizon and the Specialty Stockholders will enter into an escrow agreement (the "Escrow Agreement") defining the escrow arrangement and establishing procedures by which Horizon may assert and the Specialty Stockholders may dispute claims against the Escrow Shares. Any Escrow Shares held in escrow and not subject to a claim by Horizon will be returned to the Specialty Stockholders following expiration of six months after the Closing Date. Otherwise, such Escrow Shares will be held until resolution of any claim asserted by Horizon. See "-- Indemnification" and "Proposal No. 1 to Issue the Exchange Shares -- The Escrow Agreement."

  Representations and Warranties of Specialty Stockholders

     In the Exchange Agreement, each of the Specialty Stockholders have severally made certain representations and warranties to Horizon with respect to certain matters including, among other things, the following matters: (i) their respective execution and delivery of the Exchange Agreement; (ii) enforceability of the Exchange Agreement against them; (iii) absence of violations of certain laws or breaches of agreements by which they are bound; (iv) necessary third party consents for their respective execution and performance of the Exchange Agreement; (v) title to their respective shares of Specialty Common Stock (and, in the case of NME, the NME Warrant) free and clear of adverse claims; and (vi) certain other investment representations.

     In addition, Howard B. Finkel, John Harrison and Larry Reiff (collectively, the "Management Stockholders"), the current Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, respectively, of Specialty, have jointly and severally made certain additional representations and warranties to Horizon with respect to the business of Specialty and other matters. Such representations and warranties of the Management Stockholders cover, among other things, the following matters: (i) due organization of Specialty, the power and authority of Specialty to enter into the Exchange Agreement and the other transactions contemplated thereby and the enforceability of the Exchange Agreement against Specialty; (ii) the capitalization of Specialty and preemptive or registration rights binding on Specialty; (iii) certain financial statements of Specialty and the Division and the absence of material changes in Specialty since March 31, 1997; (iv) title to properties and assets of Specialty and the absence of any undisclosed encumbrances or liens on such properties; (v) compliance with all real property leases to which Specialty is a party; (vi) compliance by Specialty with the terms of existing contracts and the absence of any default thereunder; (vii) the absence of any conflict with the certificate of incorporation or bylaws of Specialty, any laws applicable to Specialty or any contracts or agreements binding on Specialty, arising from Specialty's execution and performance of the Exchange Agreement; (viii) the absence of undisclosed pending or threatened material litigation or other proceedings against Specialty; (ix) taxes; (x) the absence of undisclosed material liabilities or obligations of Specialty; (xi) insurance coverage of Specialty; (xii) intellectual property rights and licenses of Specialty necessary or required to conduct business; (xiii) employees and employee benefit plans of Specialty;
(xiv) accounts receivable and accounts payable of Specialty; (xv) absence of any actions by Specialty or the Specialty Stockholders that would preclude Horizon from treating the Exchange as a pooling of interests for financial accounting purposes; (xvi) compliance by Specialty with applicable laws; and (xvii) the accuracy and completeness of statements made in certain disclosures of Specialty and the Specialty Stockholders.

  Representations and Warranties of Horizon

     In the Exchange Agreement, Horizon also has made representations and warranties to Specialty and the Specialty Stockholders. Horizon's representations and warranties cover, among other things, the following matters:
(i) due organization of Horizon, the power and authority of Horizon to enter into the Exchange Agreement and the other transactions contemplated thereby and the enforceability of the Exchange Agreement against Horizon; (ii) the capitalization of Horizon and preemptive or registration rights binding on

Horizon; (iii) certain financial statements of Horizon and the absence of material changes in Horizon since February 28, 1997; (iv) certain of Horizon's filings with the SEC; (v) title to properties and assets of Horizon and the absence of any undisclosed encumbrances or liens on such properties; (vi) the absence of any conflict with the certificate of incorporation or bylaws of Horizon, any laws applicable to Horizon or any contracts or agreements binding on Horizon, arising from Horizon's execution and performance of the Exchange Agreement; (vii) the absence of undisclosed pending or threatened material litigation or other proceedings against Horizon; (viii) taxes; (ix) the absence of material undisclosed liabilities or obligations of Horizon; (x) insurance coverage of Horizon; (xi) intellectual property rights and licenses of Horizon necessary or required to conduct business; (xii) employee benefit plans of Horizon; (xiii) compliance by Horizon with applicable laws; and (xiv) the accuracy and completeness of certain disclosures of Horizon.

  Covenants of Specialty and the Specialty Stockholders

     In the Exchange Agreement, Specialty and some or all of the Specialty Stockholders have agreed to take, or cause to be taken, certain actions prior to the Closing Date. These covenants cover, among other things, the following matters: (i) conduct of the business of Specialty in the ordinary and usual course of business; and (ii) an agreement that Specialty will not take certain actions prior to the Closing Date without the prior consent of Horizon, including execution of new management contracts or amendments to existing management contracts of Specialty, hiring or termination of any employee or officer of Specialty, certain sales of securities or assets and mergers or other business combinations; and (iii) providing Horizon access to hospital clients and certain representatives of Specialty and other information. In addition, NME agreed to exercise the NME Warrant in full at or prior to the Closing.

  Covenants of Horizon

     Under the Exchange Agreement, Horizon has agreed to take, or cause to be taken, certain actions prior to the Closing Date. These covenants cover, among other things, the following matters: (i) conduct of the business of Horizon in the ordinary and usual course of business; and (ii) filing this Proxy Statement with the SEC and calling and holding the Special Meeting.

  Conditions to Consummation of the Exchange

     The obligations of the Specialty Stockholders to consummate the Exchange are subject to the satisfaction or waiver of a number of conditions, including the following: (i) receipt of legal opinions from counsel to Horizon; (ii) the accuracy in all material respects of the representations and warranties made by Horizon in the Exchange Agreement; (iii) the performance by Horizon of all agreements required to be performed by it at or prior to the Closing Date as specified in the Exchange Agreement; (iv) the absence of any material adverse change in the business, financial condition, results of operations or prospects of Horizon and its subsidiaries as a whole; (v) the absence of any action, proceeding or claim that seeks to restrain or prohibit the transactions contemplated by the Exchange Agreement; (vi) the approval by the Horizon stockholders of the issuance of the Exchange Shares under the Exchange Agreement; (vii) the receipt of all governmental and other approvals necessary for consummation of the transactions contemplated by the Exchange Agreement and the expiration or other termination of any applicable antitrust waiting periods;
(viii) Specialty and the Management Stockholders shall have terminated the respective employment agreements between such individuals and Specialty in consideration of a lump-sum payment by Specialty on the Closing Date of certain amounts payable thereunder as summarized under "Proposal No. 1 to Issue the Exchange Shares -- Termination of Employment Agreements;" (ix) on or prior to the Closing Date, the Board of Directors of Horizon shall have approved, effective upon consummation of the Closing, an additional board position on the Board of Directors of Horizon and the appointment of Howard B. Finkel to serve in that additional board position; and (x) on the Closing Date, the market price of the Horizon Common Stock shall be not less than $15.00 per share.

     The obligations of Horizon to consummate the Exchange are subject to the satisfaction or waiver of a number of conditions, including the following: (i) receipt of legal opinions from counsel to Specialty and the Management Stockholders; (ii) the accuracy in all material respects of the representations and warranties made by the Specialty Stockholders in the Exchange Agreement; (iii) the performance by the Specialty Stockholders of all agreements required to be performed by them at or prior to the Closing Date as specified in the Exchange Agreement; (iv) the absence of any material adverse change in the business, financial condition, results of operations or prospects of Specialty, including, without limitation, certain events specifically enumerated in the Exchange Agreement; (v) the absence of any action, proceeding or claim that seeks to restrain or prohibit any of the transactions contemplated by the Exchange Agreement; (vi) the approval by the Horizon Stockholders of the issuance of the Exchange Shares under the Exchange Agreement; (vii) delivery by Price Waterhouse LLP of certain letters with respect to the financial statements of Specialty and related matters, and certain opinions related to the appropriateness of pooling of interests accounting for the Exchange; (viii) receipt of all governmental and other approvals necessary for consummation of the transactions contemplated by the Exchange Agreement and expiration or termination of any applicable antitrust waiting periods; and (ix) the termination on the Closing Date of the employment agreements between Specialty and the Management Stockholders and the lump-sum payment of amounts due thereunder as described above.

     No assurances can be provided as to when or if all of the conditions to the Exchange can or will be satisfied. The parties for whose benefit any such condition exists may waive the satisfaction of such condition, and the parties are permitted to amend the Exchange Agreement. Such waiver or amendment may occur prior or subsequent to the Special Meeting. In the event the Exchange is not consummated on or before August 31, 1997, the Exchange Agreement may be terminated by Horizon or the Specialty Stockholders provided that the party seeking to terminate the Exchange Agreement is not then in material breach of any covenant, agreement, representation or warranty made by it in the Exchange Agreement. See "-- Amendment, Waiver and Termination."

  Certain Other Covenants

     The parties have made the following additional covenants, among others, in the Exchange Agreement: (i) certain Management Stockholders have agreed to certain nonsolicitation covenants with respect to customers and employees of Horizon, and certain non-competition and nondisclosure covenants; and (ii) the parties will cooperate with respect to the preparation and filing of all documents and materials under applicable laws required in connection with the transactions contemplated by the Exchange Agreement. See "Proposal No. 1 to Issue the Exchange Shares -- Non-Competition and Other Covenants."

  Amendment, Waiver and Termination

     The Exchange Agreement may be waived, amended, supplemented or modified prior or subsequent to the Special Meeting only by a written agreement executed by each of the parties thereto.

     The Exchange Agreement may be terminated at any time by mutual written consent of Horizon and the Specialty Stockholders. Any party may terminate the Exchange Agreement by written notice prior to the Closing Date if any court or other government instrumentality of competent jurisdiction enjoins the Exchange and such order is not vacated, reversed or withdrawn on or before the earlier of August 31, 1997 or 60 days after the date on which the order was first issued.

     Horizon may terminate the Exchange Agreement (i) at any time prior to the Closing Date if any Specialty Stockholder or Specialty breaches any material representation, covenant or warranty provided under the Exchange Agreement, and the breach is not cured on or before the earlier of August 31, 1997 or 15 days after receipt of written notice of the breach or (ii) if the consummation of the transactions contemplated thereby has not occurred on or before August 31, 1997, provided that Horizon is not then in material breach of any covenant, agreement, representation or warranty made by it in the Exchange Agreement.

     The Specialty Stockholders may terminate the Exchange Agreement (i) at any time prior to the Closing Date if Horizon breaches any material representation, covenant or warranty provided under the Exchange Agreement, and the breach is not cured on or before the earlier of August 31, 1997 or 15 days after Horizon's receipt of written notice of such breach and (ii) if the consummation of the transactions contemplated thereby has not occurred on or before August 31, 1997, provided that neither Specialty nor the Specialty Stockholders are then in material breach of any covenant, agreement, representation or warranty made by any of them in the Exchange Agreement.

  Indemnification

     In the Exchange Agreement, the Specialty Stockholders, jointly and severally (except as to their respective several representations in the Exchange Agreement, as to which the indemnity obligation is several and not joint), have agreed, subject to certain limitations discussed below, to indemnify and hold harmless Horizon and the subsidiaries (including Specialty), officers, directors, employees, agents and stockholders of Horizon, from and against any and all losses, claims, actions, liabilities, costs and expenses arising out of or resulting from (i) any misrepresentation, breach or non-fulfillment of any representation, warranty, covenant or agreement made by Specialty, any Management Stockholder or any other Specialty Stockholder in or pursuant to the Exchange Agreement or any of the documents delivered by the Specialty Stockholders at the Closing thereunder, and any action, suit, proceeding, demand, assessment or judgment incident to any of the foregoing; and (ii) certain obligations of Specialty for taxes not fully reserved for in the balance sheet of Specialty as of March 31, 1997 represented to by the Management Stockholders in the Exchange Agreement.

     The Exchange Agreement provides that the indemnification obligation of a Specialty Stockholder shall not exceed the value of the shares of Horizon Common Stock deposited by such Specialty Stockholder in escrow pursuant to the Escrow Agreement, except as to the several but not joint representations of such Specialty Stockholder under the Exchange Agreement (determined by multiplying the number of shares of Horizon Common Stock received by the Specialty Stockholder in the Exchange by $19.50 or, alternatively, at the election of the Specialty Stockholders, by the closing market price per share of Horizon Common Stock on the Nasdaq National Market on the last trading day before the Closing
Date). As to the several but not joint representations of a Specialty Stockholder under the Exchange Agreement such liability will be limited to the total consideration received by such Specialty Stockholder for its Specialty Shares in the Exchange (determined as specified above). See " -- Representations and Warranties of Specialty Stockholders."

     In the Exchange Agreement, Horizon agreed to indemnify and hold harmless each Specialty Stockholder from and against any and all losses arising out of or resulting from (i) any misrepresentation, breach or non-fulfillment of any representation, warranty, covenant or agreement made by Horizon in or pursuant to the Exchange Agreement or any of the documents delivered by Horizon at the Closing thereunder; and (ii) any action, suit, proceeding, demand, assessment, or judgment incident to any of the foregoing.

     The Exchange Agreement provides that no party shall have any indemnification obligation thereunder except to the extent that the cumulative amount of all indemnifiable losses exceeds $50,000. In addition, the Exchange Agreement generally provides, with certain limited exceptions, that no claim for indemnification may be made thereunder unless written notice of the losses for which indemnity is sought shall have been received by the indemnifying party on or prior to one year after the Closing Date.

  Termination Fee; Expenses

     If Horizon terminates the Exchange Agreement as a result of Specialty or the Specialty Stockholders engaging in a willful failure to perform any of their obligations or a willful and material misstatement of any representation or warranty contained in the Exchange Agreement, Specialty will be obligated to promptly pay to Horizon on demand a termination fee, payable in cash, equal to the full amount of all costs and expenses, including without limitation attorneys' and accountants' fees and expenses, incurred by Horizon in connection with the transactions contemplated by the Exchange Agreement up to an aggregate maximum amount of $250,000. The termination fee shall be in lieu of any other damages arising out of such termination. Except for such possible termination fee, the Exchange Agreement provides that each party will pay all of its own expenses relating to the transactions contemplated thereby, except that Specialty will pay the reasonable fees and expenses of counsel for the Specialty Stockholders in connection with the Exchange up to an aggregate maximum amount of $75,000.

TERMINATION OF EMPLOYMENT AGREEMENTS

     At the Closing, Specialty and the Management Stockholders will terminate the respective employment agreements between such individuals and Specialty. Pursuant to such agreements, Specialty will be obligated to pay on the Closing Date to each such individual an amount equal to the base salary of such individual which would otherwise have been payable over the remaining term of such employment agreement after the termination date, plus an additional amount equal to 50% of the annual base salary of such individual. If the Closing occurs on July 1, 1997, Messrs. Finkel, Harrison and Reiff will receive lump-sum payments from Specialty on the Closing Date pursuant to such agreements in the approximate amounts of $950,000, $250,000 and $182,000, respectively.

NON-COMPETITION AND OTHER COVENANTS

     In the Exchange Agreement, Howard B. Finkel, the Chief Executive Officer of Specialty, and John Harrison, the Chief Operating Officer of Specialty, severally agreed to certain non-competition and other covenants in favor of Horizon. The non-competition covenants of Mr. Finkel are to remain in effect until the later of (i) three years after the Closing Date or (ii) two years after Mr. Finkel ceases to be a member of the Board of Directors of Horizon. The noncompetition covenants of Mr. Harrison are to remain in effect for a period of one year after the Closing Date. Messrs. Finkel and Harrison also agreed to certain confidentiality, nondisclosure and nondisparagement covenants in favor of Horizon.

THE ESCROW AGREEMENT

     At the Closing, 51,282 of the Exchange Shares will be delivered by the Specialty Stockholders (on a pro rata basis) to be held in escrow by Horizon for the period and purposes described below. At the Closing, Horizon and the Specialty Stockholders will enter into an Escrow Agreement substantially in the form attached as an exhibit to the Exchange Agreement to define the escrow arrangement and establish procedures by which Horizon may assert and the Specialty Stockholders may dispute claims against the Escrow Shares. Under the Escrow Agreement, Horizon must notify the Specialty Stockholders in writing of any claim under the accounts receivable adjustment or indemnification provisions of the Exchange Agreement. To the extent, if any, the Specialty Stockholders do not dispute Horizon's claim during a specified period after Horizon provides such notice, Horizon will be entitled to receive under the Escrow Agreement such number of the Escrow Shares held in escrow as have an aggregate value (calculated at $19.50 per share or, alternatively, at the election of the Specialty Stockholders, by the closing market price per share of Horizon Common Stock on the Nasdaq National Market on the last trading day before the Closing
Date) equal to the amount of Horizon's claim, or such fewer Escrow Shares as then remain in escrow. To the extent, if any, the Specialty Stockholders dispute Horizon's right to payment from the Escrow Shares held in escrow, the Specialty Stockholders may notify Horizon, and Horizon and the Specialty Stockholders will resolve Horizon's claim. If appropriate based on resolution of Horizon's claim, Horizon will be entitled to receive payment thereafter from the Escrow Shares held in escrow. Under the Escrow Agreement, any Exchange Shares held in escrow and not claimed by Horizon pursuant to the Escrow Agreement will be returned to the Specialty Stockholders after the expiration of six months after the Closing Date or, if applicable, after resolution of any claim asserted by Horizon to such Escrow Shares. See "Proposal No. 1 to Issue the Exchange Shares -- The Exchange Agreement -- General" and "-- Indemnification."

REGISTRATION RIGHTS AGREEMENT

     The Exchange Shares will be issued by Horizon without registration under the Securities Act, pursuant to the exemptions from registration under Section 4(2) of the Securities Act. As a result, the Exchange Shares may be transferred only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration. Horizon has agreed to provide the Specialty Stockholders with certain rights to have the Exchange Shares registered under the Securities Act, pursuant to a registration rights agreement (the "Registration Rights Agreement") which will be signed on the Closing Date. Under the Registration Rights Agreement, subject to certain conditions, Horizon will agree to prepare and file with the SEC as soon as practicable after the Closing, but in no event earlier than October 15, 1997, a registration statement under the Securities Act for an offering to include the Exchange Shares; provided, however, that Horizon will not be required to proceed with the registration statement until the audited consolidated financial statements of Horizon for its fiscal year ending August 31, 1997 are available to be used for purposes of the registration statement. Horizon will further agree to use its best efforts to cause the registration statement to be filed and declared effective within 30 days after such audited financial statements of Horizon are available.

     Under the Registration Rights Agreement, Horizon may elect for the offering under the registration statement to be in the form of an underwritten offering. In the event that Horizon elects not to proceed or is unable to effect such offering as an underwritten offering, then Horizon will nevertheless be obligated to proceed within the same time period specified above with the registration statement and the offering on a non-underwritten basis and to keep the registration statement in effect generally for 90 days but, in that event, for at least a two week period after the effective date of the registration statement the selling Specialty Stockholders must attempt to sell the Exchange Shares offered thereunder only through block sales arranged by a broker-dealer selected by Horizon and reasonably satisfactory to the selling stockholders. In addition, the Registration Rights Agreement will grant certain piggyback registration rights in favor of Mr. Finkel that will take effect after the offering pursuant to the registration statement contemplated above and expire one year after the Closing Date. The other Specialty Stockholders may have the same piggyback registration rights if, under certain conditions, they are unable to sell the shares of Horizon Common Stock pursuant to the registration statement described above.

     In the Registration Rights Agreement, Horizon will agree to pay all registration expenses (as defined in the Registration Rights Agreement, but excluding underwriting discounts and commissions) in connection with any registration statement filed thereunder. The Registration Rights Agreement contains customary indemnification provisions. The rights granted to the Specialty Stockholders under the Registration Rights Agreement will terminate when, among other things, the Exchange Shares may be sold within the limitations set forth in Rule 144 under the Securities Act.

POSITION ON BOARD OF DIRECTORS OF HORIZON

     The Board of Directors of Horizon has approved, subject to and effective after consummation of the Exchange, an additional board position on the Board of Directors of Horizon and the appointment of Howard B. Finkel, the Chief Executive Officer of Specialty and the holder of approximately 47.4% of the Specialty Shares, to serve in the additional board position. It is expected that Mr. Finkel will become a member of the Board of Directors of Horizon on the Closing Date. Mr. Finkel will acquire up to 782,100 shares of Horizon Common Stock pursuant to consummation of the Exchange. See "Security Ownership of Certain Beneficial Owners and Management of Horizon."

ACCOUNTING TREATMENT

     It is intended that the Exchange will be treated as a pooling of interests for financial accounting purposes in accordance with generally accepted accounting principles. Under the pooling of interests method of accounting, the historical book values of Specialty's assets, liabilities and stockholders' equity will be carried over on Horizon's consolidated balance sheets, and Horizon will include in its Consolidated Statements of Operations Specialty's operating results for the entire fiscal year of Specialty in which the Exchange is consummated. The reported income for Horizon and Specialty for prior periods will be combined and restated as income of the combined company.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain of the material United States federal income tax consequences of the transactions contemplated in the Exchange Agreement relevant to Horizon or Horizon stockholders. It does not include a discussion of any state, local or other tax consequences relevant to Horizon or Horizon stockholders. It does not include a discussion of any federal, state, local or other income tax considerations relevant to Specialty Stockholders. The discussion below is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable United States Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth below. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Exchange to Horizon and its stockholders.

     The parties intend that the transactions contemplated by the Exchange Agreement be treated as a tax-free "reorganization" within the meaning of
Section 368 of the Code. Assuming such transactions are treated as a tax-free reorganization under Section 368 of the Code, (i) Horizon stockholders will not recognize any gain or loss as a result of the issuance of the Exchange Shares;
(ii) Horizon will not recognize any gain or loss on the issuance of the Exchange Shares to the Specialty Stockholders; (iii) Horizon will acquire an aggregate tax basis in each Specialty Share equal to the selling Specialty Stockholder's basis in such share; and (iv) Horizon's holding period for each Specialty Share will include the period during which the selling Specialty Stockholder held such share.

     If the transactions contemplated by the Exchange Agreement are treated as a taxable reorganization, (i) Horizon stockholders will not recognize any gain or loss as a result of the issuance of the Exchange Shares; (ii) Horizon will not recognize any gain or loss on the issuance of the Exchange Shares to the Specialty Stockholders; (iii) Horizon will acquire an aggregate tax basis in each Specialty Share equal to the fair market value of the Exchange Shares issued therefor; and (iv) Horizon's holding period for each Specialty Share will commence on the day after the Closing Date.

RESTRICTIONS ON RESALES OF HORIZON COMMON STOCK; POOLING CONSIDERATIONS

     The Exchange Shares will be issued to Specialty Stockholders pursuant to the Exchange in reliance on an exemption from the registration requirements of the Securities Act for an offer and sale of securities that does not involve a public offering. Such shares have not been registered under the Securities Act or with any securities regulatory authority of any state of the United States or other jurisdiction and, therefore, cannot be resold in the absence of such registration, except pursuant to an exemption from, or in a transaction not subject to, such registration requirements. Each Specialty Stockholder may not transfer any such shares except in a transaction registered under the Securities Act or unless he has delivered to Horizon an opinion of counsel, which counsel and opinion shall be reasonably satisfactory to Horizon, that such transfer is being effected in accordance with an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and a written instrument, in form and substance reasonably satisfactory to Horizon, from the transferee agreeing to be bound by such transfer restrictions. Except as set forth in the Registration Rights Agreement, Horizon is under no obligation to effect any such registration under the Securities Act or otherwise with respect to such shares (or any securities issued in exchange therefor or in substitution thereof) or to file for or comply with any exemption from such registration. See "Proposal No. 1 to Issue the Exchange Shares -- Registration Rights Agreement."

     In addition, in any event, pooling of interests accounting treatment requires that the Specialty Stockholders who receive shares of Horizon Common Stock in the Exchange and affiliates of Horizon must not sell or otherwise reduce their risk relative to their shares of Horizon Common Stock until Horizon has published consolidated financial statements including the combined operations of Horizon and Specialty for a period of at least 30 days following the Closing Date. In the Exchange Agreement, each Specialty Stockholder agreed not to sell any of the shares of Horizon Common Stock received in the Exchange until such period has expired.

REGULATORY APPROVALS

     Horizon is not aware of any material governmental approvals or consents that will be required to consummate the Exchange. Counsel has advised that a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will not be required in connection with the transactions contemplated by the Exchange Agreement. However, notwithstanding that no such filing is required, the Federal Trade Commission, the Antitrust Division of the Department of Justice or a private person could seek to use the antitrust laws, among other things, to enjoin the Exchange or to cause Horizon to divest itself, in whole or in part, of Specialty or of other business conducted by Horizon. Based upon the information available to them, Horizon and Specialty believe that the Exchange can be consummated in compliance with the antitrust laws. However, there can be no assurance that a challenge to the Exchange will not be made or that, if such a challenge is made, Horizon and Specialty will prevail. The absence of any claim or action to restrain or prohibit the Exchange is a condition to the parties' obligations under the Exchange Agreement.

                     CERTAIN INFORMATION REGARDING HORIZON

GENERAL

     Horizon is the leading contract manager of mental health programs offered by general acute care hospitals in the United States. These programs enable Horizon's client hospitals to expand the clinical services they offer and provide a continuum of mental health services, such as inpatient hospitalization, partial hospitalization (day treatment), outpatient and home health services. At April 25, 1997, Horizon had management contracts with 142 general acute care hospitals located in 36 states, providing for the operation of a total of 219 various treatment programs.

     The principal executive offices of Horizon are located at 1500 Waters Ridge Drive, Lewisville, Texas 75057-6011, where its telephone number is
(972) 420-8200. At March 31, 1997, Horizon had approximately 112 employees located at its regional and principal executive offices, with an additional 556 employees at the contract locations.

BACKGROUND

     Horizon was formed in July 1989 for the purpose of acquiring all the assets of two companies. One company, known as Horizon Health Management Company, had been formed in 1981 and since that time had been engaged in the mental health contract management business. The other company owned and operated a freestanding psychiatric hospital in California. Although Horizon owned, leased or managed freestanding psychiatric or substance abuse facilities beginning March 1, 1990, it discontinued such business operations by subleasing its last remaining freestanding psychiatric hospital on July 31, 1994. The mental health contract management business formed by Horizon's predecessor in 1981 has been Horizon's primary business and since July 31, 1994 its only business until the acquisition of a mental health service provider in 1996.

     Effective August 1, 1994, Horizon and Mental Health Management, Inc. ("MHM") formed Horizon Mental Health Management, L.L.C. (the "Horizon LLC"). Horizon signed a contract with the Horizon LLC to have it manage all of Horizon's then existing management contracts for a 72.5% interest. Prior to March 20, 1995, the remaining 27.5% interest in the Horizon LLC was held by MHM which signed a contract with the Horizon LLC to have it manage all of MHM's then existing 39 management contracts. Upon completion of its initial public offering of Horizon Common Stock in March 1995, Horizon became contractually obligated to acquire the minority interest of MHM in the Horizon LLC. The acquisition of the minority interest of MHM was effective March 20, 1995. As such, the Horizon LLC became a wholly-owned subsidiary of Horizon. The Horizon LLC was consolidated with Horizon effective March 1, 1995. Effective September 1, 1995, the Horizon LLC was dissolved and its operations combined with Horizon's.

     Mental Health Outcomes, Inc., a wholly-owned Delaware corporation subsidiary of Horizon, was formed on August 10, 1995 and is engaged in the design and operation of outcome measurement systems for psychiatric and chemical dependency providers under the trade name "CQI+."

     On July 31, 1996, Horizon acquired eighty percent (80%) of the outstanding common stock of Florida Professional Psychological Services, Inc., also known as Professional Psychological Services, Inc. ("PPS"). PPS has been consolidated with Horizon as of August 1, 1996. Horizon accounted for the acquisition of PPS by the purchase method as required by generally accepted accounting principles. Based in Clearwater, Florida, PPS specializes in full risk, capitated managed behavioral health programs and employee assistance programs. The purchase price is based primarily on a multiple of the 1996 pre-tax income of PPS. Horizon currently estimates the purchase price will be between $2,500,000 and $2,900,000, of which interim payments of $1,225,000 and $1,099,000 were paid on July 31, 1996 and April 9, 1997, respectively. The final reconciliation statement of income of PPS for the twelve months ended December 31, 1996 is to be delivered on or before July 15, 1997, and any remaining purchase price is to be paid within 30 days after determination thereof. In addition, Horizon also obtained an option to acquire the remaining twenty percent (20%) of the outstanding PPS common stock at a future date. The sellers, constituting all the stockholders of PPS, also obtained the right to put to Horizon such shares on certain dates. The option and put prices for the remaining PPS shares are based on a multiple of the pre-tax income of PPS in future years.

RECENT DEVELOPMENTS

     Effective March 15, 1997, Horizon purchased all of the outstanding capital stock of Geriatric Medical Care, Inc., a Tennessee corporation ("Geriatric"). Geriatric is a contract manager of mental health services for acute care hospitals. Geriatric had total revenues of approximately $5.7 million in 1996 and, at March 15, 1997, had 17 management contract locations, of which two were not yet in operation. The purchase price of approximately $4.6 million, of which approximately $4.3 million was paid at closing from existing cash of Horizon, included retiring essentially all of Geriatric's outstanding debt. The final purchase price payment of $270,000 was made on April 16, 1997.

     Also effective March 15, 1997, Horizon purchased all of the outstanding capital stock of Clay Care, Inc., a Texas corporation ("CCI"). CCI is a contract manager of mental health services for acute care hospitals. At March 15, 1997, CCI had management contracts with five hospitals of which four were in operation and one of which opened in April 1997. CCI had total revenues of approximately $1.3 million in 1996. A total of $475,000 of the $1,000,000 purchase price was paid at the closing from existing cash of Horizon. The remaining $525,000 of the total purchase price, which Horizon also expects to pay from available cash, is due in two payments both of which are to be paid on or before June 13, 1997, subject to reduction under certain circumstances specified in the stock purchase agreement.

OTHER INFORMATION

     Information about Horizon and its business is incorporated by reference into this Proxy Statement from reports Horizon files with the SEC. See "Incorporation of Documents by Reference."

                    CERTAIN INFORMATION REGARDING SPECIALTY

GENERAL

     Specialty provides contract management and staffing services for the operation and management of psychiatric, physical rehabilitation and chemical dependency units in general acute care hospitals and nursing homes. These management contracts are generally for terms ranging from three to ten years and often have automatic renewal provisions. At December 31, 1996, Specialty had management contracts with 54 general acute care hospitals located in 21 states, offering 88 various treatment programs in operation. At May 1, 1997, Specialty had management contracts with 48 general acute care hospitals and one nursing home of which 24 were units offering psychiatric programs, 19 were units offering physical rehabilitation programs, and 5 were units offering chemical dependency services. The principal executive offices of Specialty are located at 6300 Syracuse Way, Suite 645, Englewood, Colorado 80111-6726, where its telephone number is (303) 793-0770. Specialty also has a regional office in Fairfax, Virginia. At April 23, 1997, Specialty had approximately 28 employees located at its principal executive offices and an additional 265 employees at the contract locations.

     Specialty generally is engaged in business operations similar to Horizon. As such, its business is subject to the same risks and competitive factors as the business of Horizon. Specialty is engaged in the management of physical rehabilitation treatment programs as to which Horizon does not currently provide management services, but, except for different competition in such business, the risks associated with such business operations are comparable to those applicable to the other contract management services provided by Horizon and Specialty.

BACKGROUND

     Specialty was incorporated in August 1994 for the purpose of acquiring the net assets and operations of National Medical Management Services (the "Division"), a division of National Medical Enterprises, Inc. ("NME"). Effective January 3, 1995, Specialty acquired the assets and operations of the Division for cash and notes payable of $3.95 million and assumed current liabilities of approximately $2.8 million. In addition, Specialty also issued a warrant to NME that, upon exercise, will provide NME with 1,215 shares of Specialty Common Stock. NME has agreed to exercise such warrant in full at the Closing of the Exchange. See "-- NME Warrant." At December 31, 1996, Specialty had 9 management contracts with Tenet (formerly NME) hospitals.

     Effective April 1, 1996, Specialty acquired The Parkside Company for approximately $2.6 million in cash and the issuance of 1,305 Specialty Shares. The Parkside Company, a provider of contract management services similar to those services provided by Specialty, has merged into Specialty in the acquisition. Under the merger agreement, the holder of such Specialty Shares has the right to put such shares to Specialty on or after October 11, 1997 for redemption at the then fair market value of such shares. Specialty has the right to extend the date of the exercise of such put right for six months by making a payment of $150,000. Such right will be terminated at the Closing of the Exchange.

MANAGEMENT CONTRACTS

     Specialty provides its management services under contracts with its client hospitals. Under each contract, Specialty receives a fee for its management services from the client hospital. The management contracts are subject to periodic renewal prior to or at their stated expiration dates. Under the contracts, the client hospital typically provides the space (including beds for inpatient programs), nursing staff and support services. Specialty generally provides a program medical director and other program personnel, as well as the policies and procedures, staff training and education and quality assurance procedures for the treatment programs.

     The contract management services industry in which Specialty competes is highly competitive. It generally is the same industry in which Horizon competes except that Specialty also competes for contracts for the management of physical rehabilitation services. At May 1, 1997, Specialty had 5 management contracts with hospitals directly or indirectly owned by Tenet. These contracts accounted for approximately 8.6% of

Specialty's revenues for the year ended December 31, 1996. No other affiliated group of hospitals accounted for more than 5% of the revenues of Specialty in such fiscal year; however, two individual hospital contracts did account for more than 5% of the revenues each.

SPECIALTY CLINICAL PROGRAMS

     Specialty provides general hospitals and other healthcare facilities with staffing and day-to-day management of all operational aspects of the following types of psychiatric and physical medicine and rehabilitation treatment clinical programs: (i) acute physical medicine and rehabilitation; (ii) comprehensive outpatient rehabilitation; (iii) geriatric psychiatric program; (iv) psychiatric partial hospitalization program; (v) sub-acute physical medicine and rehabilitation; (vi) adult psychiatry; and (vii) chemical dependency.

  Acute Physical Medicine and Rehabilitation

     The physical medicine and rehabilitation program incorporates a variety of treatments and services aimed at maximizing an individual's capabilities following a disabling illness or traumatic injury. The treatment program is provided by an interdisciplinary team of health care professionals including physicians, physical, recreational, occupational and speech therapists, rehabilitation nurses, social workers and psychologists. Specialty attempts to tailor an acute physical medicine and rehabilitation program for a healthcare facility to satisfy unmet community and medical staff needs, while maximizing utilization of the facility.

  Comprehensive Outpatient Rehabilitation

     A comprehensive outpatient rehabilitation facility ("CORF") program serves as an adjunct to inpatient physical medicine and rehabilitation programs at the acute and/or sub-acute levels. The CORF program provides the continuum of rehabilitative care necessary to meet the medical needs of a post-acute care patient following a disabling illness or traumatic injury. Specialty has developed a CORF program within compliance with Medicare regulations which functions as a non-residential day facility to provide diagnostic, therapeutic and restorative services, including work hardening, to outpatients at a single fixed location under the supervision of a qualified physician.

  Geriatric Psychiatric Program

     Psychiatric care for the older adult is a very specialized service. The treatment setting utilizes an interdisciplinary team to create a therapeutic milieu to address the special physical, social, developmental and psychological needs of the geriatric patient. The goals of this program are to evaluate thoroughly the patient for appropriate treatment, provide a stimulating environment in which coping strategies are maximized, and through active discharge planning reintegrate the patient in an appropriate social setting.

  Psychiatric Partial Hospitalization Program

     Specialty partial hospitalization programs provide comprehensive, multi-modal, goal-oriented treatment for individuals whose mental condition warrants more extensive and structured treatment than can be offered through traditional outpatient sessions, but who do not require intensive inpatient treatment. A partial hospitalization program is an important link in the psychiatric continuum of care. This service can stand alone or provide an interim step before or after inpatient care. Managed care firms and other payors look favorably on a partial hospitalization program as an alternative to inpatient care, when appropriate, thus containing costs.

  Sub-Acute Physical Medicine and Rehabilitation

     Rapidly changing reimbursement issues have challenged health care providers to seek alternative services to meet the needs of their patient population requiring lower cost and intensity physical medicine and rehabilitation services. Comprehensive physical medicine and rehabilitation services at the sub-acute level offer an attractive alternative for acute care hospitals and skilled nursing facilities to meet these needs. Specialty evaluates the feasibility of a healthcare facility providing rehabilitation services at the sub-acute level by analyzing a facility's discharge data, conducting a market analysis of services offered in a facility's community, assessing medical staff needs and evaluating financial viability.

  Adult Psychiatry

     Adult psychiatric inpatient hospitalization offers intensive clinical programs designed to provide acute, shortterm psychiatric care, rendering both comprehensive diagnostic and treatment services for individuals eighteen and older. An interdisciplinary treatment team and staff provide a highly structured treatment setting, goal-oriented individual and group therapies, education and psychopharmacology. The intensive program promotes crisis stabilization and discharge to the least restrictive treatment environment when clinically appropriate.

  Chemical Dependency Programs

     Services for "substance use disorders" are provided in both inpatient and outpatient settings. The primary goal of inpatient hospitalization is detoxification and medical stabilization while outpatient treatment provides a menu of structured services that promotes abstinence and personal growth. Structured services include group and individual counseling, educational presentations, 12-step programs, family therapy and continuing care. Treatment goals promote acceptance of the illness, motivation for recovery and abstinence.

GOVERNMENTAL REGULATION

     Specialty's business is affected by federal, state and local laws and regulations concerning, among other things, health care facilities and reimbursement for health care services. These regulations impact the development and operation of treatment programs managed by its client hospitals. Licensing, certification, reimbursement and other applicable governmental regulations that affect the business of Horizon and its client hospitals similarity affect Specialty and its client hospitals.

LEGAL PROCEEDINGS

     Specialty is, and may be in the future, party to litigation arising in the course of its business. While Specialty has no reason to believe that any pending claims are material, there can be no assurance that Specialty's insurance coverage will be adequate to cover all liabilities arising out of such claims or that such claims will be covered by such insurance. Specialty carries general liability, comprehensive property damage, malpractice and other insurance coverages considered adequate for the protection of the assets and operations of Specialty.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                           AND MANAGEMENT OF HORIZON

     Set forth below is certain information with respect to the beneficial ownership of Horizon Common Stock as of May 1, 1997, by (i) each person who, to the knowledge of Horizon, beneficially owns more than 5% of the outstanding Horizon Common Stock; (ii) each director of Horizon; (iii) each executive officer of Horizon; and (iv) all directors and executive officers of Horizon as a group. Except as indicated below, to Horizon's knowledge each person named has sole voting and investment power with respect to all shares shown as beneficially owned by such person.

                                          AMOUNT AND      PERCENTAGE OWNED
                                          NATURE OF     --------------------
                                          BENEFICIAL     BEFORE      AFTER
                  NAME                    OWNERSHIP     EXCHANGE    EXCHANGE
                  ----                    ----------    --------    --------
James Ken Newman(1)(2)..................    616,416       10.6%        8.3%
Jack R. Anderson(1).....................    527,400        9.5         7.3
Lutheran Brotherhood(1).................    487,650        8.8         6.8
Standish Ayer & Wood, Inc.(1)...........    348,400        6.3         4.8
GeoCapital Corporation(1)...............    282,000        5.1         3.9
James W. McAtee(1)(3)...................    270,524        4.8         3.7
George E. Bello(4)......................    177,000        3.2         2.5
Gary A. Kagan(5)........................    107,461        1.9         1.5
John F. DeVaney(6)......................      8,813          *           *
Robert A. Lefton(7).....................      1,875          *           *
Donald E. Steen(8)......................      9,000          *           *
William H. Longfield(8).................      7,500          *           *
Keith B. Pitts(8).......................      6,000          *           *
All directors and executive officers as
  a group (10 persons)(9)...............  1,731,989       28.6        22.5

---------------

 *  Less than 1%.

(1) The address of James Ken Newman is 1500 Waters Ridge Drive, Lewisville, Texas 75057-6011. The address of Jack R. Anderson is 16475 Dallas Parkway, Suite 735, Dallas, Texas 75248. The address of Lutheran Brotherhood is 625 Fourth Avenue South, Minneapolis, Minnesota 55415. The address of Standish Ayer & Wood, Inc. is One Financial Center, 26th Floor, Boston, Massachusetts 02111. The address of GeoCapital Corporation is 767 Fifth Avenue, 45th Floor, New York, New York 10153.

(2) Includes 51,000 shares of Horizon Common Stock held by a limited partnership for which Mr. Newman serves as an officer and director of the corporate general partner. Also includes 36,500 shares of Horizon Common Stock held by a foundation of which Mr. Newman is a director and officer, and 227,990 shares of Horizon Common Stock issuable upon the exercise of immediately exercisable stock options.

(3) Includes 19,998 shares of Horizon Common Stock held in trust for the benefit of Mr. McAtee's children. Also includes 124,525 shares of Horizon Common Stock issuable upon the exercise of stock options that are immediately exercisable or will be exercisable within 60 days after May 1, 1997.

(4) Includes 6,000 shares of Horizon Common Stock issuable upon the exercise of immediately exercisable stock options.

(5) Consists of 107,461 shares of Horizon Common Stock issuable upon the exercise of stock options that are immediately exercisable or will be exercisable within 60 days after May 1, 1997.

(6) Consists of 8,813 shares of Horizon Common Stock issuable upon the exercise of immediately exercisable stock options.

(7) Consists of 1,875 shares of Horizon Common Stock issuable upon the exercise of immediately exercisable stock options.

(8) Includes 6,000 shares of Horizon Common Stock issuable upon the exercise of immediately exercisable stock options.

(9) Includes 494,664 shares of Horizon Common Stock issuable upon the exercise of stock options held by certain directors and executive officers that are immediately exercisable or will be exercisable within 60 days after May 1, 1997. Excludes 782,100 shares of Horizon Common Stock that will be issued to Mr. Howard B. Finkel pursuant to the Exchange.

     The Board of Directors of Horizon has approved, subject to and effective after consummation of the Closing, an additional board position on the Board of Directors of Horizon and the appointment of Mr. Finkel to serve in such additional board position. Mr. Finkel is currently the Chief Executive Officer of Specialty. Upon consummation of the Exchange and appointment of Mr. Finkel to such board position, the directors and executive officers of Horizon as a group, including Mr. Finkel, will beneficially own an aggregate of 2,514,089 shares of Horizon Common Stock, or approximately 32.6% of the aggregate number of shares of Horizon Common Stock outstanding immediately after the Exchange or issuable pursuant to stock options that are immediately exercisable or will be exercisable within 60 days after May 1, 1997. Upon consummation of the Exchange, Mr. Finkel will beneficially own up to 782,100 shares of Horizon Common Stock, representing approximately 10.8% of the aggregate number of shares of Horizon Common Stock outstanding immediately after the Exchange.

     No other Specialty Stockholder will beneficially own 5% or more of the aggregate number of shares of Horizon Common Stock outstanding immediately after the Exchange.

                                 PROPOSAL NO. 2

                          AMENDMENT TO CERTIFICATE OF
                     INCORPORATION TO CHANGE CORPORATE NAME

DESCRIPTION OF THE PROPOSED AMENDMENT

     The Board of Directors of the Horizon has adopted and declared it to be advisable that the stockholders of Horizon approve an amendment (the "Amendment") to the Certificate of Incorporation, as amended, of Horizon (the "Certificate of Incorporation") to change the name of the corporation to "Horizon Health Corporation," and has directed that the proposed Amendment be submitted to the stockholders of Horizon at the Special Meeting for their approval.

REASONS FOR THE PROPOSED AMENDMENT

     The Board of Directors has authorized the proposed change of the corporate name of Horizon because it believes that the present name of the corporation no longer accurately reflects the scope of the business operations of Horizon. The business operations of Horizon, particularly after the Specialty acquisition, will encompass more than just the contract management of mental health healthcare services. Horizon will be involved in the management and provision other healthcare and related services. As such, the Board of Directors considers that the Horizon corporate name should not be descriptively limited to only one of the business activities conducted by Horizon.

THE PROPOSED AMENDMENT

     The following resolutions will be submitted for approval by the stockholders at the Special Meeting:

       RESOLVED, that the Certificate of Incorporation of Horizon Mental Health Management, Inc., as heretofore amended, be further amended by changing
       Article I thereof so that, as hereby amended, Article I shall be and read in its entirety as follows:

           "The name of the Corporation is Horizon Health Corporation."

       RESOLVED FURTHER, that at any time prior to the effectiveness of the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware to effect the foregoing proposed amendment, notwithstanding authorization of such proposed amendment by the stockholders of the corporation, the Board of Directors of the corporation may abandon such proposed amendment without further action by the stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF HORIZON TO CHANGE THE NAME OF THE CORPORATION TO "HORIZON HEALTH CORPORATION," AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE. AS INDICATED ABOVE, THE BOARD OF DIRECTORS MAY IN ITS DISCRETION ELECT TO ABANDON THE PROPOSED AMENDMENT AT ANY TIME PRIOR TO THE EFFECTIVENESS OF THE FILING OF THE REQUIRED CERTIFICATE OF AMENDMENT WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE.

           AVAILABILITY OF INDEPENDENT ACCOUNTANTS AT SPECIAL MEETING

     Representatives of Price Waterhouse LLP are expected to be present at the Special Meeting to respond to appropriate questions and to make a statement if they desire to do so. Price Waterhouse LLP has served as the independent accountants for Horizon since 1991. Price Waterhouse LLP also audited the consolidated financial statements of Specialty included in this Proxy Statement.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents are incorporated by reference into this Proxy Statement and are deemed to be a part hereof: (i) the Annual Report on Form 10-K of Horizon for the fiscal year ended August 31, 1996, filed with the SEC on November 15, 1996 (the "1996 Form 10-K"); (ii) the Quarterly Report on Form 10-Q of Horizon for the quarter ended November 30, 1996, filed with the SEC on January 8, 1997; (iii) the Quarterly Report on Form 10-Q of Horizon for the quarter ended February 28, 1997, filed with the SEC on March 31, 1997; and (iv) the Current Report on Form 8-K of Horizon filed with the SEC on May 8, 1997 (the "1997 Form 8-K"). In addition, all documents filed by Horizon with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified shall not be deemed to constitute a part of this Proxy Statement, except as so modified. Any such statement so superseded shall not be deemed to constitute a part of this Proxy Statement. Without limiting the generality of the foregoing, pursuant to Rule 14a-14 under the Exchange Act, the consolidated financial statements of Horizon and the notes thereto, and the Report of Independent Accountants thereon, included in the 1997 Form 8-K supersede and replace in their entirety for purposes of this Proxy Statement the consolidated financial statements of Horizon and the notes thereto, and the Report of Independent Accountants thereon, included at pages F-1 through F-17 of the 1996 Form 10-K.

     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE INCORPORATED BY REFERENCE UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THIS PROXY STATEMENT INCORPORATES, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO THE CORPORATE SECRETARY, HORIZON MENTAL HEALTH MANAGEMENT, INC., 1500 WATERS RIDGE DRIVE, LEWISVILLE, TEXAS 75057-6011 OR BY TELEPHONE AT (972) 420-8200. WITHIN ONE BUSINESS DAY OF ITS RECEIPT OF SUCH A REQUEST, HORIZON WILL MAIL BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS THE COPIES SO REQUESTED. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE NO LATER THAN FIVE BUSINESS DAYS BEFORE THE SPECIAL MEETING.

                           PROPOSALS BY STOCKHOLDERS

     Proposals by stockholders of Horizon intended to be presented at the next annual meeting of stockholders of Horizon must be received at the executive offices of Horizon no later than August 21, 1997, to be included in Horizon's proxy statement and form of proxy relating to that meeting.

                                                      JAMES W. MCATEE
                                                         Secretary

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
  Introduction to Unaudited Pro Forma Condensed Combined
     Financial Statements...................................  F-2
  Unaudited Pro Forma Condensed Combined Balance Sheet as of
     February 28, 1997......................................  F-3
  Unaudited Pro Forma Condensed Combined Statement of Income
     for the six months ended February 28, 1997.............  F-4
  Unaudited Pro Forma Condensed Combined Statement of Income
     for the six months ended February 29, 1996.............  F-5
  Unaudited Pro Forma Condensed Combined Statement of Income
     for the year ended August 31, 1996.....................  F-6
  Unaudited Pro Forma Condensed Combined Statement of Income
     for the year ended August 31, 1995.....................  F-7
  Notes to Unaudited Pro Forma Condensed Combined Financial
     Statements.............................................  F-8
SPECIALTY HEALTHCARE MANAGEMENT, INC.
  Report of Independent Accountants.........................  F-9
  Consolidated Balance Sheets as of December 31, 1995 and
     1996...................................................  F-10
  Consolidated Statements of Operations for the years ended
     December 31, 1995 and 1996.............................  F-11
  Consolidated Statements of Changes in Stockholders' Equity
     for the years ended December 31, 1995 and 1996.........  F-12
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1995 and 1996.............................  F-13
  Notes to Consolidated Financial Statements................  F-14
NATIONAL MEDICAL MANAGEMENT SERVICES DIVISION OF NATIONAL
  MEDICAL ENTERPRISES, INC.
  Report of Independent Accountants.........................  F-19
  Balance Sheet as of December 31, 1994.....................  F-20
  Statement of Operations and Division Equity for the year
     ended December 31, 1994................................  F-21
  Statement of Cash Flows for the year ended December 31,
     1994...................................................  F-22
  Notes to Financial Statements.............................  F-23

                      INTRODUCTION TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma financial statements give effect to the Exchange between Horizon and the Specialty Stockholders to be accounted for as a pooling of interests. The unaudited pro forma condensed balance sheet presents the combined financial position of Horizon and Specialty as of February 28, 1997 assuming that the proposed Exchange had occurred as of February 28, 1997. Such pro forma information is based upon the historical balance sheet data of Horizon and Specialty as of February 28, 1997. The unaudited pro forma condensed statement of income gives effect to the proposed Exchange by combining the results of operations of Horizon for the years ended August 31, 1996 and 1995 and for the six months ended February 28, 1997 and February 29, 1996 with the results of operations of Specialty for the years ended December 31, 1996 and 1995 and the six months ended February 28, 1997 and February 29, 1996, respectively, on a pooling of interests basis. The operations of Specialty for the four months ended December 31, 1996, resulting in net revenue and net income of $10.8 million and $1.3 million, respectively, have been included in the pro forma statement of income for the year ended August 31, 1996 and for the six month period ended February 28, 1997. The operations of Specialty for the four months ended December 31, 1995, resulting in net revenue and net income of $13.2 million and $1.2 million, respectively have been included in the pro forma statement of income for the year ended August 31, 1995 and for the six months ended February 29, 1996. Pro forma information for the year ended August 31, 1994 has not been provided as Specialty was a division of NME during the year ended December 31, 1994 and therefore is not eligible for pooling for that period under generally accepted accounting principles. These unaudited pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto of Horizon and Specialty included in or incorporated by reference into this Proxy Statement.

                     HORIZON MENTAL HEALTH MANAGEMENT, INC.

             PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
                               FEBRUARY 28, 1997

                                     ASSETS

                                                                         PRO FORMA       PRO FORMA
                                           HORIZON(C)     SPECIALTY    ADJUSTMENTS(A)    COMBINED
                                           -----------   -----------   --------------   -----------
Current Assets:
  Cash and cash equivalents..............  $ 8,713,746   $    87,163                    $ 8,800,909
  Accounts receivable less allowance for
     bad debts...........................    9,426,252     5,858,238                     15,284,490
  Notes receivable.......................           --       195,905                        195,905
  Receivable from employees..............       62,399            --                         62,399
  Prepaid expenses and other assets......      492,477        48,864                        541,341
  Deferred income taxes..................    1,270,684     1,097,980      $   986,277     3,354,941
                                           -----------   -----------      -----------   -----------
          Total current assets...........   19,965,558     7,288,150          986,277    28,239,985
Restricted cash..........................           --       363,528                        363,528
Investments..............................           --            --                             --
Deferred income taxes....................           --       173,579                        173,579
Property and equipment:
  Building and improvements..............       61,702            --                         61,702
  Equipment..............................    3,163,167       378,905         (100,000)    3,442,072
                                           -----------   -----------      -----------   -----------
                                             3,224,869       378,905         (100,000)    3,503,774
  Less accumulated depreciation..........   (1,797,766)     (192,233)                    (1,989,999)
                                           -----------   -----------      -----------   -----------
                                             1,427,103       186,672         (100,000)    1,513,775
Goodwill, net of accumulated
  amortization...........................   13,202,317     1,696,146                     14,898,463
Management contracts, net of accumulated
  depreciation...........................    1,682,142     2,786,040                      4,468,182
Other assets.............................      392,765            --                        392,765
                                           -----------   -----------      -----------   -----------
          Total assets...................  $36,669,885   $12,494,115      $   886,277   $50,050,277
                                           ===========   ===========      ===========   ===========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable.......................  $   418,311   $ 1,279,185                    $ 1,697,496
  Accrued compensation and benefits......    3,833,863     1,037,420      $ 2,177,050     7,048,333
  Accrued third party payor
     liabilities.........................      142,918            --                        142,918
  Income taxes payable...................       31,046       532,734                        563,780
  Other accrued liabilities..............    6,310,169       886,279          723,764     7,920,212
  Payable to health insurance program....           --            --                             --
  Note payable...........................           --            --                             --
  Current portion of long-term debt......           --       519,600                        519,600
                                           -----------   -----------      -----------   -----------
          Total current liabilities......   10,736,307     4,255,218        2,900,814    17,892,339
Other liabilities........................           --       156,121                        156,121
Retirement plan payable..................           --       132,564                        132,564
Deferred income taxes....................    1,540,967            --          (34,000)    1,506,967
Long-term debt, less current portion.....           --     3,643,088                      3,643,088
                                           -----------   -----------      -----------   -----------
          Total liabilities..............   12,277,274     8,186,991        2,866,814    23,331,079
Minority interest........................       60,315            --                         60,315
Stockholders' Equity:
  Common stock...........................       55,643            83                         55,726
  Additional paid-in-capital.............   14,238,328     2,208,936          250,000    16,697,264
  Retained earnings......................   10,038,325     2,124,219       (2,230,537)    9,932,007
  Deferred compensation..................           --       (20,833)                       (20,833)
Treasury stock, at cost..................           --        (5,281)                        (5,281)
                                           -----------   -----------      -----------   -----------
          Total shareholders' equity.....   24,332,296     4,307,124       (1,980,537)   26,658,883
                                           -----------   -----------      -----------   -----------
          Total liabilities and
            shareholders' equity.........  $36,669,885   $12,494,115      $   886,277   $50,050,277
                                           ===========   ===========      ===========   ===========

                     HORIZON MENTAL HEALTH MANAGEMENT, INC.

          PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
                   FOR THE SIX MONTHS ENDED FEBRUARY 28, 1997

                                                                      PRO FORMA       PRO FORMA
                                       HORIZON(C)       SPECIALTY    ADJUSTMENTS       COMBINED
                                      ------------     -----------   -----------     ------------
Management contract revenue.........  $ 37,358,471     $15,885,099                   $ 53,243,570
Operating expenses:
  Salaries and wages................   (20,117,102)     (8,392,875)                   (28,509,977)
  Purchased services................    (5,246,902)     (3,266,074)                    (8,512,976)
  Operating and administrative......            --      (1,293,253)                    (1,293,253)
  Provision for bad debts...........      (465,450)       (977,245)                    (1,442,695)
  Interest Expense, net.............       301,268        (220,975)                        80,293
  Depreciation and amortization.....      (798,906)       (298,054)                    (1,096,960)
  Other.............................    (5,028,934)             --                     (5,028,934)
                                      ------------     -----------    ---------      ------------
          Total operating
            amortization............   (31,356,026)    (14,448,476)                   (45,804,502)
                                      ------------     -----------    ---------      ------------
Net income before income taxes......     6,002,445       1,436,623                      7,439,068
                                      ------------     -----------    ---------      ------------
Income tax expense..................     2,367,801         632,114                      2,999,915
                                      ------------     -----------    ---------      ------------
Net income before equity in Horizon
  LLC and minority interest.........     3,634,644         804,509                      4,439,153
                                      ------------     -----------    ---------      ------------
Equity in net earnings of Horizon
  LLC...............................            --              --                             --
                                      ------------     -----------    ---------      ------------
Minority interest...................       (51,560)             --                        (51,560)
                                      ------------     -----------    ---------      ------------
Net income..........................  $  3,583,084     $   804,509                   $  4,387,593
                                      ============     ===========    =========      ============
Net income per share................  $       0.54(D)  $     84.74                   $       0.53
Weighted average shares
  outstanding(B)....................     6,641,841(D)        9,494    1,640,468(B)      8,291,803
                                      ============     ===========    =========      ============

                     HORIZON MENTAL HEALTH MANAGEMENT, INC.

          PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
                   FOR THE SIX MONTHS ENDED FEBRUARY 28, 1996

                                                                      PRO FORMA       PRO FORMA
                                      HORIZON(C)       SPECIALTY     ADJUSTMENTS       COMBINED
                                     ------------     ------------   -----------     ------------
Management contract revenue........  $ 29,684,302     $ 18,215,498                   $ 47,899,800
Operating expenses:
  Salaries and wages...............   (16,399,602)      (9,496,941)                   (25,896,543)
  Purchased services...............    (4,342,189)      (3,854,626)                    (8,196,815)
  Operating and administrative.....            --       (1,864,549)                    (1,864,549)
  Provision for bad debts..........        (3,060)      (1,305,484)                    (1,308,544)
  Interest Expense, net............       110,428          (94,111)                        16,317
  Depreciation and amortization....      (642,039)         (76,979)                      (719,018)
  Other............................    (4,136,128)              --                     (4,136,128)
                                     ------------     ------------    ---------      ------------
          Total operating
            expenses...............   (25,412,590)     (16,692,690)                   (42,105,280)
                                     ------------     ------------    ---------      ------------
Net income before income taxes.....     4,271,712        1,522,808                      5,794,520
Income tax expense.................     1,687,178          592,220                      2,279,398
                                     ------------     ------------    ---------      ------------
Net income (loss) before equity in
  Horizon LLC and minority
  interest.........................     2,584,534          930,588                      3,515,122
                                     ------------     ------------    ---------      ------------
Equity in net earnings of Horizon,
  LLC..............................            --               --                             --
Minority interest..................            --               --                             --
                                     ------------     ------------    ---------      ------------
Net income.........................  $  2,584,534     $    930,588                   $  3,515,122
                                     ============     ============    =========      ============
Net income per share...............  $       0.40(D)  $     118.73                   $       0.45
Weighted average shares
  outstanding(B)...................     6,477,357(D)         7,838    1,354,328(B)      7,839,523
                                     ============     ============    =========      ============

                     HORIZON MENTAL HEALTH MANAGEMENT, INC.

          PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
                       FOR THE YEAR ENDED AUGUST 31, 1996

                                                                      PRO FORMA       PRO FORMA
                                      HORIZON(C)       SPECIALTY     ADJUSTMENTS       COMBINED
                                     ------------     ------------   -----------     ------------
Management contract revenue........  $ 62,444,755     $ 33,794,211                   $ 96,238,966
Operating expenses:
  Salaries and wages...............   (34,705,889)     (18,811,093)                   (53,516,982)
  Purchased services...............    (8,635,117)      (7,270,250)                   (15,905,367)
  Operating and administrative.....            --       (3,310,494)                    (3,310,494)
  Provision for bad debts..........       (73,948)      (1,361,101)                    (1,435,049)
  Interest Expense, net............       323,860         (390,050)                       (66,190)
  Depreciation and amortization....    (1,307,688)        (504,102)                    (1,811,790)
  Other............................    (8,805,581)              --                     (8,805,581)
                                     ------------     ------------    ---------      ------------
          Total operating
            expenses...............   (53,204,363)     (31,647,090)                   (84,851,453)
                                     ------------     ------------    ---------      ------------
Net income before income taxes.....     9,240,392        2,147,121                     11,387,513
Income tax expense.................     3,673,755          935,605                      4,609,360
                                     ------------     ------------    ---------      ------------
Net income before equity in Horizon
  LLC and minority interest........     5,566,637        1,211,516                      6,778,153
Equity in net earnings of Horizon,
  LLC..............................            --               --                             --
Minority interest..................        (2,397)              --                         (2,397)
                                     ------------     ------------    ---------      ------------
Net income.........................  $  5,564,240     $  1,211,516                   $  6,775,756
                                     ============     ============    =========      ============
Net income per share...............  $       0.85(D)  $     132.61                   $       0.84
Weighted average shares
  outstanding(B)...................     6,525,042(D)         9,136    1,578,609(B)      8,112,787
                                     ============     ============    =========      ============

                     HORIZON MENTAL HEALTH MANAGEMENT, INC.

          PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
                       FOR THE YEAR ENDED AUGUST 31, 1995

                                                                       PRO FORMA       PRO FORMA
                                      HORIZON (C)       SPECIALTY     ADJUSTMENTS       COMBINED
                                      ------------     ------------   -----------     ------------
Management contract revenue.........  $ 29,349,764     $ 40,005,119                   $ 69,354,883
Operating expenses:
  Salaries and wages................   (15,389,780)     (22,190,878)                   (37,580,658)
  Purchased services................    (4,644,645)      (8,298,548)                   (12,943,193)
  Operating and administrative......            --       (5,275,072)                    (5,275,072)
  Provision for bad debts...........      (208,946)      (1,471,450)                    (1,680,396)
  Interest Expense, net.............      (753,743)        (249,329)                    (1,003,072)
  Depreciation and amortization.....      (903,184)        (229,420)                    (1,132,604)
  Other.............................    (4,267,212)              --                     (4,267,212)
                                      ------------     ------------    ---------      ------------
          Total operating
            expenses................   (26,167,510)     (37,714,697)                   (63,882,207)
                                      ------------     ------------    ---------      ------------
Net income before income taxes......     3,182,254        2,290,422                      5,472,676
Income tax expense..................       803,754          890,780                      1,694,534
                                      ------------     ------------    ---------      ------------
Net income before equity in Horizon
  LLC and minority interest.........     2,378,500        1,399,642                      3,778,142
Equity in net earnings of
  Horizon, LLC......................     1,567,720               --                      1,567,720
Minority interest...................            --               --                             --
                                      ------------     ------------    ---------      ------------
Net income..........................  $  3,946,220     $  1,399,642                   $  5,345,862
                                      ============     ============    =========      ============
Net income per share................  $       0.76(D)  $     180.30                   $       0.82
Weighted average shares
  outstanding(B)....................     5,162,889(D)         7,763    1,341,369(B)      6,512,021
                                      ============     ============    =========      ============

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The proposed Exchange is intended to be accounted for as a pooling-of-interests. The pro forma condensed combined statements of income assume that the Exchange was consummated at the beginning of the earliest period presented. The pro forma condensed combined balance sheet assumes that the transaction was consummated on February 28, 1997.

     A. The pro forma condensed combined statements of income do not reflect nonrecurring costs (See S-X Article 11.02(5)) and charges resulting directly from the proposed merger. These costs and charges are estimated as follows:

Severance and related benefits.......................      $2,177,050
Lease abandonment....................................      $   98,764
Non-compatible technology............................      $  100,000
Brokerage fees.......................................      $  650,000
Professional fees....................................      $  200,000
Relocation costs.....................................      $   25,000
                                                           ----------
Total costs..........................................      $3,250,814
                                                           ----------

     These nonrecurring costs include costs relating to computer hardware and software and leases that will be abandoned after the consummation of the Exchange. These assets are currently being utilized in the operations of Specialty but are not compatible with the planned operations for Horizon. Severance and related benefits represent anticipated payments to identified employees, including payments required by their respective employment agreements, who will be terminated after the consummation of the Exchange.

     B. To adjust pro forma amounts based on historical share amounts, converting each outstanding share of Specialty's stock into Horizon Common Stock based on the following exchange ratio:

                                                         EXCHANGE RATIO
                                                         --------------
Specialty............................................        173.79

     C. The pro forma financial statements do not reflect any purchase business combinations consummated by Horizon after February 28, 1997. The effect of these business combinations is not considered to have a material impact on the pro forma financial statements. See "Certain Information Regarding Horizon-Recent Developments."

     D. Adjusted to reflect a three-for-two stock split effected by Horizon in the form of a 50% stock dividend which occurred on January 31, 1997.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Specialty Healthcare Management, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Specialty Healthcare Management, Inc. and its subsidiary at December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Dallas, Texas
April 25, 1997

                     SPECIALTY HEALTHCARE MANAGEMENT, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996

                                     ASSETS

                                                                 1995          1996
                                                              ----------    -----------
Current assets:
  Cash and cash equivalents.................................  $   82,267    $   406,141
  Accounts receivable, less allowance for uncollectible
     accounts of $1,044,797 and $2,673,267, respectively....   5,738,252      5,623,465
  Notes and other receivables...............................          --         59,957
  Income tax receivable.....................................     187,212             --
  Prepaid expenses and other assets.........................      59,843         35,313
  Deferred income taxes.....................................     616,151      1,097,980
                                                              ----------    -----------
          Total current assets..............................   6,683,725      7,222,856
Restricted cash.............................................     138,547        344,404
Deferred income taxes.......................................     119,782        173,579
Furniture and equipment.....................................     364,190        378,905
Accumulated depreciation....................................     (83,029)      (176,465)
                                                              ----------    -----------
                                                                 281,161        202,440
Management contracts, net of accumulated amortization of
  $142,857 and $536,509, respectively.......................     857,143      2,860,960
Goodwill, net of accumulated amortization of $3,009 and
  $18,389, respectively.....................................     155,258      1,711,813
                                                              ----------    -----------
          Total assets......................................  $8,235,616    $12,516,052
                                                              ==========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $1,267,735    $ 1,494,757
  Accrued compensation and benefits.........................   1,492,769      1,257,708
  Income taxes payable......................................          --         75,344
  Other accrued liabilities.................................   1,682,556        836,280
  Note payable..............................................     176,600             --
  Current portion of long-term debt.........................     138,000        519,600
                                                              ----------    -----------
          Total current liabilities.........................   4,757,660      4,183,689
Other liabilities...........................................     333,882        485,754
Long-term debt, less current portion........................     570,694      3,056,714
Commitments and contingencies
Shareholders' equity:
  Common stock, $0.01 par value; 10,000 shares authorized,
     6,599 and 8,279 shares issued and outstanding,
     respectively...........................................          66             83
  Additional paid-in-capital................................   1,228,953      2,208,935
  Retained earnings.........................................   1,399,642      2,611,158
  Deferred compensation.....................................     (50,000)       (25,000)
                                                              ----------    -----------
                                                               2,578,661      4,795,176
  Less cost of common stock in treasury, 37 shares..........      (5,281)        (5,281)
                                                              ----------    -----------
          Total shareholders' equity........................   2,573,380      4,789,895
                                                              ----------    -----------
          Total liabilities and shareholders' equity........  $8,235,616    $12,516,052
                                                              ==========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                     SPECIALITY HEALTHCARE MANAGEMENT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                                 1995           1996
                                                              -----------    -----------
Management contract revenue.................................  $40,005,119    $33,794,211
Operating expenses:
  Salaries and benefits.....................................   22,190,878     18,811,093
  Purchased services........................................    8,298,548      7,270,250
  Operating and administrative..............................    5,275,072      3,310,494
  Provision for bad debts...................................    1,471,450      1,361,101
  Interest expense..........................................      249,329        390,050
  Depreciation and amortization.............................      229,420        504,102
                                                              -----------    -----------
          Total operating expenses..........................   37,714,697     31,647,090
                                                              -----------    -----------
Income before income taxes..................................    2,290,422      2,147,121
Income taxes................................................      890,780        935,605
                                                              -----------    -----------
Net income..................................................  $ 1,399,642    $ 1,211,516
                                                              ===========    ===========
Net income per share........................................  $    180.30    $    132.61
                                                              -----------    -----------
Weighted average shares outstanding.........................        7,763          9,136
                                                              ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                     SPECIALITY HEALTHCARE MANAGEMENT, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1995 AND 1996

                                 COMMON STOCK      ADDITIONAL                                  TREASURY
                               ----------------     PAID-IN       RETAINED       DEFERRED       STOCK,
                               SHARES    AMOUNT     CAPITAL       EARNINGS     COMPENSATION    AT COST       TOTAL
                               ------    ------    ----------    ----------    ------------    --------    ----------
Balance at January 1, 1995...  3,002      $30      $      970    $       --      $     --      $    --     $    1,000
  Net income.................     --       --              --     1,399,642            --           --      1,399,642
  Issuance of common stock in
    conjunction with
    purchase.................  3,597       36         888,968            --            --           --        889,004
  Issuance of stock warrants
    in conjunction with
    purchase.................     --       --         389,350            --            --           --        389,350
  Sale of additional common
    stock....................     37       --          24,665            --            --           --         24,665
  Acquisition of treasury
    stock....................    (37)      --              --            --            --       (5,281)        (5,281)
  Deferred compensation for
    issuance of stock........     --       --              --            --       (75,000)          --        (75,000)
  Amortization of deferred
    compensation.............     --       --              --            --        25,000           --         25,000
  Notes receivable for
    purchase of common
    stock....................     --       --         (75,000)           --            --           --        (75,000)
                               -----      ---      ----------    ----------      --------      -------     ----------
Balance at December 31,
  1995.......................  6,599       66       1,228,953     1,399,642       (50,000)      (5,281)     2,573,380
  Net income.................     --       --              --     1,211,516            --           --      1,211,516
  Issuance of common stock in
    conjunction with
    purchase.................  1,305       13         869,986            --            --           --        869,999
  Sale of additional common
    stock....................    375        4          59,996            --            --           --         60,000
  Payments on notes
    receivable...............     --       --          50,000            --            --           --         50,000
  Amortization of deferred
    compensation.............     --       --              --            --        25,000           --         25,000
                               -----      ---      ----------    ----------      --------      -------     ----------
Balance at December 31,
  1996.......................  8,279      $83      $2,208,935    $2,611,158      $(25,000)     $(5,281)    $4,789,895
                               =====      ===      ==========    ==========      ========      =======     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                     SPECIALITY HEALTHCARE MANAGEMENT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                                 1995           1996
                                                              -----------    -----------
Operating activities:
  Net income................................................  $ 1,399,642    $ 1,211,516
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      229,420        504,102
     Deferred income taxes..................................     (735,933)      (535,626)
     Noncash expense........................................      510,000             --
     Net changes in assets and liabilities:
       Restricted cash......................................     (582,689)      (205,857)
       Accounts receivable..................................      (68,868)       114,787
       Notes and other receivables..........................           --        (59,957)
       Income taxes receivable..............................     (187,212)       187,212
       Prepaid expenses and other assets....................      219,974         24,530
       Accounts payable, accrued expenses and other current
        liabilities.........................................    1,698,585       (854,315)
       Income taxes payable.................................           --         75,344
       Other liabilities....................................      243,423        151,872
                                                              -----------    -----------
          Net cash provided by operating activities.........    2,726,342        613,608
Investing activities:
  Purchases of furniture and equipment......................     (328,992)       (14,715)
  Purchase of net assets of National Medical Management
     Services...............................................   (3,946,849)      (302,817)
  Purchase of net assets of the Parkside Company............           --     (2,600,000)
  Increase in goodwill and management contracts.............      (37,916)      (123,222)
                                                              -----------    -----------
          Net cash used in investing activities.............   (4,313,757)    (3,040,754)
Financing activities:
  Proceeds from long-term borrowings........................    3,203,000      3,291,820
  Proceeds from sale of common stock........................      783,388         60,000
  Payments on note payable and long-term debt...............   (2,317,706)      (600,800)
                                                              -----------    -----------
          Net cash provided by financing activities.........    1,668,682      2,751,020
                                                              -----------    -----------
Net increase in cash and cash equivalents...................       81,267        323,874
Cash and cash equivalents at beginning of year..............        1,000         82,267
                                                              -----------    -----------
Cash and cash equivalents at end of year....................  $    82,267    $   406,141
                                                              ===========    ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Interest...............................................  $   249,329    $   390,050
                                                              ===========    ===========
     Income taxes...........................................  $ 1,813,925    $ 1,208,675
                                                              ===========    ===========
Supplemental disclosure of noncash investing activities:
  Purchase of net assets of NMMS during 1995 and purchase of net assets of Parkside during 1996:
     Fair value of assets acquired..........................  $ 6,755,415    $ 3,500,000
     Cash paid..............................................    3,946,849      2,600,000
     Common stock exchanged.................................           --        870,000
                                                              -----------    -----------
          Liabilities assumed...............................  $ 2,808,566    $    30,000
                                                              ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                     SPECIALITY HEALTHCARE MANAGEMENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1995 AND 1996

1. DESCRIPTION OF BUSINESS

     Specialty Healthcare Management, Inc. (the Company) provides contract management and staffing services for the operation and management of psychiatric, physical rehabilitation and chemical dependency units in general acute care hospitals and nursing homes. These management contracts are generally for terms ranging from three to ten years and often have automatic renewal provisions.

     The Company was incorporated in August 1994 for the purpose of acquiring the net assets and operations of National Medical Management Services (the Division), a division of National Medical Enterprises, Inc. Effective January 3, 1995, the Company acquired the assets and operations of the Division for cash and notes payable of $3.95 million and assumed current liabilities of approximately $2.8 million. In addition, the Company issued warrants as partial consideration that, if exercised, would provide the seller with approximately 15% of the Company's outstanding common stock (see Note 7).

     The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase has been allocated to the assets purchased and liabilities assumed based upon the fair values at date of acquisition. The excess of the purchase price over the fair values of the tangible net assets acquired was allocated $1,000,000 to acquired management contracts and $120,350 to goodwill which is being amortized over 7 and 40 years, respectively. The accompanying statements of operations reflect the operating results since the effective date of the acquisition.

     Effective April 1, 1996, the Company merged the Parkside Company (Parkside), a similar provider of contract management services, into the Company. Under the merger agreement, 100,000 outstanding common shares of Parkside were exchanged for 1,305 shares of the Company's common stock for a fair value of $870,000. In addition, the Company paid $2.6 million in cash. The purchase price of $3.5 million was allocated to acquired management contracts of $2.1 million and goodwill of $1.4 million. The agreement also contains an option exercisable by the Parkside shareholder on or after October 11, 1997 to put to the Company for redemption at fair market value all shares held. The exercise date may be extended at the option of the Company for six months through a payment of $150,000. The accompanying statements of operations reflect the operating results since the effective date of the acquisition.

     The Company's customers are not concentrated in any specific geographic region, but are concentrated in the health care industry. There are no significant concentrations of accounts receivable at December 31, 1995 and 1996. Management continually monitors and adjusts its reserves and allowances associated with these receivables.

     The Company is exposed to credit losses in the event of nonperformance by counterparties to financial instruments, but does not expect any counterparties to fail to meet their obligations. The Company generally does not obtain collateral or other security to support financial instruments subject to credit risk, but monitors the credit standing of counterparties.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Psychiatric Management Services Company (PMSC). PMSC is the holding company which manages a governmental contract. Significant intercompany accounts and transactions have been eliminated in consolidation.

                     SPECIALITY HEALTHCARE MANAGEMENT, INC.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

REVENUE RECOGNITION

     Revenue is reported as earned based upon the terms of the management contracts as services are rendered.

RESTRICTED CASH

     Restricted cash represents amounts set aside for the Supplemental Executive Retirement Plan (SERP) and the Deferred Compensation Plan which are restricted from general use.

FURNITURE, EQUIPMENT AND IMPROVEMENTS

     Furniture, equipment and improvements are stated at cost. Depreciation on furniture and equipment is computed using the straight-line method over the estimated useful lives of three to five years. Customer facility and site improvements are expensed when incurred.

MANAGEMENT CONTRACTS

     Management contracts represent the fair value of contracts purchased and are being amortized using the straight-line method over seven years.

GOODWILL

     Goodwill represents the excess of cost over fair value of net assets acquired and is being amortized using the straight-line method over 40 years.

NET INCOME PER SHARE

     Net income per share is calculated using the weighted average number of common and common equivalent shares outstanding during the respective periods.

LONG-LIVED AND INTANGIBLE ASSETS

     The Company has adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to be Disposed Of" (FAS 121). Under FAS 121, the Company recognizes impairment losses on furniture, equipment, contracts and goodwill whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable through undiscounted future cash flows. Such losses are determined by comparing the sum of the expected future discounted net cash flows to the carrying amount of the asset. As of December 31, 1996, no impairment losses have been incurred.

FINANCIAL INSTRUMENTS

     Financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, investments, current liabilities and long-term debt obligations. The carrying amounts reported in the balance sheets for these financial instruments approximate fair value.

                     SPECIALITY HEALTHCARE MANAGEMENT, INC.

ADVERTISING COSTS

     The Company expenses all advertising costs as incurred. Advertising costs included in the statements of operations for the years ended December 31, 1995 and 1996 are approximately $251,000 and $137,000, respectively.

CASH AND CASH EQUIVALENTS

     Cash equivalents include highly-liquid investments with maturities of three months or less when purchased and consist primarily of money market funds and mutual funds.

INCOME TAXES

     The Company uses the asset and liability method as specified in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," to calculate the provision for income taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Changes in the deferred tax assets and liabilities are reflected in the consolidated statements of operations.

3. RETIREMENT PLAN

     The Company sponsors a defined contribution 401(k) plan that covers substantially all eligible employees. The Company's contributions to the plan are based on 3% and 2% for 1995 and 1996, respectively, of an employee's monthly compensation. For the years ended December 31, 1995 and 1996, contributions to the plan were approximately $263,000 and $146,000, respectively.

4. NOTE PAYABLE

     As part of the purchase transaction on January 3, 1995, the Company entered into a one-year promissory note for $731,000 payable quarterly to National Medical Enterprises, Inc. The note, which included interest at 8%, was paid in full in January 1996.

5. LONG-TERM DEBT

     Long-term debt consisted of the following at December 31:

                                                                1995         1996
                                                              --------    ----------
Note payable, bearing interest at the Citibank, N.A. base
  rate plus 2% per annum with interest and principal
  payments due monthly through April 1, 1998................  $562,000    $  637,800
Revolving line of credit, bearing interest at the Citibank,
  N.A. base rate plus 2% per annum, with interest payable
  monthly and any outstanding borrowings due December 22,
  1998......................................................   146,694     2,938,514
                                                              --------    ----------
                                                               708,694     3,576,314
Less current portion........................................   138,000       519,600
                                                              --------    ----------
                                                              $570,694    $3,056,714
                                                              ========    ==========

     The Company entered into a credit facility with a financing organization that provides for a $700,000 term loan and a line of credit up to the lesser of $4,300,000 or an amount equal to 70% of the net amount of eligible receivables. During 1996, the Company increased the total credit facility to $6,000,000, which

                     SPECIALITY HEALTHCARE MANAGEMENT, INC.

provides for a $1,027,500 term loan and a line of credit up to the lesser of $4,972,500 or an amount equal to 80% of the net amount of eligible receivables. Borrowings under the credit facility bear interest as noted above with the Company being subject to an annual minimum interest charge of $120,000. In addition, the Company pays an annual credit facility fee of .25% on the amount of the total facility. The credit facility agreement also requires the Company to meet certain financial ratios on leverage, debt service coverage, net worth, etc., and contains certain covenants which restrict capital expenditures and the incurrence of additional indebtedness. Substantially all of the Company's assets are pledged as collateral.

     Maturities of long-term debt for the two years succeeding December 31, 1996 are $519,600 in 1997 and $3,056,714 in 1998.

6. INCOME TAXES

     The components of income tax expense are as follows:

                                                                 1995          1996
                                                              ----------    ----------
Current:
  Federal...................................................  $1,367,269    $1,236,585
  State.....................................................     259,444       234,646
                                                              ----------    ----------
Total current...............................................   1,626,713     1,471,231
Deferred:
  Federal...................................................    (658,466)     (479,244)
  State.....................................................     (77,467)      (56,382)
                                                              ----------    ----------
Total deferred..............................................    (735,933)     (535,626)
                                                              ----------    ----------
                                                              $  890,780    $  935,605
                                                              ==========    ==========

     A reconciliation of income taxes at the U.S. federal statutory rate to income taxes reflected in the Consolidated Statement of Operations is as follows:

                                                                1995        1996
                                                              --------    --------
Net Income Before Taxes at 34%..............................  $778,743    $730,021
Goodwill Amortization.......................................        --      87,550
Meals and Entertainment and other Permanent Adjustments.....    18,271      19,550
State Income Taxes, net.....................................    93,766      98,484
                                                              --------    --------
                                                              $890,780    $935,605
                                                              --------    --------

     The components of the net deferred tax assets at December 31, 1995 and 1996 were obtained using the liability method in accordance with SFAS No. 109 and are as follows:

                                                                1995         1996
                                                              --------    ----------
Accounts Receivable.........................................  $390,377    $1,009,195
Fixed Assets/Intangibles....................................   119,782       114,677
Accrued Liabilities.........................................   225,774        88,785
Deferred Compensation.......................................        --        58,902
                                                              --------    ----------
  Deferred Income Tax Assets................................  $735,933    $1,271,559
                                                              --------    ----------

7. WARRANTS AND CAPITAL STOCK

     As part of the purchase effective January 3, 1995, the Company issued warrants to National Medical Enterprises, Inc. to purchase 1,165 shares of common stock at an exercise price of $.0858 per share. The

                     SPECIALITY HEALTHCARE MANAGEMENT, INC.

warrants can be exercised at any time subsequent to January 3, 1997 and the exercise price and number of shares are adjustable to maintain an approximate 15% proportional ownership share of the Company. The value of the warrants at the date of issuance was determined to be $389,350. As of December 31, 1996, there were 1,215 warrants outstanding.

     In conjunction with the purchase transaction, the Company issued additional shares to existing management shareholders, other senior management and an outside shareholder. The proceeds from the sale of these shares were used in the purchase transaction. Certain management acquired shares through note receivable arrangements and the outstanding balance on these notes has been reflected as a reduction of shareholders' equity.

     All shareholders have entered into a stock agreement which puts certain restrictions on the transfer or sale of stock. In addition, the ownership of shares by an employee shareholder shall not vest until the third anniversary of the date of issuance of the shares. If employment is terminated during the vesting period, the shares will be repurchased by the Company at the lesser of book value or the initial purchase price paid for the shares.

8. LEASE COMMITMENTS AND CONTINGENCIES

     The Company leases office space and equipment under various operating leases. Total rent expense incurred in 1996 and 1995 was approximately $202,000 and $260,000, respectively. The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1996:

1997.......................................................  $211,026
1998.......................................................   211,026
1999.......................................................    14,784
                                                             --------
Total minimum lease payments...............................  $436,836
                                                             ========

     The Company is involved in litigation arising in the ordinary course of business, including matters involving professional liability. It is the opinion of management that the ultimate disposition of such litigation would not be in excess of any reserves or have a material adverse effect on the Company's financial position or results of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Specialty Healthcare Management, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations and division equity and of cash flows present fairly, in all material respects, the financial position of National Medical Management Services, a division of National Medical Enterprises, Inc. (the Division) at December 31, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Division's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Dallas, Texas
May 8, 1997

                      NATIONAL MEDICAL MANAGEMENT SERVICES
               (A DIVISION OF NATIONAL MEDICAL ENTERPRISES, INC.)

                                 BALANCE SHEET
                               DECEMBER 31, 1994

                                     ASSETS

Current assets:
  Accounts receivable, less allowance for uncollectible
     accounts of $1,316,528.................................    $4,731,408
  Prepaid expenses and other assets.........................       471,067
                                                                ----------
          Total current assets..............................     5,202,475
Furniture and equipment, at cost (net of accumulated
  depreciation of $195,940).................................        54,980
                                                                ----------
          Total assets......................................    $5,257,455
                                                                ==========

LIABILITIES AND DIVISION EQUITY

Current liabilities:
  Accounts payable..........................................    $  574,705
  Accrued compensation and benefits.........................     1,654,919
  Other accrued liabilities.................................       787,869
                                                                ----------
          Total current liabilities.........................     3,017,493
Division equity.............................................     2,239,962
                                                                ----------
          Total liabilities and division equity.............    $5,257,455
                                                                ==========

   The accompanying notes are an integral part of these financial statements.

                      NATIONAL MEDICAL MANAGEMENT SERVICES
               (A DIVISION OF NATIONAL MEDICAL ENTERPRISES, INC.)

                  STATEMENT OF OPERATIONS AND DIVISION EQUITY
                          YEAR ENDED DECEMBER 31, 1994

Management contract revenue.................................  $22,175,986
Intercompany interest income................................    1,378,123
Intercompany revenue........................................   14,791,542
                                                              -----------
          Total revenue.....................................   38,345,651
Operating expenses:
  Salaries and benefits.....................................   20,149,717
  Purchased services........................................    9,351,229
  Operating and administrative..............................    4,990,394
  Intercompany interest expense.............................       91,644
  Depreciation..............................................       21,312
                                                              -----------
          Total operating expenses..........................   34,604,296
                                                              -----------
Income before income taxes..................................    3,741,355
Income taxes................................................    1,395,525
                                                              -----------
Net income..................................................    2,345,830
Change in parent company balances...........................     (445,948)
Division equity, beginning of year..........................      340,080
                                                              -----------
Division equity, end of year................................  $ 2,239,962
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                      NATIONAL MEDICAL MANAGEMENT SERVICES
               (A DIVISION OF NATIONAL MEDICAL ENTERPRISES, INC.)

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1994

Operating activities:
  Net income................................................  $2,345,830
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................      21,312
     Net changes in current assets and liabilities:
       Accounts receivable..................................  (1,306,022)
       Prepaid expenses and other assets....................    (228,449)
       Accounts payable and accrued expenses................     223,306
       Other accrued liabilities............................    (584,187)
                                                              ----------
          Net cash provided by operating activities.........     471,790
Investing activities:
  Purchases of furniture and equipment......................     (25,842)
                                                              ----------
  Net cash used in investing activities.....................     (25,842)
Financing activities:
  Change in parent company balances.........................    (445,948)
                                                              ----------
  Net cash used in financing activities.....................    (445,948)
                                                              ----------
          Net change in cash................................          --
Cash at beginning of year...................................          --
                                                              ----------
Cash at end of year.........................................  $       --
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                      NATIONAL MEDICAL MANAGEMENT SERVICES
               (A DIVISION OF NATIONAL MEDICAL ENTERPRISES, INC.)

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF DIVISION

     National Medical Management Services (the Division) provides contract management and staffing services for the operation and management of psychiatric, physical rehabilitation and chemical dependency units in general acute care hospitals and long-term care facilities. These management contracts are generally for terms ranging from three to five years and often have automatic renewal provisions.

     National Medical Management Services is a division of National Medical Enterprises, Inc. (the Parent), and therefore, its accounts and results of operations are included in the consolidated financial statements of the Parent.

     The Division's customers are not concentrated in any specific geographic region, but are concentrated in the health care industry. There are no significant concentrations of accounts receivable at December 31, 1994. Management continually monitors and adjusts its reserves and allowances associated with these receivables.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

REVENUE RECOGNITION

     Revenues are reported as earned based upon the terms of the management contracts as services are rendered.

FURNITURE AND EQUIPMENT

     Furniture and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated lives of three to seven years.

ADVERTISING COSTS

     The Division expenses all advertising costs as incurred. Advertising costs included in the statement of operations and Division equity for the year ended December 31, 1994 are approximately $217,000.

FINANCIAL INSTRUMENTS

     Financial instruments consist of accounts receivable and certain current liabilities. The carrying amounts reported in the balance sheet for these financial instruments approximate fair value.

INCOME TAXES

     Effective as of the first quarter of 1994, the Division adopted Statement
109. The cumulative effect of the change was immaterial to the accompanying financial statements. The Division is included in the consolidated U. S. federal income tax return of its Parent. However, the income tax provision of the Division was calculated as if the Division had filed a separate U. S. federal income tax return.

                      NATIONAL MEDICAL MANAGEMENT SERVICES
               (A DIVISION OF NATIONAL MEDICAL ENTERPRISES, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3. RETIREMENT PLAN

     The Division participated in a defined contribution 401(k) plan sponsored by the Parent. The Division made contributions to the plan based on 3% of an employee's monthly compensation. For the year ended December 31, 1994, contributions to the plan were approximately $169,000.

4. INCOME TAXES

     The provision for income taxes at December 31 is summarized as follows:

                                                                 1994
                                                              ----------
Current:
  Federal...................................................  $1,208,457
  State.....................................................     187,068
                                                              ----------
          Total current income taxes........................  $1,395,525
                                                              ==========

     The difference between the federal statutory rate of 34% and the effective tax rate is attributable to state income taxes, net of federal income tax benefits.

     Income taxes owed as of December 31, 1994 and paid during 1994 are reflected in division equity on the balance sheet.

5. RELATED PARTY TRANSACTIONS

     The Division's cash collections were maintained in a central pooled cash concentration account maintained by the Parent. The Division recognizes interest income on its portion of the cash pool.

     Additionally, the Division provides to and receives services from the Parent and the net balance due to Parent is included in Division equity in the accompanying balance sheet. The Division recognizes interest expense on any net balance due to parent.

     Approximately 33% of the Division's 1994 management contract and other revenue was derived from contracts with various affiliated entities and is included in intercompany revenue on the accompanying statement of operations and Division equity.

     The accompanying statement of operations and Division equity includes reasonable allocations of corporate costs incurred by the Parent on behalf of the Division.

6. SUBSEQUENT EVENT

     Effective January 3, 1995, the Parent sold the assets and operations of the Division to Specialty Healthcare Management, Inc. (Specialty) for cash and notes payable of $3.95 million and the assumption of current liabilities of approximately $2.8 million. In addition, the Parent also received warrants as partial consideration that, if exercised, would provide the Parent with approximately 15% of Specialty's outstanding common stock. Further, under the asset sales agreement if Specialty is sold within two years subsequent to the above purchase date, the Parent is entitled to receive 50% of the net proceeds of the sale in excess of existing equity. Specialty was incorporated in August 1994 for the purpose of acquiring the assets and operations of the Division and is effectively owned by the Division's senior management.

     As part of the sales agreement, the Parent will assign to Specialty service contracts for facilities where such services are currently being provided. The contracts with facilities owned by the Parent are for a one-year commitment after the sale is completed.

                                                                      APPENDIX A

                    SHARE EXCHANGE REORGANIZATION AGREEMENT

                                     AMONG

                    HORIZON MENTAL HEALTH MANAGEMENT, INC.,

                               HOWARD B. FINKEL,
                                 JOHN HARRISON,
                                  LARRY REIFF,
                        ARGENTUM CAPITAL PARTNERS, L.P.,
                                 DENISE DAILEY,
                                  KEN DORMAN,
                            G. PHILLIP WOELLNER, AND
                              MICHAEL S. MCCARTHY,

                                      AND

                     SPECIALTY HEALTHCARE MANAGEMENT, INC.,

                                     AS OF
                                 APRIL 25, 1997

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
                                ARTICLE I
                             SHARE EXCHANGE
1.1    Share Exchange..............................................    1
1.2    Mechanics of Exchange.......................................    1
1.3    Joinder of NME..............................................    2

                               ARTICLE II
           REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER
2.1    Authority Relative to This Agreement........................    2
2.2    Title to Stock..............................................    2
2.3    Absence of Breach; No Consent...............................    2
2.4    Investment Representations..................................    3

                               ARTICLE III
      REPRESENTATIONS AND WARRANTIES OF THE MANAGEMENT SHAREHOLDERS
3.1    Due Organization of Specialty...............................    3
3.2    Subsidiaries/Investments....................................    4
3.3    Due Authorization...........................................    4
3.4    Capitalization of Specialty.................................    4
3.5    Licenses/Compliance with Law................................    5
3.6    Financial Statements........................................    5
3.7    No Adverse Change...........................................    5
3.8    No Undisclosed Liabilities..................................    6
3.9    Title to and Condition of Properties........................    6
3.10   Litigation..................................................    7
3.11   Real Property Leases........................................    7
3.12   Intellectual Property.......................................    7
3.13   Contracts...................................................    7
3.14   Employees, Et Cetera........................................    9
3.15   Employee Benefit Plans......................................   10
3.16   Receivables.................................................   11
3.17   Accounts Payable............................................   11
3.18   Broker's and Finder's Fees..................................   11
3.19   Labor Practices.............................................   11
3.20   Insurance...................................................   11
3.21   Consents....................................................   11
3.22   Environmental Matters.......................................   11
3.23   Taxes.......................................................   11
3.24   Transactions With Affiliates................................   13
3.25   Improper Payments...........................................   14
3.26   Pooling of Interests Treatment..............................   14
3.27   Agreement with Respect to Horizon Proxy Statement...........   14

                               ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF HORIZON
4.1    Due Organization of Horizon.................................   14
4.2    Subsidiaries/Investments....................................   14
4.3    Due Authorization...........................................   15
4.4    Capitalization of Horizon...................................   15

                                                                     PAGE
                                                                     ----
4.5    Licenses/Compliance with Law................................   15
4.6    Financial Statements........................................   15
4.7    Horizon Disclosure Documents................................   16
4.8    No Adverse Change...........................................   16
4.9    No Undisclosed Liabilities..................................   17
4.10   Title to and Condition of Properties........................   17
4.11   Litigation..................................................   17
4.12   Intellectual Property.......................................   17
4.13   Contracts...................................................   17
4.14   Employee Benefit Plans......................................   18
4.15   Broker's and Finder's Fees..................................   19
4.16   Labor Practices.............................................   19
4.17   Insurance...................................................   19
4.18   Consents....................................................   19
4.19   Environmental Matters.......................................   19
4.20   Taxes.......................................................   19
4.21   Investment Representations..................................   20
4.22   Agreement With Respect to Horizon Proxy Statement...........   20

                                ARTICLE V
         CERTAIN AGREEMENTS APPLICABLE PRIOR TO THE CLOSING DATE
5.1    Access and Information......................................   20
5.2    Horizon Stockholder Authorization...........................   20
5.3    Operation of Businesses; Course of Conduct..................   21
5.4    Consents....................................................   23
5.5    Letter from Independent Accountants.........................   23
5.6    Public Communications.......................................   24
5.7    Solicitation of Inquiries...................................   24
5.8    Purchase of Securities......................................   24
5.9    Cooperation.................................................   24
5.10   Updating of Schedules.......................................   24
5.11   Exercise of NME Warrant.....................................   24
5.12   Preparation of Returns and Payment of Taxes.................   24
5.13   Certification of Non-Foreign Status.........................   25
5.14   Conduct of Business.........................................   25
5.15   Interim Financial Statements................................   25

                               ARTICLE VI
               CONDITIONS PRECEDENT TO THE SHARE EXCHANGE
6.1    Conditions to Obligations of Both the Shareholders and
       Horizon.....................................................   25
6.2    Conditions to Obligations of the Shareholders...............   25
6.3    Conditions to Horizon Obligations...........................   27

                               ARTICLE VII
                                 CLOSING
7.1    Closing.....................................................   30
7.2    Actions by the Shareholders.................................   30
7.3    Actions by Horizon..........................................   30
7.4    Net Forecast Adjustment.....................................   31
7.5    Aged Receivables Adjustment.................................   31
7.6    Post-Closing Escrow.........................................   32

                                                                     PAGE
                                                                     ----
                              ARTICLE VIII
   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY POST-CLOSING
                                AGREEMENTS
8.1    Representations and Warranties to Survive...................   32
8.2    Access to Records Following Closing.........................   33
8.3    Tax Matters and Post-Closing Cooperation....................   33
8.4    Indemnity...................................................   33
8.5    Indemnity Procedures........................................   35
8.6    Limitations on Indemnification..............................   35
8.7    Remedies; Default; Notice and Cure..........................   36
8.8    Pooling of Interest Requirements............................   36
8.9    Horizon Board Position......................................   36
8.10   Director and Officer Indemnification........................   37

                               ARTICLE IX
                             NON-COMPETITION
9.1    Covenant Not to Compete; Non-Solicitation...................   37
9.2    Non-Disclosure..............................................   37
9.3    Nondisparagement............................................   38
9.4    Reasonableness; Reformation.................................   38
9.5    Remedies for Breach.........................................   38

                                ARTICLE X
            TERMINATION AND ABANDONMENT OF THE SHARE EXCHANGE
10.1   Termination.................................................   39
10.2   Effect of Termination.......................................   39
10.3   Termination Fee.............................................   39

                               ARTICLE XI
                              MISCELLANEOUS
11.1   Waiver and Amendment........................................   39
11.2   Entire Agreement............................................   39
11.3   Schedules...................................................   40
11.4   Descriptive Headings........................................   40
11.5   Defined Terms...............................................   40
11.6   No Personal Liability.......................................   40
11.7   Notices.....................................................   40
11.8   Counterparts................................................   41
11.9   Expenses....................................................   41
11.10  Assignment..................................................   41
11.11  Choice of Law...............................................   41
11.12  Invalid Provisions..........................................   41
11.13  Number and Gender of Words..................................   41
11.14  Attorney's Fees and Costs...................................   42
LIST OF EXHIBITS

EXHIBIT A   -- Share Ownership
EXHIBIT B   -- Registration Rights Agreement
EXHIBIT C   -- Post-Closing Escrow Agreement

LIST OF SCHEDULES

Schedule 2.3   -- Shareholder Consents, Etc.
Schedule 3.3   -- Specialty Consents, Etc.
Schedule 3.4   -- Specialty Options, Etc.
Schedule 3.5   -- Specialty Licenses/Compliance with Law
Schedule 3.6   -- Specialty Financial Statements
Schedule 3.7   -- Specialty Adverse Changes
Schedule 3.8   -- Specialty Liabilities
Schedule 3.9   -- Specialty Liens
Schedule 3.10  -- Specialty Litigation
Schedule 3.11  -- Specialty Real Property Leases
Schedule 3.12  -- Specialty Intellectual Property
Schedule 3.13  -- Specialty Material Contracts
Schedule 3.14  -- Specialty Employees, Etc.
Schedule 3.15  -- Specialty Employee Benefit Plans
Schedule 3.16  -- Specialty Receivables
Schedule 3.17  -- Specialty Payables
Schedule 3.20  -- Specialty Insurance
Schedule 3.21  -- Specialty Consents
Schedule 3.24  -- Specialty Affiliate Transactions
Schedule 4.2   -- Horizon Subsidiaries
Schedule 4.4   -- Horizon Options
Schedule 4.7   -- Horizon Management Contracts
Schedule 4.8   -- Horizon Adverse Changes
Schedule 4.10  -- Horizon Liens
Schedule 4.11  -- Horizon Litigation
Schedule 4.12  -- Horizon Intellectual Property
Schedule 4.14  -- Horizon Employee Benefit Plans
Schedule 7.4   -- Specialty 1997 Budget Forecast

                    SHARE EXCHANGE REORGANIZATION AGREEMENT

     This Share Exchange Reorganization Agreement ("Agreement") is made as of April 25, 1997 (the "Effective Date") by and among Horizon Mental Health Management, Inc., a Delaware corporation ("Horizon"); Howard B. Finkel, John Harrison, Larry Reiff, Argentum Capital Partners, L.P., a Delaware limited partnership, Denise Dailey, Ken Dorman, G. Phillip Woellner, and Michael S. McCarthy (individually, a "Shareholder" and collectively, the "Shareholders"); and Specialty Healthcare Management, Inc., a Delaware corporation ("Specialty").

     WHEREAS, Horizon and the Shareholders propose to enter into a share exchange transaction (the "Share Exchange") pursuant to which the Shareholders will exchange, on the terms and conditions set forth herein, all of their shares of Common Stock, $.01 par value per share, of Specialty (each such share individually referred to herein as a "Specialty Share" and collectively as the "Specialty Shares") for unregistered shares of Common Stock, $.01 par value per share, of Horizon (the "Horizon Stock") with the result that Specialty will become a wholly-owned subsidiary of Horizon; and

     WHEREAS, the Shareholders each own the respective number of Specialty Shares set forth in Exhibit A and collectively own all the issued and outstanding capital stock of Specialty on the Effective Date; and

     WHEREAS, NME Management Services, Inc., a Delaware Corporation ("NME") holds that certain Warrant and Registration Rights Agreement (the "NME Warrant") dated January 3, 1995, pursuant to which NME has the right to acquire 1,215 shares of Common Stock of Specialty; and

     WHEREAS, it is a condition precedent to the obligations of Horizon under this Agreement that NME join as a party to this Agreement, exercise the NME Warrant immediately prior to the Closing under this Agreement, and exchange the shares of Common Stock of Specialty acquired upon exercise of the NME Warrant in the Share Exchange; and

     WHEREAS, upon the joinder of NME as a party to this Agreement, NME shall be considered a "Shareholder" for the purposes of this Agreement and the shares of Common Stock of Specialty issuable under exercise of the NME Warrant shall be considered "Specialty Shares" for the purpose of this Agreement; and

     WHEREAS, Horizon and the Shareholders wish to effectuate the Share Exchange as a non-taxable reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), which transaction shall be treated as a "pooling of interests" under generally accepted accounting principles;

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

                                   ARTICLE I

                                 SHARE EXCHANGE

     1.1 Share Exchange. On the Closing Date (as defined in Section 7.1 hereof), all the Shareholders shall sell, transfer and convey to Horizon all the Specialty Shares owned by the Shareholders in exchange for an aggregate total of One Million Six Hundred Fifty Thousand (1,650,000) shares of Horizon Stock; subject to adjustment, however, pursuant to the provisions of Section 7.4 and
Section 7.5 of this Agreement. Each Shareholder shall be entitled to receive a pro rata portion of the shares of Horizon Stock to be issued share exchange based on the percentage of the total number of the Specialty Shares owned by all the Shareholders that are owned by the Shareholder as set forth on Exhibit A under the column labeled "Percentage Ownership of Specialty."

     1.2 Mechanics of Exchange. Horizon shall act as the exchange agent for the purposes of making the issuance and exchange of shares of Horizon Stock for Specialty Shares. Upon the surrender on the Closing Date of the certificate which on the Closing Date represents the Specialty Shares owned by a Shareholder, Horizon shall distribute to the Shareholder in whose name such certificate shall have been issued a certificate or certificates representing the number of shares of Horizon Stock to be issued in respect of the Specialty Shares represented by the stock certificates so surrendered by such Shareholder.

     1.3 Joinder of NME. It shall be a condition precedent to the obligations of Horizon under this Agreement that NME agrees in writing to be a party to this Agreement. Promptly after the Effective Date, the Shareholders shall communicate with NME and request that it became a party to this Agreement. In the event that NME has not agreed in writing to be a party to this Agreement within twenty (20) days after the Effective Date, then Horizon shall have the right exercisable in its sole discretion to terminate this Agreement by written notice to the Shareholders effective immediately at any time on or prior to the Closing Date. However, in the event that NME agrees in writing to be a party to this Agreement after such twenty (20) day period but before Horizon has given such notice of termination, then Horizon shall not have such right of termination after it receives written notice of the joinder of NME. As used in this Agreement, including, without limitation, this Article I, the term "Shareholder" shall be deemed to include NME and the term "Specialty Shares" shall be deemed to include the shares of Common Stock of Specialty issuable upon exercise of the NME Warrant.

                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER

     Each Shareholder, severally and not jointly, represents and warrants to Horizon that, as of the Effective Date and as of the Closing Date:

     2.1 Authority Relative to This Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder enforceable in accordance with its terms. The other agreements to be executed and delivered by the Shareholder pursuant to this Agreement will be valid and binding agreements of the Shareholder enforceable in accordance with their respective terms when so executed and delivered by the Shareholder. With respect to each Shareholder that is an entity and not an individual, each such entity has all requisite power and authority to enter into this Agreement, the execution, delivery and performance of this Agreement by such entity has been duly authorized by all requisite action on the part of such entity, and this Agreement has been duly executed by a duly authorized officer or representative of such entity.

     2.2  Title to Stock.

          (a) Shareholders Other Than NME. Each Shareholder (other than NME) is the unconditional sole legal, beneficial, record and equitable owner of the Specialty Shares shown as owned by such Shareholder on Exhibit A, free and clear of any and all liens, claims, options, charges, pledges, security interests, voting agreements or trusts, encumbrances or other restrictions or interests of any kind or nature whatsoever (collectively, "Claims"), except for that certain Stock Agreement, dated January 1, 1995, by and among the Shareholders (other than NME), as amended (the "Stock Agreement"). All of such Specialty Shares are validly issued, fully paid and nonassessable. At the Closing, each Shareholder (other than NME) will convey to Horizon valid and marketable title to the Specialty Shares owned by such Shareholder as set forth on Exhibit A, free and clear of any and all Claims.

     (b) NME. NME is the unconditional sole legal, beneficial, record and equitable owner of the NME Warrant, free and clear of any and all Claims. Upon exercise of the NME Warrant and payment by NME of an exercise price of $0.0823 per share, NME shall receive 1,215 shares of Common Stock of Specialty and all of such shares of Common Stock of Specialty owned by NME will be validly issued, fully paid and nonassessable. At the Closing, NME will convey to Horizon valid and marketable title to the Specialty Shares owned by NME, free and clear of any and all Claims.

     2.3 Absence of Breach; No Consent. Except as disclosed on Schedule 2.3, the execution, delivery, and performance of this Agreement and the other agreements to be executed and delivered pursuant to this Agreement by the Shareholder does not and will not: (i) contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority which affects or binds the Shareholder or the

Specialty Shares owned by such Shareholder, (ii) conflict with or result in a breach of or default under any indenture, loan or credit agreement or any other agreement or instrument to which the Shareholder is a party or by which the Shareholder or the Specialty Shares are bound, or (iii) require the authorization, consent, approval or license of any third party or entity.

     2.4  Investment Representations.

          (a) This Agreement is made with each Shareholder in reliance upon such Shareholder's representation to Horizon, which by such Shareholder's execution of this Agreement such Shareholder hereby confirms, that the Horizon Stock to be received by such Shareholder pursuant to the Share Exchange will be acquired for investment for such Shareholder's own account, and that, except as expressly contemplated by this Agreement, such Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Except as expressly contemplated by this Agreement, such Shareholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Horizon Stock.

          (b) The Shareholder has had an opportunity to ask questions of and receive answers from Horizon regarding the business, properties, prospects, and financial condition of Horizon and to obtain such additional information concerning Horizon as such Shareholder desired in connection with its decision to enter into this Agreement. The foregoing, however, does not, and shall not be construed to, expand or modify the representations and warranties of Horizon in Article IV of this Agreement.

          (c) Such Shareholder individually, or if the Shareholder is not an individual, the person making the decision for the Shareholder to purchase the Shares, is a sophisticated investor, is experienced in evaluating and investing in securities of companies in the health care industry and acknowledges that such Shareholder is able to bear the economic risk of such Shareholder's investment in the Horizon Stock, and has such knowledge and experience in financial and business matters that such Shareholder is capable of evaluating the merits and risks of the investment in the Horizon Stock. If other than an individual, Shareholder also represents such Shareholder has not been organized for the purpose of acquiring the Horizon Stock.

          (d) Each Shareholder agrees that the certificates representing the Horizon Stock may bear legends to the effect that such shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act") or any state securities laws, and that in the absence of an effective registration statement covering the Horizon Stock or an available exemption from registration under the 1933 Act and applicable state securities laws, the Horizon Stock must be held indefinitely. In particular, each Shareholder is aware that the Horizon Stock may not be sold pursuant to Rule 144 promulgated under the 1933 Act unless all of the conditions of that Rule are met. Each Shareholder agrees that it shall not take any action hereafter that would cause Horizon to lose the exemption from registration under the 1933 Act and applicable state securities laws under which Horizon has offered and issued the Horizon Stock to the Shareholders pursuant to this Agreement.

                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                          THE MANAGEMENT SHAREHOLDERS

     In addition to the representations and warranties made in Article II, Howard B. Finkel, John Harrison and Larry Reiff (collectively, the "Management Shareholders"), jointly and severally, represent and warrant to Horizon that, as of the Effective Date and as of the Closing Date:

     3.1 Due Organization of Specialty. Specialty is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to conduct its business operations as being conducted on the Effective Date. Specialty is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where the failure to be so authorized would have a material adverse effect on the business (financial or otherwise) or operations of Specialty. The Shareholders have delivered to Horizon complete and correct copies of the certificate of incorporation and bylaws of Specialty as amended to and in effect on the Effective Date. Specialty is not in violation of any term or provision of its certificate of incorporation or bylaws.

     3.2 Subsidiaries/Investments. Except for Psychiatric Management Services Company, a Delaware corporation ("PMSC"), Specialty has no subsidiaries, whether direct or indirect. Except for PMSC, Specialty has no equity interest or investment in, and does not possesses any other right or obligation to purchase any equity or other investment in, and is not a partner of or joint venturer with, any other person or entity.

     3.3 Due Authorization. Except as disclosed on Schedule 3.3 hereto, the execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which any of the Shareholders or Specialty is or will be a party does not, on the Effective Date, and will not, on the Closing Date, (i) violate any decree or judgment of any court or governmental authority which may be applicable to Specialty; (ii) to the knowledge of the Shareholders, violate any law, rule or regulation; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any encumbrance upon any of the assets of Specialty under any of the terms, conditions, or provisions of, any contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which Specialty is a party, or by which Specialty or its assets is bound;
(iv) permit the acceleration of the maturity of any indebtedness of Specialty; or (v) violate or conflict with any provision of the certificate of incorporation or bylaws of Specialty. The execution and delivery of this Agreement by Specialty and the performance of this Agreement by Specialty have been duly authorized by all requisite corporate action of Specialty. This Agreement has been duly and validly executed and delivered by Specialty and constitutes a valid and binding agreement of Specialty enforceable in accordance with its terms.

     3.4 Capitalization of Specialty. The authorized capital stock of Specialty consists of Ten Thousand (10,000) shares of Common Stock, $.01 par value per share, of which 8,279 shares are validly issued and outstanding. All such outstanding shares of capital stock of Specialty are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of Specialty are owned beneficially and of record by the Shareholders as set forth on Exhibit A. Each Shareholder owns beneficially and of record the shares of capital stock of Specialty set opposite the name of such Shareholder in Exhibit
A. Specialty has provided to Horizon a correct and complete copy of the stock registry of Specialty listing all shareholders of Specialty since its inception and the outstanding share certificates and total number of shares issued to each stockholder of Specialty. Specialty has no other capital stock authorized for issuance and has no treasury shares, except for 37 shares shown on the stock register records of Specialty as redeemed from a former shareholder. Except for such 37 shares of treasury stock, Specialty has not purchased any shares of its capital stock from a Shareholder within the two (2) year period prior to the Effective Date. Except as set forth in Schedule 3.4, there are no outstanding options, warrants, convertible instruments, or other rights, agreements, or commitments to issue or acquire any shares of common stock or any other security constituting, or convertible or exchangeable into, capital stock of Specialty. The NME Warrant is exercisable for 1,215 shares of Specialty Shares. Except as set forth in Schedule 3.4, since the date of Specialty Balance Sheet (as defined in Section 3.6 below), no shares of Specialty's capital stock, no options, warrants, or other rights, agreements, or commitments (contingent or otherwise) obligating Specialty to issue shares of capital stock of Specialty, and no other securities or instruments convertible or exchangeable into shares of capital stock of Specialty, have been executed or issued by Specialty. Except for certain preemptive and registration rights granted to Michael S. McCarthy pursuant to that certain Agreement and Plan of Merger dated April 1, 1996, by and among Specialty, The Parkside Company and Michael S. McCarthy (the "Parkside Agreement") and to NME pursuant to the NME Warrant, Specialty has not granted and is not a party to any agreement granting preemptive rights, rights of first refusal, or registration rights with respect to its outstanding capital stock or any capital stock of Specialty to be issued in the future. Specialty is not bound by any exclusive agency or indemnity agreement applicable to the issuance of shares of its capital stock after the Effective Date.

     3.5 Licenses/Compliance with Law. Specialty has the lawful authority and all federal, state or local governmental authorizations, certificates of authority, licenses or permits necessary for or required to conduct its business operations as such are presently being conducted and the absence of which would have a material adverse effect on Specialty. There are no pending or, to the knowledge of the Shareholders, threatened legal, administrative, arbitration or other actions, notices, or proceedings nor any pending or, to the knowledge of the Shareholders, threatened governmental investigations by any federal, state or local government or any subdivision thereof or by any public or private group which assert or allege any violation of or non-compliance with any governmental requirements or which would have the effect of limiting, prohibiting or changing the business operations of Specialty as presently conducted. Specialty has made all filings with governmental agencies required for the conduct of its business operations to the extent that the failure to make any such filing would have a material adverse effect on Specialty. Except as set forth in Schedule 3.5, there are no judgments, consent decrees or injunctions of any court, governmental department, commission, agency or instrumentality by which Specialty is bound or to which Specialty is subject. Specialty is not subject to and has not received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any governmental department, commission, agency or instrumentality except for non-material notices or requests for information received in the ordinary course of business. To the knowledge of the Management Shareholders, neither Specialty's operations nor any of the assets owned, leased, occupied or used by Specialty in the operation of its business materially violates or fails to comply in any material respect with any applicable federal, state or local codes, laws, rules or regulation, and Specialty has not received any notices alleging any such violation or non-compliance.

     3.6 Financial Statements. Specialty has delivered to Horizon a copy of (i) audited financial statements of National Management Services Company, a division of National Medical Enterprises, Inc. as of December 31, 1993 and 1994 consisting in each case of a balance sheet of such respective dates, and the consolidated related statements of income and cash flows for the twelve (12) month period then ended, (ii) audited consolidated financial statements of Specialty as of December 31, 1995 and 1996 consisting in each case of a consolidated balance sheet at such respective dates, and the consolidated related statements of income, changes in stockholders' equity and cash flows for the applicable twelve (12) month period then ended and (iii) unaudited consolidated financial statements of Specialty as of March 31, 1997 (the "Specialty Balance Sheet Date") consisting of a consolidated balance sheet of Specialty at such date (the "Specialty Balance Sheet") and the related consolidated statements of income for the applicable month and year-to-date period then ended. Complete and accurate copies of all such financial statements are included as Schedule 3.6 (the "Specialty Financial Statements"). The Specialty Financial Statements present fairly in all material respects the financial position of Specialty and the results of the operations, changes in stockholders' equity and cash flows of Specialty, as of the respective dates thereof and for the respective periods covered thereby, in conformity with generally accepted accounting principles ("GAAP"). Except as set forth in Specialty Balance Sheet included in the Specialty Financial Statements, as of the Specialty Balance Sheet Date, there were no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, which are required by GAAP to be set forth in a balance sheet of Specialty which have not been so set forth in the Specialty Balance Sheet. No dividends or distributions with respect to the capital stock of Specialty had been declared but not paid prior to the Specialty Balance Sheet Date. The Specialty Financial Statements were prepared from the books and records of Specialty. At the Specialty Balance Sheet Date, Specialty owned each of the assets included in Specialty Balance Sheet. From the Effective Date through the Closing Date, Specialty will continue to prepare monthly and year-to-date unaudited financial statements on the same basis as the Specialty Financial Statements and will promptly deliver the same to Horizon. The foregoing representations will be applicable to all such monthly unaudited financial statements so prepared and delivered; provided, however, that such unaudited financial statements shall be subject to normal year-end adjustments, none of which will be material.

     3.7 No Adverse Change. Except as set forth on Schedule 3.7, since the Specialty Balance Sheet Date, the business of Specialty has been conducted only in the ordinary and usual course and there has not been (i) any material adverse change in the financial condition, business, properties, assets, or results of operations of Specialty (financial or otherwise) exclusive of any general economic factors affecting the health care industry in general; (ii) any material loss or damage (whether or not covered by insurance) to any of the assets of Specialty which materially affects or impairs the ability of Specialty to conduct its business as previously conducted or any other event or condition of any character which has materially and adversely affected the business or operations of Specialty; (iii) the attaching, placing or granting of, or the agreement to attach, place or grant, any encumbrance on any of the assets of Specialty; (iv) any sale or transfer of any material asset of Specialty; (v) any material changes in the terms of, or defaults under, any material contract of Specialty; (vi) any material change in the accounting systems, policies or practices of Specialty; (vii) any waiver by or on behalf of Specialty of any rights which have any material value; (viii) no taking under condemnation or right of eminent domain of any of the assets of Specialty; (ix) any entry into or termination of any management contract or any other material commitment, contract, agreement, or transaction (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material assets) by Specialty; (x) any redemption, repurchase, or other acquisition of any of its capital stock by Specialty; (xi) any issuance of capital stock of Specialty or of securities convertible into or rights to acquire any such capital stock; (xii) any dividend or distribution declared, set aside or paid on capital stock of Specialty; (xiii) any transfer or right granted by Specialty of or under any material lease, license, agreement, patent, trademark, trade name, service mark or copyright; (xiv) any mortgage, pledge, or imposition of any lien or other encumbrance on any material asset of Specialty, or any agreement relating to or contemplating any of the foregoing not in the ordinary and usual course of business; or (xv) any default or breach by Specialty in any material respect under any material contract, license, or permit. Since the Specialty Balance Sheet Date, no changes have been made in (i) employee compensation levels, (ii) the manner in which employees of Specialty are compensated or (iii) supplemental benefits provided to any employees. Except as set forth in Schedule 3.7, to the knowledge of the Management Shareholders, there has been no material default under, or violation or breach of, any material contract or agreement of Specialty in effect on the Effective Date which has been waived, either permanently or temporarily, by the other party to such contract.

     3.8 No Undisclosed Liabilities. True and correct copies of all notes, agreements or other documents evidencing the outstanding indebtedness of Specialty (as such term is determined pursuant to GAAP), as amended to and in effect on the Effective Date, have been delivered to Horizon by Specialty. Specialty has no material indebtedness or other liabilities which are not adequately disclosed and reflected or reserved against on the Specialty Balance Sheet, except liabilities incurred since the Specialty Balance Sheet Date in the ordinary course of business consistent with past practice which, in the aggregate, would not have a material adverse effect on the business (financial or otherwise), assets or operations of Specialty. Schedule 3.8 hereto sets forth each liability of Specialty in an amount in excess of $10,000 and each person to whom the aggregate amount of liabilities owed to such person by Specialty exceeds $10,000.

     3.9 Title to and Condition of Properties. Except as set forth in Schedule 3.9, Specialty has good, marketable, and insurable title, or valid, effective and continuing leasehold rights in the case of leased property, to all of the assets reflected on the Specialty Balance Sheet and all personal property owned or leased by it or used by it in the conduct of its business in such a manner as to create the appearance or reasonable expectation that the same is owned or leased by it, free and clear of all liens, security interests, restrictions, claims, encumbrances, and charges of any kind whatsoever. The Management Shareholders do not know of any potential action or assertion of rights, including condemnation, by any party, governmental or other, and no proceedings with respect thereto have been instituted of which any Management Shareholder or Specialty has notice, that would materially affect the ability of Specialty to utilize each of such assets in its business which are material to such business. Specialty has not received any notices of default or other violations from any landlord regarding any properties leased by Specialty. The assets now owned by Specialty constitute all assets reasonably necessary to enable Horizon to permit the business and operations of Specialty to be conducted on substantially the same terms as such business has been conducted historically and is being conducted on the Effective Date. To the knowledge of the Management Shareholders, except for violations which will not have a material adverse effect on the business of Specialty, none of the assets owned, leased or used by Specialty in the operation of its business materially violates or fails to comply in any material respect with any applicable federal, state or local health, fire, environmental, safety, zoning, building or other codes, laws, rules or regulations and Specialty has not received any notice of an alleged violation thereof.

     3.10 Litigation. Except as set forth on Schedule 3.10 hereto, (i) no material investigation or review by any governmental entity with respect to Specialty is pending or, to the knowledge of the Management Shareholders, threatened, nor has any governmental entity indicated to Specialty an intention to conduct the same; and (ii) there is no action, suit, or administrative, condemnation, arbitration or other proceeding (including proceedings concerning labor disputes or grievances or union recognition) pending or, to the knowledge of the Management Shareholders, threatened against or affecting Specialty to which Specialty is a party, at law or in equity, before any federal, state, or municipal court or other governmental department, commission, board, bureau, agency, or instrumentality. Specialty is not now, and has not been, a party to any injunction, order or decree restricting the method or geographic area under which Specialty may conduct business operations or the marketing of any of its products or services or the product or services it may sell.

     3.11 Real Property Leases. Schedule 3.11 lists all leases of real property to which Specialty is a party (the "Real Property Leases"). Accurate and complete copies of the Real Property Leases, as amended to the Effective Date, have been made available or delivered to Horizon. Specialty has not received any notices that the land, buildings, facilities or other structures and improvements subject to the Real Property Leases are not in compliance with any applicable zoning, environmental or health laws and regulations or any other similar law, statute, regulation or ordinance. Specialty is in peaceful and undisturbed possession of the property subject to the Real Property Leases. To the knowledge of the Management Shareholders, all covenants or other restrictions (if any) to which any of the property leased to Specialty pursuant to the Real Property Leases are subject are being properly performed and observed in all material respects by Specialty, and Specialty has not received any notice of violation (or claimed violation) thereof which has not been resolved. Specialty has delivered to Horizon true, correct and complete copies of all reports or audits of any engineers, environmental consultants or other consultants in the possession of Specialty relating to any of premises subject to the Real Property Leases. There is no pending proceeding or governmental action, and Specialty has not received notice of any threatened proceeding or governmental action, to condemn or take by the power of eminent domain (or to purchase in lieu thereof) all or any part of the property subject to the Real Property Leases which is material to the operations of Specialty as presently conducted. Specialty does not own any real property.

     3.12 Intellectual Property. Schedule 3.12 is an accurate and complete list of all copyrights, trade names, trademarks, service marks or other intellectual property that Specialty uses in its business operations. Except as disclosed on
Schedule 3.12, Specialty has no United States or foreign patents, patent applications, patent licenses, trademarks or service mark registrations (and applications therefor), and has no copyrights and copyright registrations (and applications therefor), trade secrets, inventions, processes, designs, know-how and formula which are owned or licensed for use by Specialty and utilized by Specialty in the business operations of Specialty as presently conducted. There is no adverse claim of infringement against Specialty, or to the knowledge of the Management Shareholders, any threatened litigation or claim of infringement. To the knowledge of the Management Shareholders, Specialty does not utilize any intellectual property or proprietary trade secret information which infringes any trademark, trade name, service mark, copyright or patent of another, and Specialty has not received any notice contesting its right to use any trade name, intellectual property or proprietary trade secret information now used by it in connection with its business operations. Specialty has not granted any license to a third party in respect of any of its intellectual property.

     3.13  Contracts.

          (a) Material Contracts. Schedule 3.13 lists all material contracts or agreements of the following types to which Specialty is a party or by which Specialty is bound:

             (i) any management or other contract pursuant to which Specialty owns, manages, develops or operates mental health or rehabilitation or chemical dependency treatment units or programs on behalf of general acute care hospitals or any other person or entity (the "Specialty Management Contracts") and the expiration date of each respective Specialty Management Contract;

             (ii) any contract or agreement with a physician, psychiatrist, psychologist or other health care provider or any partnership or professional association or corporation owned by physicians, psychiatrists, psychologists or other health care providers;

             (iii) any contract or agreement which is not terminable upon thirty
        (30) days or less notice or which obligates Specialty to the payment of more than $10,000 including, without limitation, loan agreements;

             (iv) any contract or agreement for the maintenance, purchase or sale of equipment or capital assets having a value in excess of $10,000;

             (v) any power of attorney (other than routine powers given to governmental officials authorizing service of process);

             (vi) any lease of personal property;

             (vii) any guaranty, suretyship agreement or other agreement relating to any contingent liability.

             (viii) any contract with an independent agent or broker acting on behalf of Specialty;

             (ix) any contract or agreement with an independent consultant;

             (x) any contract or agreement restricting the method by which Specialty conducts its business or the marketing of any of its products or services; and

             (x) any contract or agreement between Specialty and any of the shareholders or other affiliates of Specialty including, without limitation, affiliates of the shareholders of Specialty.

          (b) Copies/Status of Material Contracts. True, complete and correct copies of all contracts listed in Schedule 3.13 have been delivered or made available to Horizon. Except to the extent disclosed on Schedule 3.13 (i) all of the contracts listed on such Schedule 3.13 are in full force and effect, (ii) Specialty has not received any notice of cancellation with respect to any such contract or been advised that the other party thereto intends to cancel any such agreement, other than the Specialty Management Contracts with Los Gatos Hospital and St. Elizabeth Hospital, (iii) there are no material outstanding disputes under any of such contracts, (iv) each such contract is with an unrelated third party entered into on an arms-length basis in the ordinary course of business, (v) there are no material defaults under any of such contracts or the occurrence of any act or omission under any of such contracts which with the passage of time or the giving of notice would constitute a material default, (vi) to the knowledge of the Management Shareholders, there has been no material breach or violation of, or default under, any of such contract which has been waived, either permanently or temporarily, by the other party to such contract, (vii) there are no verbal amendments, modifications or other understandings relating to such contracts which are legally binding on the parties thereto and are material, and (viii) to the knowledge of the Management Shareholders, Specialty has no obligation that has accrued to refund all or any portion of the fees that have been paid under any Specialty Management Contracts. With respect to the Specialty Management Contracts at Los Gatos Hospital and St. Elizabeth Hospital, Specialty has received notices of terminations but is negotiating renewals or extensions of such contracts and believes that such contracts will not be terminated. For the purposes of Section 7.4 of this Agreement, in the event Specialty is unsuccessful in renewing or extending either or both such contracts prior to the Closing Date or either or both of such contracts terminates prior to the Closing Date, such contract shall be considered to have terminated after the Effective Date even though notice of termination was given prior to the Effective Date.

          (c) Partial Hospitalization Management Contracts. With respect to the Management Contracts that relate to partial hospitalization (outpatient) treatment programs, (i) except as set forth in Schedule 3.13, no hospital that is the contracting party to such Specialty Management Contract has or will have the right to terminate such Specialty Management Contract or to assert a breach or violation of such Specialty Management Contract and (ii) except as set forth in Schedule 3.13, Specialty has not received any notice asserting a claim that it has any obligation or liability that has accrued to refund any fees paid under such Specialty Management Contract, in either case as a result of the denial of third party reimbursement (governmental or otherwise) to such hospital of the fees charged to patients of such partial hospitalization programs relating to treatment provided on or prior to the Closing Date.

          (d) Newport Bay Hospital Management Contract. With respect to the Specialty Management Contract constituting that certain contract with Beacon Healthcare Services, Inc. ("Beacon") d/b/a Newport Bay Hospital (the "Newport Contract"), (i) attached as a part of Schedule 3.13 is a true, complete and correct copy of the Newport Contract, (ii) there are no other agreements or understandings of any kind relating to or arising out of the Newport Contract between Specialty or any of its shareholders, directors, officers, employees or affiliates and Beacon or any other third party,
     (iii) there are no agreements or understandings of any kind, other than the Newport Contract, by and between Specialty and/or any shareholders, directors, officers, employees or affiliates of Specialty, on the one hand, and Beacon and/or any shareholders, directors, officers, employees or affiliates of Beacon, on the other hand, of any kind or nature whatsoever,
     (iv) there have been no payments, transactions, agreements or understandings of any kind by Specialty and/or any of its shareholders, directors, officers, employees or affiliates relating to the Newport Contract in any respect which would constitute a violation of federal or state law specifically including, without limitation, any transactions that would constitute fraud or abuse under Medicare, Medicaid or other similar laws, and the rules and regulations promulgated thereunder, (v) the amount of $4,483,600 is believed to be, and is claimed by, Specialty to be due and owing by Beacon under the Newport Contract on the Effective Date, such amount has been disputed by Beacon, and such amount arises out of services performed by Specialty under the Newport Contract, (vi) Specialty has not waived or released any of its rights or claims under the Newport Contract,
     (vii) Specialty has not paid or refunded all or any portion of its fees under the Newport Contract to Beacon or any third party, and there are no agreements or understandings of any kind by which Specialty has agreed to pay or refund all or any portion of its fees under the Newport Contract to Beacon or any third party, (viii) there are no agreements or understandings of any kind whatsoever by which Specialty has agreed to settle or compromise any of its rights or claims under the Newport contract, (ix) there are no agreements or understandings or transactions by which Specialty, directly or indirectly, has paid or given any other consideration of any kind or value to Beacon or any third party in respect or because of the Newport Contract and the fees paid thereunder, and (x) neither Specialty nor any shareholder, director, officer, employee or affiliate of Specialty owns or holds, directly or indirectly, any ownership or any other interest in Beacon.

     3.14 Employees, Et Cetera. Schedule 3.14 hereto lists in accurate and complete detail all employees of Specialty as of the Effective Date, their job titles, annual rates of compensation, accrued vacation, holiday and sick leave as of the most recent regular payroll date of Specialty immediately preceding the Effective Date, other fringe benefits, if any, a description of any severance pay arrangements, if any, and the amounts payable with respect to such accrued vacation, holiday and sick leave as of the most recent payroll date of Specialty immediately preceding the Effective Date and the rate at which such vacation, holiday and sick leave will accrue after the Effective Date. Except as shown on Schedule 3.14, Specialty is not bound by any written contract of employment with any of its employees and all oral employment contracts are terminable at will, subject to applicable law, or by any consulting or similar agreements. Except as set forth in Schedule 3.14, Specialty is not a party to any employment or other agreement, whether written or oral, pursuant to which Specialty has agreed to make a loan to, or guarantee any loan of, any employee or relating to any bonus, deferred compensation, severance pay or similar plan, agreement, arrangement or understanding. Except as listed on Schedule 3.14 or
Schedule 3.15 hereof, Specialty has no Welfare Plan (as defined in Section 3(1) of The Employee Retirement Income Security Act of 1974, as amended ("ERISA")), no Pension Plan (as defined in Section 3(2) of ERISA), nor any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, medical, dental, life insurance, accident, or other employee benefit or compensation plan, agreement, arrangement, practice or policy with respect to employees. Specialty has complied with all requirements of Sections 6001 through 6008 of ERISA and Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") with respect to itself and its employees. Specialty is not bound, and following the Closing will not be bound, by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time or until any specific age except as specified in the written agreements identified in Schedule 3.14.

     3.15  Employee Benefit Plans. Except as disclosed in Schedule 3.15:

          (a) Specialty does not maintain or contribute to, and has not in the past maintained or contributed to, any Pension Plan or Welfare Plan, nor is Specialty presently, or has it ever been, a participating employer in any Multiemployer Plan (as defined in ERISA Section 3(37) or Section 414(f) of the Code).

          (b) With respect to each Pension Plan and each Welfare Plan listed on
     Schedule 3.15, to the knowledge of the Management Shareholders: (i) there is no fact, including, without limitation, any reportable event, that exists that would constitute grounds for termination of such plan by The Pension Benefit Guaranty Corporation ("PBGC") or for the appointment by the appropriate United States District Court of a trustee to administer such plan, in each case as contemplated by ERISA; (ii) neither Specialty nor any subsidiary nor any fiduciary, trustee, or administrator of any such Pension Plan or Welfare Plan, has engaged in a prohibited transaction that would subject Specialty to any material tax or any material penalty imposed by ERISA or the Code; (iii) Specialty has not incurred any material liability to the PBGC (other than for payment of premiums); (iv) Specialty has contributed all amounts thereto it is required to contribute under the terms of the plan in question and applicable law, and there is no accumulated funding deficiency with respect to any such Pension Plan, whether or not waived, other than routine, non-contested claims for benefits. There is not pending or, to the knowledge of the Management Shareholders, threatened any claim by or on behalf of or against any Pension Plan or Welfare Plan, by any employee or former employee covered or previously covered under any Pension Plan or Welfare Plan, or otherwise involving any Pension Plan or Welfare Plan.

          (c) There has been no termination of any Pension Plan or Welfare Plan by Specialty during the five-year period prior to the Effective Date.

          (d) Neither the Management Shareholders nor Specialty have any knowledge of any material liability being incurred under Title IV of ERISA by Specialty with respect to any Pension Plan maintained by a trade or business (whether or not incorporated) which is under common control with, or part of a controlled group of corporations with, Specialty, within the meaning of Sections 414(b) or (c) of the Code.

          (e) No Welfare Plan listed on Schedule 3.15 is funded with a trust or other funding vehicle, other than insurance policies.

          (f) Each Welfare Plan, Pension Plan, and any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, medical, dental, life insurance, accident, or other employee benefit or compensation plan, agreement, arrangement, practice, or policy with respect to employees maintained by or contributed to by Specialty is maintained, administered, and operated in accordance with all applicable laws, including but not limited to, ERISA and the Code.

          (g) Each Pension Plan listed on Schedule 3.15 which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the "Service") as to the qualification under the Code of each such Pension Plan as amended to comply with the Tax Reform Act of 1986 and all applicable, subsequent legislation, and, to the knowledge of the Shareholders, no event has occurred since the date of such favorable determination letter that would adversely affect such qualification.

          (h) Except as expressly contemplated by this Agreement or as disclosed on Schedule 3.15, no bonus, severance pay, or any other employee benefit under any Welfare Plan, Pension Plan, or any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, or other employee benefit or compensation plan, agreement, arrangement, practice, or policy with respect to employees maintained by or contributed to by Specialty is payable or exercisable as a result of the transaction contemplated by this Agreement, and the payment, exercise, or vesting of any such bonus, severance pay, or employee benefit will not be accelerated or otherwise enhanced by such transaction.

True, correct and complete copies of each Pension Plan and Welfare Plan listed on Schedule 3.15 as amended to and in effect on the date hereof; any agreements entered into in connection with each such Pension Plan and Welfare Plan; the most recent annual report filed with the Service for each such Pension Plan and Welfare Plan; the most recent actuarial report, if any, for each such Pension Plan and Welfare Plan; the most recent summary plan description, together with each summary of material modifications; and any other communication generally disseminated to employees or former employees of Specialty and describing benefits provided under each such Pension Plan and Welfare Plan, have been delivered or made available to Horizon.

     3.16 Receivables. All accounts receivable, notes receivable and other receivables (the "Receivables") of Specialty whether or not reflected in Specialty Balance Sheet, represent transactions in the ordinary course of business, except for that certain promissory note owed by John Harrison to Specialty and, except as disclosed on Schedule 3.16, are current and collectible net of any reserves therefor shown on Specialty Balance Sheet (which reserves are adequate and were calculated consistent with past practice). An aged accounts receivable report of Specialty as of March 31, 1997 has been delivered or made available to Horizon.

     3.17 Accounts Payable. The accounts payable reflected on Specialty Balance Sheet and those reflected on the books of Specialty at the time of the Closing will reflect all material amounts owed by Specialty in respect of trade accounts due and other payables required by GAAP to be identified on such Specialty Balance Sheet or in the books of Specialty. Except as set forth on Schedule 3.17, no account payable of Specialty is past due or otherwise in default by Specialty.

     3.18 Broker's and Finder's Fees. Except for a fee payable by Specialty to Argentum Group, a New York general partnership, no agent, broker, employee, officer, stockholder or other person or entity acting on behalf of, or under the authority of, Specialty or the Shareholders is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto in connection with this Agreement or any of the transactions contemplated hereby.

     3.19 Labor Practices. Specialty has no collective bargaining or other labor union agreements. There is no unfair labor practice complaint against Specialty pending before the National Labor Relations Board, there is no pending or, to the knowledge of the Management Shareholders, threatened labor dispute, strike or work stoppage affecting Specialty's business, nor has there been any of the same or any labor union organizing activity relating to Specialty within the last three (3) years.

     3.20 Insurance. Schedule 3.20 lists all insurance policies and coverages maintained by or for Specialty including but not limited to real and personal property insurance, comprehensive liability insurance, automobile liability insurance, workers' compensation insurance, medical malpractice insurance and professional liability insurance. Schedule 3.20 lists all insurance claims submitted in connection with property damage or in connection with liability, medical or professional malpractice claims involving Specialty or any of its employees for the latest three (3) years.

     3.21 Consents. Except as disclosed on Schedule 3.21, no consents, approvals, or authorizations of any person, entity or governmental agency are required in connection with the Share Exchange and the consummation of the transactions contemplated by this Agreement. Specialty shall assist Horizon in obtaining any consents, approvals or authorizations required to consummate the transactions contemplated by this Agreement.

     3.22 Environmental Matters. Specialty has not received any notice from any governmental authority or private person or entity advising it that the operation of Specialty's business or the operation of any mental health or rehabilitation or chemical dependency treatment units or programs managed by Specialty is or has been in violation of any environmental law or any applicable environmental permit or that Specialty is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, hazardous or toxic wastes, substances or materials at, on or beneath the property subject to the Real Property Leases. Specialty is not the subject of federal, state, local or private litigation or proceedings involving a demand for damages or other potential liability with respect to violations of environmental laws.

     3.23 Taxes. All reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties ("Returns") of Specialty required by law to be filed on or prior to the Effective Date have been prepared and properly filed or valid extensions obtained, and all Taxes imposed upon Specialty or any of its properties, assets or income which are due and payable or claimed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government ("Taxing Authority"), to be due and payable have been paid. The term "Taxes" shall mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Taxing Authority which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which (i) Specialty and (ii) any individual, trust, corporation, partnership or any other entity as to which Specialty is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations (individually and collectively, the "Group") is required to pay, withhold or collect. The liability for accrued taxes as shown in Specialty Balance Sheet (net of amounts reserved for deferred taxes) is sufficient for the payment of all unpaid Taxes of Specialty accrued for or applicable to the periods prior to the Specialty Balance Sheet Date and all years and periods prior thereto and for which Specialty may at that date have been liable in its own right or by reason of its being a member of any group of corporations filing consolidated tax returns (including any such amounts payable as a result of an audit of any tax return for any such period). Specialty utilizes the accrual method of accounting for tax purposes.

     There are no claims for Taxes pending against Specialty nor any liens (other than for current Taxes not yet due and payable) upon the assets of Specialty, and Specialty does not know of any threatened claim for tax deficiencies or any basis for such claims, and there are not now in force any waivers or agreements by Specialty for the extension of time for the assessment of any tax, nor has any such waiver or agreement been requested by the Service or any other Taxing Authority.

     The Federal income tax returns of Specialty have not been examined or audited by the Service. No material issues have been raised in any examination by any Taxing Authority with respect to the businesses and operations of Specialty which could be expected to result in a proposed adjustment to the liability of Specialty for Taxes for any period.

     Specialty has not filed a consent under Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) concerning collapsible corporations or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of any asset owned by it.

     Specialty has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

     Specialty has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No shareholder of Specialty is a person other than a United States person within the meaning of the Code. Specialty has not participated in an international boycott as defined in Code
Section 999.

     Specialty has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code. Specialty is not a party to any tax allocation or sharing agreement. Specialty (a) has not been a member of an affiliated group filing a consolidated federal income tax return other than with respect to PMSC and (b) has no liability for the taxes of any person (other than any of Specialty) under Treas. Reg. sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Specialty has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

     Horizon has been furnished by the Shareholders or Specialty true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by the Group or on behalf of the Group relating to Taxes, and (ii) all federal and state income or franchise tax returns for the Group for all periods ending on and after 1989. Neither Specialty nor any member of the Group do business in or derive income from any state, local, territorial or foreign taxing jurisdiction other than those for which all Returns have been furnished to Horizon.

     Specialty has filed all reports and has created and/or retained all records required under Section 6038A of the Code with respect to its ownership by and transactions with related parties. Each related foreign person required to maintain records under Section 6038A with respect to transactions between Specialty and the related foreign person has maintained such records. All documents that are required to be created and/or preserved by the related foreign person with respect to transactions with Specialty are either maintained in the United States, or Specialty is exempt from the record maintenance requirements of Section 6038A with respect to such transactions under Treasury Regulation section 1.6038A-1. Specialty is not a party to any record maintenance agreement with the Internal Revenue Service with respect to Section 6038A. Each related foreign person that has engaged in transactions with Specialty has authorized Specialty to act as its limited agent solely for purposes of Sections 7602, 7603, and 7604 of the Code with respect to any request by the Internal Revenue Service to examine records or produce testimony related to any transaction with Specialty, and each such authorization remains in full force and effect.

     Specialty has paid or is withholding and has or will pay when due to the proper Taxing Authorities all withholding amounts and taxes required to be withheld or paid for all income, unemployment, social security, Medicare or other similar Taxes, programs or benefits with respect to wages, salary and other compensation of directors, officers and employees of Specialty.

     None of the assets of Specialty is property which Specialty is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

     Specialty is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

     Specialty has at all times of its existence been taxed as a "C Corporation" and at no time has elected to be taxed, or filed tax returns, as an "S Corporation," as such terms are commonly used under the Code.

     After the date hereof, no election with respect to Taxes will be made without the written consent of Horizon. Specialty has no net operating losses or other tax attributes presently subject to limitation under Code Sections 382, 383, or 384, or the federal consolidated return regulations.

     None of the assets of Specialty directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

     None of the assets of Specialty is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

     The transaction contemplated herein is not subject to the tax withholding provisions of Code Section 3406, or of subchapter A of Chapter 3 of the Code or of any other provision of law.

     Specialty does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

     3.24 Transactions With Affiliates. Except as disclosed on Schedule 3.24, there are no loans, leases, agreements, contracts or other transactions between Specialty and any present or former stockholder, director or officer of Specialty, or any member of such stockholder's, director's or officer's immediate family. No Shareholder, director or officer of Specialty nor any of their respective spouses or family members owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director of, or in any similar capacity for, any competitor, customer, provider or supplier of Specialty or any organization which has a material contract or arrangement with Specialty.

     3.25 Improper Payments. Neither Specialty, nor any shareholder, director, officer, employee or agent of Specialty has made any improper bribes, kickbacks or other payments on behalf of Specialty to, or received any such payments from, customers, vendors, suppliers or other persons contracting with Specialty and has not proposed or offered to make or receive any such payments.

     3.26 Pooling of Interests Treatment. Neither Specialty nor any of the Shareholders has taken any action which would preclude Horizon from treating the Share Exchange as a pooling of interests under Opinion No. 16 of the Accounting Principles Board ("APB Opinion No. 16"). Each of the Shareholders and Specialty acknowledge that failure to receive pooling of interests accounting treatment for the Share Exchange could cause damages to Horizon.

     3.27 Agreement with Respect to Horizon Proxy Statement. At the time of the mailing of the Horizon Proxy Statement (defined in Section 5.2 hereof) and of the special meeting of Horizon stockholders to vote on the Share Exchange, the Horizon Proxy Statement, as amended or supplemented by any amendment or supplement filed with the Securities and Exchange Commission (the "Commission"), insofar as it relates to Specialty or the Shareholders and is based on information included or furnished by or on behalf of Specialty or the Shareholders for use therein by Horizon, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF HORIZON

     Horizon represents and warrants to the Shareholders and Specialty that, as of the Effective Date hereof and as of the Closing Date:

     4.1 Due Organization of Horizon. Horizon is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to conduct its business operations as being conducted on the Effective Date. Horizon is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where the failure to be so authorized would have a material adverse effect on the business (financial or otherwise) or operations of Horizon. Horizon has delivered to Specialty complete and correct copies of the certificate of incorporation and bylaws of Horizon as amended to and in effect on the Effective Date. Horizon is not in violation of any term or provision of its certificate of incorporation or bylaws.

     4.2 Subsidiaries/Investments. Except as disclosed in Schedule 4.2, (a) neither Horizon nor any of its subsidiaries owns capital stock or other securities of, or has any equity interest or investment in, or possesses any option, warrant or right to purchase or acquire any capital stock or other securities of, any corporation, partnership, joint venture or other entity; (b) each corporation designated as a subsidiary of Horizon in such Schedule is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business of Horizon and its subsidiaries taken as a whole; and (c) all of the outstanding capital stock of each corporation designated as a subsidiary in such Schedule is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the issuance of any shares of capital stock of any such subsidiary, and there are no shares of capital stock of any such subsidiary reserved for issuance for any purpose.

     4.3 Due Authorization. The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which Horizon is or will be a party does not, on the date hereof, and will not, on the date of Closing, (i) violate any decree or judgment of any court or governmental authority which may be applicable to Horizon; (ii) to the knowledge of Horizon, violate any law, rule or regulation binding on Horizon; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any encumbrance upon, any of the assets of Horizon under any of the terms, conditions, or provisions of any contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which Horizon is a party, or by which Horizon or its assets are bound; (iv) permit the acceleration of the maturity of any indebtedness of Horizon; (v) violate or conflict with any provision of the certificate of incorporation or bylaws of Horizon, and (vi), other than approval by the stockholders of Horizon, has been duly authorized by all requisite corporate action of Horizon.

     4.4 Capitalization of Horizon. The authorized capital stock of Horizon consists of Forty Million (40,000,000) shares of Common Stock, $.01 par value per share, of which 5,564,262 shares are validly issued and outstanding and Five Hundred Thousand (500,000) shares of Preferred Stock, $.10 par value per share, of which no shares are validly issued and outstanding. All such outstanding shares of capital stock are fully paid and nonassessable. Horizon has no other capital stock authorized for issuance and has no treasury shares. Except as set forth in Schedule 4.4, there are no outstanding options, warrants, convertible instruments, or other rights, agreements, or commitments to issue or acquire any shares of common stock or any other security constituting, or convertible or exchangeable into, capital stock of Horizon. Except as set forth in Schedule 4.4, since the date of Horizon Balance Sheet (as defined in Section 4.6 below), no shares of Horizon's capital stock, no options, warrants, or other rights, agreements, or commitments (contingent or otherwise) obligating Horizon to issue shares of capital stock, and no other securities or instruments convertible or exchangeable into shares of capital stock, have been executed or issued by Horizon. Horizon has not granted and is not a party to any agreement granting preemptive rights, rights of first refusal, or registration rights with respect to its outstanding capital stock or any capital stock of Horizon to be issued in the future. Horizon is not bound by any exclusive agency or indemnity agreement applicable to the issuance of shares of its capital stock after the Effective Date.

     4.5 Licenses/Compliance with Law. Horizon has the lawful authority and all federal, state or local governmental authorizations, certificates of authority, licenses or permits necessary for or required to conduct its respective business as such is presently being conducted. There are no pending or, to the knowledge of Horizon, threatened legal, administrative, arbitration or other actions, notices, or proceedings nor any pending or, to the knowledge of Horizon, threatened governmental investigations by any federal, state or local government or any subdivision thereof or by any public or private group which assert or allege any violation of or non-compliance with any governmental requirements or which would have the effect of limiting, prohibiting or changing the business operations of Horizon as presently conducted. Horizon has made all filings with governmental agencies required for the conduct of its business operations. There are no judgments, orders, rules, consent decrees or injunctions of any court, governmental department, commission, agency or instrumentality by which Horizon is bound or to which Horizon is subject. Horizon is not subject to and has not received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim. To the knowledge of Horizon, neither Horizon's operations nor any of the assets owned, leased, occupied or used by Horizon in the operation of its business materially violates or fails to comply in any material respect with any applicable federal, state or local codes, laws, rules or regulation and Horizon has not received any notice alleging any such violation or noncompliance.

     4.6 Financial Statements. Horizon has delivered to the Shareholders a copy of audited consolidated financial statements of Horizon and the notes thereto, certified by Price Waterhouse, LLP, contained in the Horizon Annual Report on Form 10-K for the year ended August 31, 1996 (the "Horizon Annual Report") filed with the Commission and unaudited consolidated financial statements of Horizon and notes thereto contained in Horizon Quarterly Report on Form 10-Q for the quarter ended February 28, 1997 (the "Horizon Balance Sheet") filed with the Commission, including, without limitation, the February 28, 1997 (the

"Horizon Balance Sheet Date") consolidated balance sheet contained in the Horizon Quarterly Report (the "Horizon Quarterly Report"). The Horizon Financial Statements present fairly in all material respects the financial position of Horizon, and the results of the operations, changes in stockholders' equity and cash flows of Horizon, as of the respective dates thereof and for the respective periods covered thereby, in conformity with GAAP. Except as set forth in Horizon Balance Sheet, as of the Horizon Balance Sheet Date, there were no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, which are required by GAAP to be set forth in a balance sheet of Horizon which have not been so set forth in Horizon Balance Sheet. No dividends or distributions with respect to the capital stock of Horizon had been declared but not paid prior to the Horizon Balance Sheet Date. The Horizon Financial Statements were prepared from the books and records of Horizon. At the Horizon Balance Sheet Date, Horizon owned each of the assets included in Horizon Balance Sheet.

     4.7 Horizon Disclosure Documents. Horizon has furnished to Specialty the Horizon Annual Report and the Horizon Quarterly Report (collectively referred to herein as the "Horizon Disclosure Documents"). Each of such Horizon Disclosure Documents which is not a financial statement, at the time it was filed, complied with all applicable requirements of the Securities Exchange Act of 1934 (the "1934 Act") and of the forms, rules and regulations of the Commission promulgated thereunder; did not contain any untrue statement of a material fact; and did not omit to state any material fact required or necessary to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the Effective Date, Horizon had 142 management contracts pursuant to which Horizon manages or operates mental health treatment units or programs on behalf of general acute care hospitals or other entities (the "Horizon Management Contracts"). As of the Effective Date, except to the extent disclosed on Schedule 4.7, (i) the Horizon Management Contracts are in full force and effect, (ii) Horizon has not received any notice of cancellation with respect to any of the Horizon Management Contracts or been advised that the other party thereto intends to cancel any such agreement, (iii) there are no material outstanding disputes under any of the Horizon Management Contracts, (iv) to the knowledge of Horizon, each of the Horizon Management Contracts is with an unrelated third party entered into on an arm's-length basis in the ordinary course of business, (v) there are no material defaults under any of the Horizon Management Contracts and, (vi) Horizon has reserved and expensed for its financial statement purposes the full amount of any obligations known to Horizon that have accrued to refund all or any portion of the management fees that have been paid to Horizon under any of the Horizon Management Contracts.

     4.8 No Adverse Change. Except as set forth on Schedule 4.8, since the Horizon Balance Sheet Date, the business of Horizon has been conducted only in the ordinary course and there has not been (i) any material adverse change in the financial condition, business, properties, assets, or results of operations of Horizon (financial or otherwise) exclusive of any general economic factors affecting the health care industry in general; (ii) any material loss or damage (whether or not covered by insurance) to any of the assets of Horizon which materially affects or impairs the ability of Horizon to conduct its business as previously conducted or any other event or condition of any character which has materially and adversely affected the business or operations of Horizon; (iii) the attaching, placing or granting of, or the agreement to attach, place or grant, any encumbrance on any of the assets of Horizon; (iv) any sale or transfer of any material asset of Horizon; (v) any material changes in the terms of or defaults under, any material contract of Horizon; (vi) any material change in the accounting systems, policies or practices of Horizon; (vii) any waiver by or on behalf of Horizon of any rights which have any material value; (viii) no taking under condemnation or right of eminent domain of any of the assets of Horizon; (ix) any entry into or termination of any management contract or any other material commitment, contract, agreement, or transaction (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material assets) by Horizon; (x) any redemption, repurchase, or other acquisition of any of its capital stock by Horizon; (xi) any issuance of capital stock of Horizon or of securities convertible into or rights to acquire any such capital stock; (xii) any dividend or distribution declared, set aside or paid on capital stock of Horizon; (xiii) any transfer or right granted by Horizon of or under any material lease, license, agreement, patent, trademark, trade name, service mark or copyright; (xiv) any sale or other disposition of any material asset of Horizon, or any mortgage, pledge, or imposition of any lien or other encumbrance on any material asset of Horizon, or any agreement relating to or contemplating any of the foregoing not in the ordinary and usual course of business; or (xv) any default or breach by Horizon in any material respect under any material contract, license, or permit. Since the Horizon Balance Sheet Date, Horizon has conducted its business only in the ordinary and usual course of business.

     4.9 No Undisclosed Liabilities. Horizon has no indebtedness or other liabilities which are not adequately disclosed and reflected or reserved against on the face of Horizon Balance Sheet, except liabilities incurred since the Horizon Balance Sheet Date in the ordinary course of business consistent with past practice which, in the aggregate, would not have a material adverse effect on the condition (financial or otherwise), assets or business of Horizon.

     4.10 Title to and Condition of Properties. Except as set forth in Schedule 4.10, Horizon has good, marketable, and insurable title, or valid, effective and continuing leasehold rights in the case of leased property, to all of the assets reflected on Horizon Balance Sheet and all personal property owned or leased by it or used by it in the conduct of its business in such a manner as to create the appearance or reasonable expectation that the same is owned or leased by it, free and clear of all liens, security interests, restrictions, claims, encumbrances, and charges of any kind whatsoever. Horizon do not know of any potential action or assertion of rights, including condemnation, by any party, governmental or other, and no proceedings with respect thereto have been instituted of which Horizon has notice, that would materially affect the ability of Horizon to utilize each of such assets in its business. Horizon has not received any notices of default or other violations from any landlord regarding any properties leased by Horizon. To the knowledge of Horizon, none of the assets owned, leased or used by Horizon in the operation of its business materially violates or fails to comply in any material respect with any applicable federal, state or local health, fire, environmental, safety, zoning, building or other codes, laws, rules or regulations and Horizon has not received any notice of an alleged violation thereof.

     4.11 Litigation. Except as set forth on Schedule 4.11 hereto, (i) no material investigation or review by any governmental entity with respect to Horizon is pending or, to the knowledge of Horizon, threatened, nor has any governmental entity indicated to Horizon an intention to conduct the same; and
(ii) there is no action, suit, or administrative, condemnation, arbitration or other proceeding (including proceedings concerning labor disputes or grievances or union recognition) pending or, to the knowledge of Horizon, threatened against or affecting Horizon to which Horizon is a party, at law or in equity, before any federal, state, or municipal court or other governmental department, commission, board, bureau, agency, or instrumentality. Horizon is not now, and has not been, a party to any injunction, order or decree restricting the method or geographic area under which Horizon may conduct business operations or the marketing of any of its products or services or the products or services it may sell.

     4.12 Intellectual Property. Schedule 4.12 is an accurate and complete list of all copyrights, trade names, trademarks, service marks or other intellectual property that Horizon uses in its business operations. Except as disclosed on
Schedule 4.12 Horizon has no United States or foreign patents, patent applications, patent licenses, trademarks and service mark registrations (and applications therefor), and has no copyrights and copyright registrations (and applications therefor), trade secrets, inventions, processes, designs, know-how and formula which are owned or licensed for use by Horizon and utilized by Horizon in the business operations of Horizon as presently conducted. There is no adverse claim of infringement against Horizon, or to the knowledge of the Shareholders, any threatened litigation or claim of infringement. To the knowledge of the Shareholders, Horizon does not utilize any intellectual property or proprietary trade secret information which infringes any trademark, trade name, service mark, copyright or patent of another, and Horizon has not received any notice contesting its right to use any trade name, intellectual property or proprietary trade secret information now used by it in connection with its business operations. Horizon has not granted any license to a third party in respect of any of its intellectual property.

     4.13 Contracts. The Horizon Disclosure Documents list all material contracts required by the Commission rules and regulations applicable to the form of the Horizon Disclosure Documents to be listed therein and Horizon has furnished or made available to the Shareholders true, complete and correct copies of all such contracts requested by the Shareholders.

     4.14  Employee Benefit Plans. Except as disclosed in Schedule 4.14:

          (a) Horizon does not maintain or contribute to, and has not in the past maintained or contributed to, any Pension Plan or Welfare Plan, nor is Horizon presently, or has it ever been, a participating employer in any Multiemployer Plan.

          (b) With respect to each Pension Plan and each Welfare Plan listed on
     Schedule 4.14, to the knowledge of Horizon: (i) there is no fact, including, without limitation, any reportable event, that exists that would constitute grounds for termination of such plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such plan, in each case as contemplated by ERISA; (ii) neither Horizon nor any subsidiary nor any fiduciary, trustee, or administrator of any such Pension Plan or Welfare Plan, has engaged in a prohibited transaction that would subject Horizon to any material tax or any material penalty imposed by ERISA or the Code; (iii) Horizon has not incurred any material liability to the PBGC (other than for payment of premiums); (iv) Horizon has contributed all amounts thereto it is required to contribute under the terms of the plan in question and applicable law, and there is no accumulated funding deficiency with respect to any such Pension Plan, whether or not waived, other than routine, non-contested claims for benefits. There is not pending or, to the knowledge of Horizon, threatened any claim by or on behalf of or against any Pension Plan or Welfare Plan, by any employee or former employee covered or previously covered under any Pension Plan or Welfare Plan, or otherwise involving any Pension Plan or Welfare Plan.

          (c) There has been no termination of any Pension Plan or Welfare Plan by Horizon during the five-year period prior to the Effective Date.

          (d) Horizon has no knowledge of any material liability being incurred under Title IV of ERISA by Horizon with respect to any Pension Plan maintained by a trade or business (whether or not incorporated) which is under common control with, or part of a controlled group of corporations with, Horizon, within the meaning of Sections 515(b) or (c) of the Code.

          (e) No Welfare Plan listed on Schedule 4.14 is funded with a trust or other funding vehicle, other than insurance policies.

          (f) Each Welfare Plan, Pension Plan, and any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, medical, dental, life insurance, accident, or other employee benefit or compensation plan, agreement, arrangement, practice, or policy with respect to employees maintained by or contributed to by Horizon is maintained, administered, and operated in accordance with all applicable laws, including but not limited to, ERISA and the Code.

          (g) Each Pension Plan listed on Schedule 4.14 which is intended to be qualified under Section 501(a) of the Code, has received a favorable determination letter from the Service as to the qualification under the Code of each such Pension Plan as amended to comply with the Tax Reform Act of 1986 and all applicable, subsequent legislation, and, to the knowledge of Horizon, no event has occurred since the date of such favorable determination letter that would adversely affect such qualification.

          (h) Except as expressly contemplated by this Agreement, no bonus, severance pay, or any other employee benefit under any Welfare Plan, Pension Plan, or any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, or other employee benefit or compensation plan, agreement, arrangement, practice, or policy with respect to employees maintained by or contributed to by Horizon is payable or exercisable as a result of the transaction contemplated by this Agreement, and the payment, exercise, or vesting of any such bonus, severance pay, or employee benefit will not be accelerated or otherwise enhanced by such transaction.

True, correct and complete copies of each Pension Plan and Welfare Plan listed on Schedule 4.14 as amended to and in effect on the date hereof; any agreements entered into in connection with each such Pension Plan and Welfare Plan; the most recent annual report filed with the Service for each such Pension Plan and Welfare Plan; the most recent actuarial report, if any, for each such Pension Plan and Welfare Plan; the most recent summary plan description, together with each summary of material modifications; and any other communica-tion generally disseminated to employees or former employees of Horizon and describing benefits provided under each such Pension Plan and Welfare Plan, have been delivered to Specialty by Horizon.

     4.15 Broker's and Finder's Fees. Other than a fee payable to Robertson, Stephens & Company, L.P. no agent, broker, employee, officer, stockholder or other person or entity acting on behalf of, or under the authority of, Horizon or Horizon is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto in connection with this Agreement or any of the transactions contemplated hereby.

     4.16 Labor Practices. Horizon has no collective bargaining or other labor union agreements. There is no unfair labor practice complaint against Horizon pending before the National Labor Relations Board, there is no pending or, to the knowledge of Horizon, threatened labor dispute, strike or work stoppage affecting Horizon's business, nor has there been any of the same or any labor union organizing activity relating to Horizon within the last three (3) years.

     4.17 Insurance. All of the properties, business and operations of Horizon and its subsidiaries are adequately insured consistent with the standards of businesses of the same or similar nature.

     4.18 Consents. No consents, approvals, or authorizations of any person, entity or governmental agency are required in connection with the Share Exchange and the consummation of the transactions contemplated by this Agreement. Horizon shall assist Specialty in obtaining any consents, approvals or authorizations required to consummate the transactions contemplated by this Agreement.

     4.19 Environmental Matters. Horizon has not received any notice from any governmental authority or private person or entity advising it that the operation of Horizon's business is in violation of any environmental law or any applicable environmental permit or that it is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, hazardous or toxic wastes, substances or materials at, on or beneath the property subject to real property leases. To the knowledge of Horizon, Horizon is not the subject of federal, state, local or private litigation or proceedings involving a demand for damages or other potential liability with respect to violations of environmental laws.

     4.20 Taxes. All federal, state, local and other tax returns and reports of Horizon required by law to be filed have been prepared and properly filed or valid extensions obtained, and all Taxes imposed upon Horizon or any of its properties, assets or income which are due and payable or claimed by any Taxing Authority to be due and payable have been paid. The liability for accrued taxes as shown in Horizon Balance Sheet (net of amounts reserved for deferred taxes) is sufficient for the payment of all unpaid Taxes of Horizon accrued for or applicable to the periods prior to the Horizon Balance Sheet Date and all years and periods prior thereto and for which Horizon may at that date have been liable in its own right or by reason of its being a member of any group of corporations filing consolidated tax returns (including any such amounts payable as a result of an audit of any tax return for any such period). Horizon utilizes the accrual method of accounting for tax purposes.

     There are no claims for Taxes pending against Horizon, and Horizon does not know of any threatened claim for tax deficiencies or any basis for such claims, and there are not now in force any waivers or agreements by Horizon for the extension of time for the assessment of any tax, nor has any such waiver or agreement been requested by the Service or any other Taxing Authority.

     Except for the income tax returns for the 1990 and 1994 fiscal years, the Federal income tax returns of Horizon have not been examined or audited by the Service. The examination or audits of the 1990 and 1994 federal income tax returns of Horizon did not result in any material adjustment to such returns as originally filed. No material issues have been raised in any examination by any Taxing Authority with respect to the businesses and operations of Horizon which could be expected to result in a proposed adjustment to the liability of Horizon for Taxes for any other period.

     Horizon has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. Horizon has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Horizon has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Horizon has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of
Section 6662 of the Code. Horizon is not a party to any tax allocation or sharing agreement. Horizon (a) has not been a member of an affiliated group filing a consolidated federal income tax return and (b) has no liability for the taxes of any person (other than any of Horizon) under Treas. Reg. sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Horizon has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

     Horizon has paid or is withholding and has or will pay when due to the proper taxing authorities all withholding amounts and taxes required to be withheld or paid for all income, unemployment, social security, Medicare or other similar Taxes, programs or benefits with respect to wages, salary and other compensation of directors, officers and employees of Horizon.

     4.21 Investment Representations. Horizon will acquire the Specialty Shares for its own account for investment and not with a view to the resale or distribution thereof. Horizon will not transfer or otherwise dispose of the Specialty Shares, or any interest therein, in such manner as to violate any provisions of the 1933 Act, or of any applicable state securities laws regulating the disposition thereof. Horizon agrees that the certificates representing the Specialty Shares may bear legends to the effect that such shares have not been registered under the 1933 Act or such other state securities laws, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof or of any rules and regulations issued thereunder.

     4.22 Agreement With Respect to Horizon Proxy Statement. At the time of the mailing of the Horizon Proxy Statement to Horizon stockholders and at the time of the special meeting of the Horizon stockholders to vote on the Share Exchange, the Horizon Proxy Statement, as amended or supplemented by any amendment or supplement filed with the Commission, insofar as it relates to Horizon and its subsidiaries, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that none of the Horizon representations and warranties in this Section 4.22 shall apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with information furnished by Specialty and the Shareholders for use in the Proxy Statement.

                                   ARTICLE V

            CERTAIN AGREEMENTS APPLICABLE PRIOR TO THE CLOSING DATE

     5.1 Access and Information. The Management Shareholders and Specialty shall give to Horizon and its accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Closing Date and upon reasonable notice to all properties, books, contracts and records (including tax returns and insurance policies) of or relating to Specialty and all information reasonably requested by Horizon. Horizon shall give to the Shareholders all information as may be reasonably requested by the Shareholders for the purposes of effectuating this Agreement. Except as consented to by Horizon or the Shareholders all information obtained hereunder which is not otherwise public shall be held confidential and, in the event of termination of this Agreement, except to the extent required because of any pending or threatened litigation, all documents (including copies thereof) obtained hereunder containing such information shall be destroyed or returned to the party from which they were obtained.

     5.2 Horizon Stockholder Authorization. Horizon will take all steps necessary to call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable after the Effective Date (and in any event before August 31, 1997) for the purpose of authorizing and approving the Share Exchange. The Board of Directors of Horizon has recommended that the Horizon stockholders vote to authorize and approve the Share Exchange. As soon as practicable, Horizon will prepare and file with the Commission a proxy statement for such special meeting (the "Horizon Proxy Statement"); comply with any reasonable comments of the Commission with respect thereto; file a definitive Proxy Statement reflecting such compliance; mail the

Horizon Proxy Statement to the holders of Horizon Stock entitled to vote at such meeting; and take all other action necessary or appropriate to attempt to obtain the requisite vote of the Horizon shareholders; provided, however, that Horizon shall not be required to file or mail the definitive Proxy Statement unless and until NME has joined as a party to this Agreement. Horizon shall use its best efforts to cause a preliminary copy of the Horizon Proxy Statement to be filed under the Commission within 25 days after the Effective Date and to hold the Horizon shareholders meeting within 30 days after the mailing of the definitive Horizon Proxy Statement. The Shareholders and Specialty will cooperate fully with Horizon in the preparation of the Horizon Proxy Statement and, as soon as practicable, will supply to Horizon such financial and other information concerning Specialty as Horizon or the Commission may request for inclusion in the Horizon Proxy Statement or in any amendment or supplement thereto.

     5.3  Operation of Businesses; Course of Conduct.

          (a) Each of Specialty and Horizon agrees with the other that from the Effective Date to the Closing Date, except as otherwise consented to or approved by the other in writing, each will, and will cause each of its respective subsidiaries to, operate its business as presently operated in the ordinary course and, consistent with such operation, each of Specialty and Horizon and their respective subsidiaries will substantially comply with all applicable legal and contractual obligations, and will use its best efforts consistent with past practice to preserve its business organization intact and to preserve the goodwill of its suppliers, customers and others with whom it has business relationships; and neither the Shareholders, Specialty, Horizon nor any of their respective subsidiaries will take any action (or omit to take any action) which action or omission would cause any representation or warranty contained in Article II, Article III or Article IV hereof to be untrue at any time at or prior to or on the Closing Date as if such representation or warranty were made at and as of such time, or make any change in any method of reporting income or expenses for federal income tax purposes. In addition, Specialty and the Management Shareholders agree that, from the date hereof through the Closing Date, Specialty shall not, without the consent of Horizon, such consent not to be unreasonable withheld or delayed, and the Management Shareholders shall not allow Specialty to:

             (i) incur any expense, obligation, or liability (whether capital, contingent, absolute or otherwise), except in the ordinary course of business with respect to performance of the Specialty Management Contracts in accordance with their respective terms, in excess of $25,000, without the consent of Horizon which consent shall not be unreasonably withheld;

             (ii) make (1) any change, except in the ordinary course of business, in the assets (including, but not limited to, any change in the composition of such assets so as to materially alter the proportion of cash thereof) or liabilities of Specialty, or (2) any commitment for any capital expenditures including, without limitation, replacements of equipment in the ordinary course of business, involving, in the aggregate, more than $25,000, except with respect to performance of the Specialty Management Contracts in accordance with their respective terms;

             (iii) make any change in the certificate of incorporation or bylaws of Specialty;

             (iv) (1) authorize any shares of the capital stock of Specialty for issuance, (2) issue or agree to issue any shares of any previously authorized but unissued shares of the capital stock of Specialty (except upon the exercise of the NME Warrant), (3) grant, issue, or make any option or commitment relating to the capital stock of Specialty, or (4) purchase or otherwise acquire any outstanding shares of the capital stock of Specialty or any of its subsidiaries;

             (v) (1) declare or pay any dividend, make any other distribution or payment, or set aside any amount for payment, with respect to any shares of the capital stock of Specialty, or (2) directly or indirectly, redeem, purchase or otherwise acquire any shares of the capital stock of Specialty or make any commitment relating thereto;

             (vi) (1) make any material increase in the compensation payable or to become payable to any of the officers, employees or agents of Specialty or any of its subsidiaries (including any bonus or incentive payment or arrangement), other than normal yearly salary increases and scheduled increases under presently existing compensation plans and currently anticipated bonuses pursuant to existing bonus arrangements, or (2) make, amend, or enter into any written employment or consulting contract or any bonus, stock option, profit sharing, pension, retirement or other similar payment or arrangement;

             (vii) make, enter into, modify or extend any management contract;

             (viii) enter into any agreement resulting in the imposition of any mortgage or pledge of any assets of Specialty or the creation of any mortgages, liens, pledges, charges, security interests, encumbrances, options, rights of third parties or restrictions (collectively, "Liens"), on any of such assets, except Liens incurred in the ordinary course of business (not securing borrowed money or obligations of others) in respect of obligations not overdue, Liens for taxes, governmental charges, or claims not then required to be paid, and encumbrances on real property which do not materially and adversely affect the operations of such properties;

             (ix) take any action which would prevent compliance with any of the conditions in Article VI of this Agreement;

             (x) enter into or engage in any transaction with any officer, director, shareholder or affiliate of Specialty or any of its subsidiaries except for the payment of salaries in the ordinary course of business, the performance of the Specialty Management Contracts with NME or its affiliates or as expressly contemplated by Article VI of this Agreement;

             (xi) (1) carry on any negotiations with other parties relating to the acquisition of capital stock or any material assets of Specialty or
        (2) merge or consolidate with or into any entity or sell or otherwise dispose of, or purchase, any material assets or properties (other than sales of obsolete inventory or equipment and purchases of items of inventory or equipment in replacement therefor, in the ordinary course of business consistent with past business practice) or enter into any agreement in respect of such purchases, sales, and dispositions; and

             (xii) cancel or surrender any insurance policies issued to Specialty or any of its subsidiaries.

          (b) Without the prior written consent of Horizon (which for the purposes of this Section 5.3(b) is exercisable in its sole discretion, and is not subject to any reasonableness standard as specified above applicable to Section 5.3(a)), (i) enter into any amendment, modification, supplement or other agreement of any kind with respect or relating to the Newport Contract, (ii) enter into any agreement to compromise or settle any rights or obligations of Specialty under the Newport Contract, (iii) waive or release any rights of any kind which Specialty has or may have under the Newport Contract or all or any portion of the outstanding account receivable due under the Newport Contract, (iv) enter into any transactions or make any payments relating to or arising out of the Newport Contract which violate any federal or state laws specifically including, without limitation, Medicare, Medicaid or any similar law, and the rules and regulations promulgated thereunder, or (v) commit or permit any act or enter into any agreement or understanding which would make any of the representations and warranties of Specialty relating to the Newport Contract including, without limitation, the representations and warranties contained in Section 3.13, to be incorrect or untrue in any material respect.

          (c) Notwithstanding any provision of this Agreement to the contrary, Specialty and the Shareholders covenant and agree that from the Effective Date to the Closing Date:

             (i) Horizon shall be permitted access to the hospital clients of Specialty and shall have the right to discuss with such hospital clients all aspects of the Specialty Management Contract with such hospital client;

             (ii) Specialty shall not make or implement any employee or officer hiring or termination decision without the prior consent of Horizon which shall not be unreasonably withheld or delayed; and

             (iii) Specialty shall involve Horizon and allow Horizon to participate in all discussions, correspondence or negotiations relating to any existing or proposed new management contract and shall not modify, amend or renew any Specialty Management Contract and shall not enter into any new management contract without the prior consent of Horizon which shall not be unreasonably withheld or delayed.

     5.4 Consents. The Shareholders, Specialty and Horizon shall (a) within 15 days after the date hereof proceed to make all filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott Act"), if any, with respect to the transaction contemplated by this Agreement and (b) take all steps reasonably necessary to obtain the written consent or approval of each and every governmental agency whose consent or approval shall be required in order to permit the consummation of the transactions contemplated by this Agreement.

     5.5 Letter from Independent Accountants. Horizon shall cause to be delivered to Horizon, on the mailing date of the Horizon Proxy Statement and on the date of the special meeting of Horizon stockholders, a letter from the certified public accounting firm of Price Waterhouse LLP, dated not more than two business days prior to each such date, confirming that they are independent public accountants within the meaning of the 1933 Act, the 1934 Act and the applicable published rules and regulations thereunder and stating in effect (a) that, in their opinion, the financial statements of Specialty examined by them and included in the Horizon Proxy Statement comply as to form in all material respects with the applicable accounting requirements of the 1933 Act, the 1934 Act and the published rules and regulations thereunder with respect to proxy statements relating to a transaction of the nature of the transaction contemplated by this Agreement, (b) that, on the basis of such limited procedures as are described in such letter, including a reading of the unaudited financial statements of Specialty for any period subsequent to December 31, 1996 and for any comparable period of the preceding year included in the Horizon Proxy Statement, and of the latest available unaudited interim financial statements prepared by Specialty, inspection of the minute books of Specialty since December 31, 1996, inquiries of officers of Specialty responsible for financial and accounting matters and other procedures specified in such letter, nothing came to their attention which caused them to believe that (i) the unaudited financial statements of Specialty for any period subsequent to December 31, 1996 and for any comparable period of the preceding fiscal year included in the Horizon Proxy Statement (A) do not comply as to form in all material respects with the applicable accounting requirements of the 1933 Act, the 1934 Act and the published rules and regulations thereunder with respect to proxy statements or (B) such unaudited financial statements were not prepared using generally accepted accounting principles which are consistent with the generally accepted accounting principles used in the preparation of the audited financial statements of Specialty included in the Horizon Proxy Statement, or
(ii) as of a specified date not more than five days prior to the date of the letter, (A) there was any change in the capital stock of Specialty, any increase in the long-term debt, amounts due government programs or noncontrolling interests of Specialty or any decrease in net current assets, net assets or stockholders' equity of Specialty as compared with the amounts shown in the latest balance sheet of Specialty included in the Horizon Proxy Statement, or that there was any other change of a material nature in any of the line items contained in any of the financial statements (including without limitation the pro forma condensed financial statements) of Specialty included in the Horizon Proxy Statement, as compared with the amounts reflected in such financial statements, or (B) for the period from the date of the latest balance sheet of Specialty included in the Horizon Proxy Statement, to such specified date, there were any decreases in operating revenues or net income of Specialty as compared with the corresponding period in the preceding fiscal year, except in all instances for changes or decreases which such letter discloses have occurred, and (c) that, in addition to the examination referred to in their reports included in the Horizon Proxy Statement, and the procedures specified in such letter, inspection of minute books and inquiries and other procedures referred to in clause (b) above, they have carried out certain procedures specified in such letter, not constituting an audit, with respect to certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Specialty and appear in the Horizon Proxy Statement, and are specified by Horizon, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Specialty and have found them to be in agreement.

     5.6 Public Communications. All press releases or other public communications of any sort relating to this Agreement or the Share Exchange, and the method of the release for publication thereof, shall be subject to the prior approval of both Horizon and Specialty, which approval shall not be unreasonably withheld by either of such parties, except to the extent that disclosure is otherwise required by law or judicial process.

     5.7 Solicitation of Inquiries. From the Effective Date to the Closing Date, neither the Shareholders nor Specialty shall solicit from any other person, firm or corporation any inquiries or proposals relating to the disposition of any substantial portion of Specialty's business or assets (other than in the ordinary course of business) or to the acquisition of all or a substantial portion of its capital stock (whether issued and outstanding or authorized but not issued) or to the merger, reorganization or consolidation of Specialty. Until the Closing Date, each of the Shareholders and Specialty additionally agree that, without the prior written consent of Horizon, it will not furnish to any person or entity (other than Horizon and its directors, employees, agents and representatives) any non-public information concerning Specialty or its business, financial affairs or prospects for the purpose or with the intent of permitting such person or entity to evaluate a possible acquisition of Specialty or any of its capital stock or (other than in the ordinary course of business) assets.

     5.8 Purchase of Securities. The Shareholders and Specialty, on the one hand, and Horizon, on the other, each agree that they shall not purchase any securities of Horizon or Specialty, respectively, so long as this Agreement remains in effect; provided, however, that the acquisition of securities by a publicly traded mutual fund in which the Shareholder has invested or pursuant to the Share Exchange will not violate the provisions of this Section.

     5.9 Cooperation. The parties will fully cooperate each with the other and their respective counsel and accountants in connection with any steps required to be taken as part of their obligations under this Agreement. The Shareholders, Specialty and Horizon each agrees to use its best efforts to make all necessary filings and to obtain all necessary consents to the transactions contemplated by this Agreement, including without limitation all consents of parties to any contracts or agreements requiring such consents, and all necessary consents of governmental authorities.

     5.10 Updating of Schedules. The Shareholders and Specialty shall notify Horizon of any changes, additions, or events which may cause any change in or addition to the Schedules delivered by the Shareholders under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to all such Schedules. No notification of a change or addition to a Schedule made pursuant to this Section shall be deemed to cure any breach of any representation or warranty resulting from such change or addition unless Horizon specifically agrees thereto in writing or consummates the Closing under this Agreement after receipt of such written notification, nor shall any such notification be considered to constitute or give rise to a waiver by Horizon of any condition set forth in this Agreement, unless Horizon specifically agrees thereto in writing or consummates the Closing under this Agreement after receipt of such written notification. Nothing contained herein shall be deemed to create or impose on Horizon any duty to examine or investigate any matter or thing for the purposes of verifying the representations and warranties made by the Shareholders herein.

     5.11 Exercise of NME Warrant. NME agrees that it shall exercise the NME Warrant in full on or prior to the Closing Date.

     5.12 Preparation of Returns and Payment of Taxes. Specialty shall prepare and timely file, subject to Horizon's review and approval, all Returns and amendments thereto required to be filed by it on or before the Closing Date. Specialty shall pay and discharge all Taxes, assessments and governmental charges upon or against it or any of its properties or assets, and all liabilities at any time existing, before the same shall become delinquent and before penalties accrue thereon, except to the extent and as long as: (a) the same are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any material adverse effect upon the condition (financial or otherwise) or operations of Specialty; and (b) Specialty shall have set aside on its books reserves (segregated to the extent required by sound accounting practice) in the amount of the demanded principal imposition (together with interest and penalties relating thereto, if any).

     5.13 Certification of Non-Foreign Status. Each Shareholder shall furnish to Horizon on or before the Closing Date a certification of each Shareholder's non-foreign status as set forth in Treasury Regulation sec.1.1445-2(b).

     5.14 Conduct of Business. Except as required by applicable law, the Shareholders and Specialty will not take or cause to be taken any action which would prevent the transactions contemplated hereby from qualifying as a tax-free reorganization under Section 368(a) of the Code or from being accounted for as a pooling of interests under APB Opinion No. 16.

     5.15 Interim Financial Statements. The Management Shareholders and Specialty covenant and agree that, on or before the 15th day of each calendar month commencing May 15, 1997 and continuing until the Closing Date, Horizon shall be furnished and have access to the monthly financial statements of Specialty for the preceding calendar month prepared in a manner consistent with the usual and customary procedures and methodologies under which Specialty has prepared its monthly financial statements prior to the Effective Date.

                                   ARTICLE VI

                   CONDITIONS PRECEDENT TO THE SHARE EXCHANGE

     6.1 Conditions to Obligations of Both the Shareholders and Horizon. The respective obligations of each party to effect the Share Exchange shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The Share Exchange shall have been approved by the stockholders of Horizon.

          (b) The transactions contemplated by this Agreement shall be accounted for by Horizon as a pooling of interests under APB Opinion No. 16.

          (c) All filings and responses required under the Hart-Scott Act shall have been made and all waiting periods applicable to the Share Exchange under such Act shall have expired.

          (d) All necessary federal and state securities permits and approvals, and all other federal, state and local governmental permits and approvals, required to carry out the transactions contemplated by this Agreement, and all other required consents, waivers or approvals shall have been obtained.

          (e) No inquiry by any governmental agency or instrumentality shall have been made which would or could, and no action or proceeding shall have been asserted, threatened or instituted to, restrain or prohibit the carrying out of the transactions or any part thereof, or which, if such transactions are consummated, would materially and adversely affect the business, properties or assets of Specialty or Horizon.

     6.2 Conditions to Obligations of the Shareholders. The obligations of the Shareholders to effect the Share Exchange shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless the Shareholders shall waive such fulfillment in whole or in part in writing:

          (a) The representations and warranties of Horizon set forth in this Agreement shall be true and correct at and as of the Effective Date and shall also be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties are not true and correct by reason of actions permitted or authorized by this Agreement or consented to in writing by the Shareholders. The Shareholders shall have received a certificate of Horizon, dated the Closing Date and duly executed by its chief executive officer and its principal financial officer, to such effect.

          (b) Horizon shall have performed all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) The Shareholders shall have received an opinion dated the Closing Date of Strasburger & Price, L.L.P., counsel to Horizon, in form and substance reasonably satisfactory to the Shareholders to the effect that
     (i) Horizon is a corporation organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to own or lease its properties and to carry on its business as now conducted; (ii) the capitalization of Horizon is as set forth in Section 4.4; (iii) the issued and outstanding capital stock of Horizon is duly authorized, validly issued, and (assuming receipt by Horizon of full consideration therefor) fully paid and nonassessable, and free of preemptive rights, and, to such counsel's knowledge, there are no options, warrants or rights to purchase or acquire by conversion or exchange of securities or otherwise, any shares of Horizon's capital stock, which are outstanding, other than those set forth on Schedule 4.4; (iv) Horizon has the corporate power to execute, deliver and perform this Agreement, and all corporate action of Horizon necessary for such execution, delivery and performance has been duly taken; (v) neither the execution or delivery of this Agreement, nor the performance hereof will conflict with or result in a breach of any term of, or constitute a default under, the certificate of incorporation or bylaws of Horizon or any statute, rule or regulation applicable to Horizon, or, to the knowledge of such counsel (A) violates or will violate any provision of, or constitutes or will constitute a default under any material note, bond, mortgage, indenture, lease, license, franchise, agreement or other instrument or obligation to which Horizon is bound, or (B) violate in any material respect any order, writ, injunction or decree applicable to Horizon (it being understood that the notes, bonds, mortgages, indentures, leases, agreements and obligations to which this opinion will relate are those which have been filed with the Commission as exhibits to any of the Horizon Disclosure Documents, but does not include any other agreements which may be referred to in any of the documents covered by the opinion); (vi) this Agreement and the agreements contemplated by this Agreement have been validly executed by Horizon, and each such agreement constitutes the legal, valid, and binding agreement of Horizon enforceable in accordance with its terms except to the extent that enforceability may be limited by applicable liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights from time to time in effect, and general principles of equity; (vii) nothing has come to such counsel's attention (which may be based upon conferences with representatives of Specialty, Horizon and the Shareholders and the respective accountants of Horizon and Specialty and not an independent verification of the matters set forth in the Proxy Statement) to cause it to believe that the Proxy Statement (except insofar as such representations relate to the financial statements, financial schedules or other financial data upon which no opinion need be expressed) contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (viii) the Horizon Stock issued in connection with the Share Exchange is duly authorized, validly issued, fully paid and nonassessable; (ix) to such counsel's knowledge Horizon possesses all material governmental licenses, authorizations, permits and approvals necessary to conduct its businesses and, except for filings or approvals contemplated by the Registration Rights Agreement (defined in Section 6.2(h) hereof), to carry out the transactions contemplated by this Agreement; (x) all necessary filings and responses by Horizon under the Hart-Scott Act with respect to the transactions contemplated hereby have been made and the necessary waiting periods in respect of such filings and responses have expired; and (xi) to such counsel's knowledge (A) there is no order, judgment or decree of any court or regulatory authority which would prohibit the consummation of the transactions contemplated hereby, and (B) no action or proceeding has been instituted in, with or by any court or regulatory authority which has as one of its purposes or may have as one of its effects the prohibition of any of such transactions. In giving such opinion, such counsel may limit its opinion to the laws of the State of Texas and the United States of America and the Delaware General Corporation Law and rely upon opinions of other counsel and certificates of public officials and officers of Horizon provided that with respect to opinions of other counsel such other counsel states that both the Shareholders and Strasburger & Price, L.L.P. are entitled to rely thereon. All such opinions may include assumptions, qualifications, and comments as are generally contained in legal opinions given in transactions similar to the transaction contemplated by this Agreement.

          (d) All consents, waivers or approvals from any third party (including any federal, state or local governmental agency or instrumentality) as may be necessary or appropriate in connection with the Shareholders' execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby shall have been obtained.

          (e) Since the Effective Date, there shall not have occurred any material adverse change in, or other event or condition of any character which in any one case or in the aggregate has materially adversely affected, or can be reasonably expected in any one case or in the aggregate to materially adversely affect in the future, the condition (financial or otherwise), assets, liability, results of operations, business or prospects of Horizon.

          (f) The Shareholders shall have received such other certificates, opinions, and documents as they or their counsel may reasonably require in order to consummate the transactions contemplated hereby all of which shall be in form and substance reasonably satisfactory to them and their counsel.

          (g) On the Closing Date, Specialty and Howard B. Finkel, John Harrison and Larry Reiff, respectively, shall have terminated those respective employment agreements, each dated January 1, 1995, between such individuals and Specialty in consideration of a lump sum payment on the Closing Date to each individual of an amount equal to the base salary of such individual (in effect on April 1, 1997) which otherwise would have been payable over the remaining term of each such employment contract after the Closing Date plus an additional severance payment amount equal to fifty percent (50%) of the annual base salary of such individual (in effect on April 1, 1997); provided, however, that Howard B. Finkel and Specialty shall have entered into an amendment to the employment agreement between them prior to the date of termination which shall have the economic effect of reducing such lump sum payment by $250,000.

          (h) On the Closing Date, Horizon shall have executed and delivered the registration rights agreement with the Shareholders in the form of Exhibit B (the "Registration Rights Agreement").

          (i) On or prior to the Closing Date, the Board of Directors of Horizon shall have approved effective upon the consummation of the transactions contemplated by this Agreement, an additional board position on the Board of Directors of Horizon and the appointment of Howard B. Finkel to serve in such additional board position.

          (j) The closing market price of the Horizon Common Stock on the Nasdaq National Market on the trading day immediately preceding the Closing Date shall be not less than $15.00 per share.

          (k) At the Closing, Michael S. McCarthy and Specialty shall mutually in writing terminate, and release each other of and from any obligations or liabilities under, Sections 4.3, 4.4, 4.5, 9.2, 11.2, 11.5 and 12.1 of the Parkside Agreement.

     6.3 Conditions to Horizon Obligations. The obligations of Horizon to effect the Share Exchange shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless Horizon shall waive such fulfillment in whole or in part in writing:

          (a) The representations and warranties of the Shareholders set forth in this Agreement shall be true and correct at and as of the Effective Date and shall also be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties are not true and correct by reason of actions permitted or authorized by this Agreement or consented to in writing by Horizon. Horizon shall have received a certificate of the Shareholders, dated the Closing Date and duly executed by each of the Shareholders, to such effect.

          (b) The Shareholders shall have performed all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date.

          (c) Horizon shall have received an opinion dated the Closing Date of Howrey & Simon, counsel to Specialty and the Management Shareholders, in form and substance reasonably satisfactory to Horizon to the effect that
     (i) Specialty is a corporation organized, validly existing and in good standing under the laws of its state of incorporation, has the corporate power to own or lease its properties and carry on its business as now conducted, and is duly qualified as a foreign corporation in each jurisdiction identified in such opinion; (ii) the capitalization of Specialty is as set forth in Section
     3.4 and the outstanding shares of Specialty are owned of record as set forth on Exhibit A hereto; (iii) the issued and outstanding capital stock of Specialty is duly authorized, validly issued, (and assuming receipt by Specialty of full consideration therefor) fully paid and nonassessable, free of preemptive rights and, to such counsel's knowledge, subject to no options, warrants or rights to purchase or acquire any of such capital stock by conversion or exchange of securities or otherwise, other than those set forth on Schedule 3.4; (iv) Specialty has full corporate power to execute, deliver and perform this Agreement, and all corporate action of Specialty necessary for such execution, delivery and performance has been duly taken; (v) neither the execution or delivery of this Agreement nor the performance hereof or thereof by Specialty or a Shareholder will conflict with or result in the breach of any term of, or constitute a default under, the certificate of incorporation or bylaws of Specialty or any statute, rule or regulation applicable to Specialty, or, to the knowledge of such counsel (A) violates or will violate any provision of or constitutes or will constitute a default under, any material note, bond, mortgage, indenture, lease, license, franchise, agreement or other instrument or obligation to which Specialty or any of the Shareholders is bound, or (B) violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to Specialty or any of the Shareholders; (vi) this Agreement and the agreements contemplated by this Agreement have been validly executed by Specialty and each of the Shareholders and each such agreement constitutes legal, valid and binding obligations of such parties, enforceable in accordance with its terms except to the extent that enforceability may be limited by applicable liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights from time to time in effect, and general principles of equity; (vii) nothing has come to such counsel's attention (which may be based upon conferences with representatives of the Shareholders, Specialty and Horizon and their accountants and not an independent verification of the matters set forth in the Proxy Statement by such counsel) to cause it to believe that the Proxy Statement (except insofar as such representations relate to the financial statements, financial schedules or other financial data upon which no opinion need be expressed) contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (viii) to such counsel's knowledge Specialty possesses all material governmental licenses, authorizations, permits and approvals necessary to conduct its businesses or carry out the transactions contemplated by this Agreement; (ix) all necessary filings and responses by the Shareholders and Specialty under the Hart-Scott Act with respect to the transactions contemplated hereby have been made and the necessary waiting periods in respect of such filings and responses have expired; and (x) to such counsel's knowledge (A) there is no order, judgment or decree of any court or regulatory authority which would prohibit the consummation of the transactions contemplated hereby, and (B) no action or proceeding has been instituted in, with or by any court or regulatory authority which has as one of its purposes or may have as one of its effects the prohibition of any of such transactions. In giving such opinion, such counsel may limit their opinion to the laws of the State of Delaware and the United States of America and rely upon opinions of other counsel and certificates of public officials, the Shareholders and officers of Specialty provided that with respect to opinions of other counsel such other counsel states that Horizon is entitled to rely thereon. All such opinions may include assumptions, qualifications, and comments as are generally contained in legal opinions given in transactions similar to the transaction contemplated by this Agreement.

          (d) Horizon shall have received a letter from Price Waterhouse LLP dated the Closing Date and addressed to Horizon, to the same effect as the letter referred to in Section 5.5 hereof on the basis of procedures set forth therein carried out by them to a specified date not more than five days prior to the Closing Date.

          (e) All consents, waivers or approvals from any third party (including any federal, state or local governmental agency or instrumentality and including the consents set forth in Schedule 3.21) as may be necessary or appropriate in connection with Horizon's execution and delivery of this Agreement or the consummation of the transactions contemplated hereby shall have been obtained.

          (f) Since the Effective Date, there shall not have occurred any material adverse change in, or other event or condition of any character which in any one case or in the aggregate has materially adversely affected, or can be reasonably expected in any one case or in the aggregate to materially adversely affect in the future, the condition (financial or otherwise), assets, liabilities, results of operations, business or prospects of Specialty; provided, however, that it is expressly understood that the termination of the Newport Contract by Specialty and the institution of litigation arising out of the termination of the Newport Contract shall not constitute a material adverse change affecting Specialty but, provided further, however, that the fact that such litigation in and of itself will not constitute a material adverse change shall not limit, waive or release any representations, warranties, covenants or agreements of the Shareholders and the Management Shareholders under this Agreement or any liability of the Shareholders under Article VIII of this Agreement with respect to such breach of such representations, warranties, covenants and agreements whether or not arising out of such litigation.

          For purposes of this Section 6.3(f), it is expressly understood that any of the following may constitute a material adverse change affecting Specialty, to-wit:

             (a) any material increase since the Specialty Balance Sheet Date in the amount of outstanding accounts payable of Specialty;

             (b) any material default under or violation of the existing bank financing agreement of Specialty reflected on Schedule 3.13, whether or not such default has been waived by the other party to such bank financing arrangement;

             (c) the insolvency of Specialty or the inability of Specialty to timely pay its obligations as such become due in the normal course of business;

             (d) the filing of a bankruptcy petition by or against Specialty; or

             (e) the cessation or any material limitation of the usual and customary business operations of Specialty.

     It is further expressly agreed and understood that the foregoing is not intended and does not constitute an exclusive listing of material adverse changes for the purposes of this Section 6.3(f). Further, it is expressly agreed and understood that the provisions of Section 7.4 and Section 7.5 of this Agreement are not intended and shall not be construed to limit or define what constitutes a material adverse change for the purposes of this
     Section 6.3(f) except solely as to the specific matters covered by such sections. Specifically, the dollar amount specified in Section 7.4 applicable to the Net Forecast Adjustment shall not be used as a materiality standard for the purposes of this Section 6.3(f) as to any matter except solely the specific matter addressed by Section 7.4. With respect to the specific matters covered by Section 7.4 and 7.5, the remedies of Horizon shall be limited solely to the remedies specified in such sections.

          (g) Horizon shall have received such other certificates, opinions, and documents as it or its counsel may reasonably require in order to consummate the transactions contemplated hereby all of which shall be in form and substance satisfactory to Horizon and its counsel.

          (h) At or prior to Closing, Specialty shall have received (and delivered copies thereof to Horizon) duly executed resignation letters from all directors and officers of Specialty designated by Horizon pursuant to which such individuals resign as directors and officers of Specialty. Each such resignation shall be effective on or prior to the Closing Date and shall acknowledge that there are no obligations, liabilities or amounts due from Specialty to such respective individuals except for accrued salary and other benefits or otherwise as expressly set forth in this Agreement.

          (i) Horizon shall have received an opinion of Price Waterhouse LLP that the transaction contemplated by this Agreement shall be treated as a pooling of interests under APB Opinion No. 16.

          (j) On the Closing Date, John Harrison shall have paid in full that certain promissory note payable to Specialty identified on Schedule 3.24.

          (k) On the Closing Date, the Shareholders shall have executed and delivered the Registration Rights Agreement.

          (l) At or prior to the Closing, the Shareholders shall have terminated the Stock Agreement in all respects and agreed to the transfer of the shares in the Share Exchange free and clear of any obligations, restrictions or liabilities of any kind under the Stock Agreement.

          (m) At the Closing, Howard B. Finkel, John Harrison and Larry Reiff shall have terminated and canceled in writing his respective employment agreement with Specialty in consideration of the payments set forth in
     Section 6.2(g).

          (n) Upon the request of Horizon, at or prior to Closing, Specialty shall terminate its respective 401(k) Pension Plan, Executive Non-Qualified Deferred Compensation Plan and Executive Supplemental Retirement Plan.

          (o) At the Closing, Michael S. McCarthy and Specialty shall mutually in writing terminate, and release each other of and from any obligations or liabilities under, Sections 4.3, 4.4, 4.5, 9.2, 11.2, 11.5 and 12.1 of the Parkside Agreement.

          (p) At or prior to the Closing, NME shall have exercised the NME Warrant and released Specialty of and from all obligations and liabilities thereunder upon consummation of the Share Exchange.

          (q) At the Closing, all the Shareholders shall perform their obligations under this Agreement.

                                  ARTICLE VII

                                    CLOSING

     7.1 Closing. Subject to the provisions of Article X hereof, as soon as practicable (and in all events within three business days unless the parties mutually otherwise agree) after the requisite vote of the Horizon stockholders as contemplated by Section 5.2 hereof has been obtained, the Shareholders and Horizon will conduct a closing of the Share Exchange (the "Closing") at the offices of Horizon in Lewisville, Texas, or such other place as the parties may mutually agree, at which Closing it will be determined that each condition to the obligations of the parties hereunder has been satisfied or waived or will at such Closing be satisfied or waived (the date and time of Closing is herein referred to as the "Closing Date").

     7.2  Actions by the Shareholders. At the Closing:

          (a) Specialty Shares. Each Shareholder shall deliver to Horizon the original certificates representing the Specialty Shares owned by such Shareholder duly endorsed for transfer or with appropriate stock powers with respect thereto duly endorsed in blank by such Shareholder.

          (b) Registration Rights Agreement. The Shareholders shall execute and deliver to Horizon the Registration Rights Agreement.

          (c) Post-Closing Escrow Agreement. Howard B. Finkel, as agent for the Shareholders, shall execute and deliver a post-closing escrow agreement in the form of Exhibit C attached hereto (the "Post-Closing Escrow Agreement") and the Shareholders shall each deliver to Horizon certificates evidencing their respective prorata portions of the Escrow Shares (as defined in Section 7.6).

     7.3  Actions by Horizon. At the Closing, Horizon shall:

          (a) Horizon Stock. Deliver to each Shareholder the shares of Horizon Stock to which such Shareholder is entitled pursuant to the Share Exchange.

          (b) Registration Rights Agreement. Execute and deliver to each Shareholder the Registration Rights Agreement.

          (c) Post-Closing Escrow Agreement. Execute and deliver to Howard B. Finkel the Post-Closing Escrow Agreement.

     7.4 Net Forecast Adjustment. In the event that the "Net Forecast Adjustment" (as defined below) on the Closing Date is a reduction equal to or greater than $500,000, then Horizon shall have the right to terminate this Agreement by written notice to the Shareholders; provided, however, that in such event the Shareholders can require Horizon to proceed with the Closing and consummation of the transactions contemplated by this Agreement by accepting an adjustment to the number of shares of Horizon Stock issuable in the share exchange as specified below. For the purposes of this Agreement, "Net Forecast Adjustment" shall mean an adjustment to the aggregate total amount of "contract net income before taxes" reflected in the Specialty 1997 budget forecast (the "Specialty Budget Forecast"), a copy of which is included as Schedule 7.4, determined by reducing such amount by the amount of "contract net income before taxes" included in the Specialty Budget Forecast with respect to any Specialty Management Contract that is terminated, expires, non-renewed or for any other reason canceled or the other party thereto stops payment on the basis of an alleged default by Specialty after the Effective Date and prior to the Closing Date and by increasing such amount by the amount of the annual "contract net income before taxes" of any new Specialty Management Contract executed and delivered by Specialty after the Effective Date and prior to the Closing Date. The amount of the annual "contract net income before taxes" of any such new Specialty Management Contract shall be determined mutually by Specialty and Horizon in good faith by estimating the total expected "contract net income before taxes" of such new Specialty Management Contract over its entire initial, non-cancellable term and dividing such total amount by the number of years constituting the original, non-cancellable term of such new Specialty Management Contract.

     If the Net Forecast Adjustment is not a reduction equal to or greater than $500,000 then Horizon shall not have the right to terminate this Agreement and there shall be no adjustment to the number of shares of Horizon Stock issuable in the share exchange, even if the Net Forecast Adjustment is a positive number. If the Net Forecast Adjustment is a reduction equal to or greater than $500,000 and Horizon elects to terminate this Agreement, the Shareholders may require Horizon to proceed with this Agreement and consummate the transactions contemplated hereby by accepting an adjustment to the number of shares of Horizon Stock issuable in the share exchange determined by multiplying the number 1,650,000 by a fraction, the numerator of which is the aggregate amount of "contract net income before taxes" of all the Specialty Management Contract reflected in the Specialty Budget Forecast as reduced by the Net Forecast Adjustment and the denominator of which is the aggregate amount of "contract net income before taxes" of all Specialty Management Contracts reflected in the Specialty Budget Forecast.

     7.5 Aged Receivables Adjustment. The number of shares of Horizon Stock issuable in the share exchange shall also be adjusted on the following basis to account for any increase in the total amount of certain Specialty aged accounts receivables. For the purposes of this Section 7.5, the number of shares of Horizon Stock issuable in the share exchange (after any adjustment is made pursuant to Section 7.4 above, if any) shall be reduced by a number of shares determined by dividing (a) the amount by which the aggregate amount of Specialty account receivables outstanding for 100 days or more on the last day of the calendar month immediately preceding the calendar month in which the Closing occurs exceeds the aggregate amount of Specialty account receivables outstanding for 90 days or more on December 31, 1996 by (b) $19.50 (with any partial share so determined being disregarded for the purposes of such adjustment). Provided, however, that, for the purposes of this Section 7.5, any account receivable relating to or arising out of the Newport Contract shall be disregarded in determining the aggregate amount of such account receivables outstanding on either of such dates. No adjustment shall be made in the event that the aggregate amount of Specialty account receivables outstanding for 100 days or more on the last day of the calendar month immediately preceding the calendar month in which the Closing occurs is less than the aggregate amount of Specialty account receivables outstanding for 90 days or more on December 31, 1996. Notwithstanding the foregoing, in the event that arbitration proceedings have been initiated prior to the Closing Date and have not been completed by the Closing Date under the Specialty Management Contract to which Specialty account receivable outstanding for 100 days or more relates, then the adjustment with respect to such account receivable, if any, shall not be made on the Closing Date and instead Horizon shall be deemed to have given a Notice of Claim under the Post-Closing Escrow Agreement (defined in Section 7.6 below) with respect to such account receivable and a number of shares of Horizon Stock equal to the amount which otherwise would constitute the adjustment attributable to such account receivable on the Closing Date shall be held in escrow pending final resolution of such arbitration proceedings. Upon final resolution of such arbitration proceedings, the number of shares which would have been attributable to the adjustment which would have been applicable on the Closing Date because of the uncollectible amount of such account receivable shall be released to Horizon. Horizon agrees that the Shareholders shall have the right to participate in any such arbitration proceedings after the Closing Date and shall have the right to approve any settlement of such dispute, which approval shall not be unreasonably withheld.

     7.6  Post-Closing Escrow.

          (a) Escrow Shares. The Shareholders expressly agree that 51,282 shares of Horizon Stock (the "Escrow Shares") in the aggregate shall be retained out of the Horizon Stock to be transferred to the Shareholders under the Share Exchange. Such Escrow Shares shall be held by Horizon in escrow pursuant to the Post-Closing Escrow Agreement. The portion of such Escrow Shares to be withheld out of the number of shares of Horizon Stock to be issued to each Shareholder in the Share Exchange shall be determined on a pro rata basis as to each Shareholder based on the percentage that the number of Specialty Shares owned by such Shareholder represents of the total number of Specialty Shares owned by all Shareholders. The Escrow Shares shall be used solely for the satisfaction of the account receivable adjustment as specified in Section 7.5 above and the liabilities of the Shareholders as specified under Article VIII of this Agreement.

          (b) Limited Power of Attorney. Each Shareholder, jointly and severally, makes, constitutes and appoints Howard B. Finkel, (referred to herein as "Shareholders Agent"), as agent and attorney-in-fact, with full power of substitution, in his, her or its name, place and stead to (i) execute and deliver for and on behalf of the Shareholders the Post-Closing Escrow Agreement, (ii) retain and engage counsel and other professional consultants which, in the sole opinion of Shareholders Agent, are required in connection with the Post-Closing Escrow Agreement, or required to defend any real, actual, threatened or pending claim, demand or action brought by Horizon or any other person in connection with the satisfaction of liabilities of the Shareholders under Article VIII of this Agreement ("Post-Closing Claims"), (iii) make, execute, sign, acknowledge, swear to, record and file on each Shareholder's behalf all instruments that effect an amendment or modification of the Post-Closing Escrow Agreement or any documents, instruments or filings required to explain, protect against, defend or resolve any Post-Closing Claims, and (iv) take such other actions, execute such instruments and incur and pay such fees, costs and expenses as are necessary to effect the purpose and intent of this Section
     7.4. The foregoing limited power of attorney (i) is coupled with an interest and shall be irrevocable and survive the death or incapacity of each Shareholder; (ii) may be exercised either by signing separately as attorney-in-fact for each Shareholder or, after listing all of the Shareholders executing an instrument, by a single signature of the person acting as attorney-in-fact for all of them; and (iii) shall survive the delivery of an assignment by a Shareholder of the whole or any portion of a Shareholder's interest.

                                  ARTICLE VIII

             SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY
                            POST-CLOSING AGREEMENTS

     8.1 Representations and Warranties to Survive. All statements contained in any agreement, certificate, instrument, schedule, or document delivered by or on behalf of any of the parties pursuant to this Agreement and the transactions contemplated hereby shall be deemed representations and warranties by the delivering party hereunder. All representations and warranties made by the parties in this Agreement shall be true at the Closing and shall survive the consummation of this Agreement and the Closing hereunder for a period of one year, ending at midnight on the first anniversary of the Closing Date; provided, however, that if, prior to the expiration of such one year period, a state of facts shall have become known which threatens to give rise to a liability against which any party hereto would be entitled to indemnification hereunder and the indemnified party shall have given notice of such facts to the indemnifying party, then the rights of the indemnified party to indemnification with respect to such liability shall continue until such liability shall have been finally determined and disposed of (including disposition by the expiration of the applicable statute of limitations with respect to such liability); provided further, however, that if a claim for indemnification is made pursuant to this Article VIII, then such claim for indemnification or any claim arising out of the wrongful failure to comply with the provisions of this Article VIII shall survive until the expiration of the applicable period of limitations with respect to such claim for indemnification; and provided further, however, that such one year limitation specified above shall not apply to the matters described in Section 8.6(d) below. With respect to the representations and warranties of the parties, nothing contained herein shall be deemed to require or imply that the accuracy of such representations and warranties shall apply on a continuing basis as to facts existing after the date of the Closing. No investigation or examination made by any party hereto shall constitute a waiver of any representation or warranty and no representation or warranty shall be merged into the Closing hereunder.

     8.2 Access to Records Following Closing. Horizon and the Shareholders agree that so long as any books, records and files retained by the Shareholders relating to the business of Specialty, or the books, records and files delivered to the control of Horizon pursuant to this Agreement to the extent they relate to the operations of Specialty prior to the Closing Date, remain in existence and available, each party (at its expense) shall have the right upon prior notice to inspect and to make copies of the same at any time during business hours for any proper purpose. Horizon and the Shareholders shall use reasonable efforts not to destroy or allow the destruction of any such books, records and files without first offering in writing to deliver them to the other.

     8.3  Tax Matters and Post-Closing Cooperation.

          (a) In order appropriately to apportion any Taxes imposed on Specialty relating to a period that includes (but that would not, but for this section, close on) the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authorities to treat for all purposes the Closing Date as the last day of a taxable period of Specialty, and such period shall be treated as a "Short Period" and a "Pre-Closing Period" for purposes of this Agreement. In any case where applicable law does not permit Specialty to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of such Taxes that is attributable to the operations of Specialty for such Interim Period (as defined below) shall be (i) in the case of Taxes that are not based on income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based on income or gross receipts, the Taxes that would be due with respect to the Interim Period, if such Interim Period were a Short Period. "Interim Period" means with respect to any Taxes imposed on Specialty on a periodic basis for which the Closing Date is not the last day of a Short period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the Closing Date and ending on and including the Closing Date.

          (b) The Shareholders agree that it will cooperate with Horizon and Specialty and their respective representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of, and (ii) any administrative or judicial proceedings involving, any return of tax or information filed or required to be filed by or for Specialty or Horizon.

     8.4  Indemnity. Subject to the limitations set forth in Section 8.6 below,

        (a) Shareholders.

             (i) Each Shareholder, jointly and severally (except as to the representations and warranties contained in Article II which shall be several and not joint), shall indemnify and hold harmless Specialty, Horizon and the subsidiaries, shareholders, partners, directors, officers, employees and agents of Horizon, from, against, and in respect of, any loss, liability, claim, demand, or expense, including but not limited to reasonable attorney, investigation and consultant fees and costs, of any other kind whatsoever arising out of or resulting from any of the following:

                (1) Any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant of any of the Shareholders, Management Shareholders, and Specialty under this

           Agreement or under any other agreement or document delivered by the Shareholders at Closing hereunder; and

                (2) Any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

             (ii) From and after the Closing Date, the Shareholders shall protect, defend, indemnify and hold harmless Horizon and Specialty from any and all Taxes imposed on Specialty in respect of its income, business, property or operations or for which Specialty may otherwise be liable (1) for any taxable period ending prior to the Closing Date and for any Pre-Closing Period (as defined and determined in Section 8.3),
        (2) in respect of any Post-Closing Period, attributable to events, transactions, sales, deposits, services or rentals occurring, received or performed in a Pre-Closing Period, (3) in respect of any Post-Closing Period, attributable to any change in accounting method employed by Specialty during any of its four previous taxable years, (4) in respect of any Post-Closing Period, attributable to any items of income or gain of a partnership reporting Specialty as a partner, to the extent such items are properly attributable to periods of the partnership ending on or before the Closing Date, (5) attributable to any discharge of indebtedness that may result from any capital contributions by the Shareholders to Specialty of any intercompany indebtedness owed by Specialty to the Shareholders, (6) resulting from the making of a Code
        Section 338 election (or analogous provision of state, local or territorial law), and (7) resulting from the breach of the Shareholders' representations set forth in Section 3.23 hereof; provided, however, that the Shareholders' liability under the foregoing provisions of this paragraph shall be reduced as to any item to the extent that such item was specifically and fully reserved for in the Specialty Balance Sheet.

             Horizon shall use reasonable efforts to keep the Shareholders advised as to the status of Tax audits and litigation involving any Taxes which could give rise to a liability of the Shareholders to Horizon under this agreement (a "Tax Liability Issue"). Horizon shall promptly furnish to the Management Shareholders copies of any inquiries or requests for information from any Taxing Authority concerning any Tax Liability Issue. Horizon shall notify the Management Shareholders as to which inquiries or information requests it desires to monitor and, with respect to such matters, the Management Shareholders will submit for Horizon approval (which shall not be unreasonably withheld) the information to be provided to a Taxing Authority in response to inquiries or requests. The Management Shareholders agree to timely notify Horizon regarding any proposed written communication (i.e., communications not relating to inquiries or requests for information) by the Management Shareholders to any such Taxing Authority with respect to such Tax Liability Issue and Horizon shall subsequently notify the Management Shareholders as to which Tax Liability Issues Horizon desires to monitor. Upon request by Horizon, the Management Shareholders shall provide copies of such written communications and documents to be submitted therewith and receive approval from Horizon (which approval shall not be unreasonably withheld and shall be given on a timely basis) prior to submission to the Taxing Authority. Horizon shall have the right to consult with the Management Shareholders regarding any response to such requests. Horizon and the Management Shareholders, as the case may be, shall each promptly furnish to the other upon receipt a copy of information document requests, a notice of proposed adjustment, revenue agent's report or similar report or notice of deficiency together with all relevant documents and memos related to the foregoing documents, notices or reports, relating to any Tax Liability Issue.

             Subject to the foregoing cooperation provisions, Horizon shall have full responsibility for and discretion in handling any Tax controversy, including, without limitation, an audit, a protest to the Appeals Division of the IRS, and litigation in Tax Court or any other court of competent jurisdiction involving Specialty.

          (b) Horizon. Horizon shall indemnify and hold harmless each Shareholder from, against, and in respect of, any loss, liability, claim, demand, or expense, including but not limited to reasonable attorney, investigation and consultant fees and costs, of any kind whatsoever, arising out of or resulting from any of the following:

             (i) Any misrepresentations, breach of warranty, or failure to fulfill any agreement or covenant of Horizon under this Agreement or under any other agreement or document delivered by Horizon to the Shareholders at Closing hereunder; and

             (ii) Any and all actions, suits, proceedings, demands, assessments, judgments, costs, and legal and other expenses incident to any of the foregoing.

     8.5 Indemnity Procedures. In case any claim, demand or action shall be brought by any third party including, without limitation, any governmental authority, against a party entitled to indemnity under Section 8.4(a) or 8.4(b) above, such party shall promptly notify the other party or parties, as the case may be, from whom indemnity is or may validly be sought in writing and the indemnifying party or parties shall assume the defense thereof, including the employment of counsel. In addition, in case a party hereto shall become aware of any facts which might result in any such claim, demand or action, such party shall promptly notify the other party or parties who would be obligated to provide indemnity hereunder with respect to such claim, demand or action, and such other party or parties shall have the right to take such action as it or they may deem appropriate to resolve such matter. The indemnified party or parties shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties, unless the employment of such counsel has been specifically authorized by the indemnifying party or parties. Any settlement of any action subject to indemnity hereunder shall require the consent of the indemnified and the indemnifying party which consent shall not be unreasonably withheld and shall be given within five (5) days following the giving of notice thereof. The indemnifying party or parties shall not be liable for any settlement of any action effected without its or their consent, but if settled with the consent of the indemnifying party or parties or if there be a final judgment for the plaintiff in any such action, the indemnifying party or parties shall indemnify and hold harmless the indemnified party from and against any loss or liability by reason of such settlement or judgment. If requested by the indemnifying party, the indemnified party shall cooperate with the indemnifying party and its counsel and use its best efforts in contesting any such claim or, if appropriate, in making any counter-claim or cross-complaint against the party asserting the claim, provided that the indemnifying party will reimburse the indemnified party for reasonable expenses incurred in so cooperating upon presentation of receipts or other evidence of such expense. The indemnifying party and its representatives shall have full and complete access during reasonable hours to all books, records and files of the indemnified party expressly related to the defense of any claim for indemnification undertaken by the indemnifying party pursuant to this Article VIII, or for any other purpose in connection therewith; provided that the indemnifying party shall safeguard and maintain the confidentiality of all such books, records and files.

     8.6  Limitations on Indemnification.

          (a) Maximum Liability. Except with respect to representations and warranties of a Shareholder under Article II, the liability of a Shareholder under this Agreement after the Closing shall not exceed the value of the shares of Horizon Common Stock deposited by such Shareholder pursuant to the Post-Closing Escrow Agreement, which value shall be determined by multiplying the number of shares of Horizon Stock received by such Shareholder in the share exchange by $19.50 or, alternatively, at the election of the Shareholders exercised by written notice delivered to Horizon at the Closing, by the closing market price of the Horizon Common Stock on the Nasdaq National Market for the trading day immediately preceding the Closing Date and the recourse of Horizon shall be limited to the shares of Horizon Common Stock deposited by the Shareholder pursuant to the Post-Closing Escrow Agreement. As to liability for the representations and warranties of a Shareholder under Article II of this Agreement after the Closing, the liability of a Shareholder shall instead be limited to the total value of the Horizon Common Stock received by such Shareholder for the Specialty Shares of such Shareholder pursuant to this Agreement (such value to be determined in the same manner as set forth above with respect to the escrow shares) and the recourse of Horizon shall not be limited to the shares of Horizon Common Stock delivered by the Shareholder pursuant to the Post-Closing Escrow Agreement as its exclusive remedy;

     provided, however, that Horizon shall seek recourse for any such liability of a Shareholder under Article II first against the shares of Horizon Common Stock delivered into escrow by such Shareholder pursuant to the Post-Closing Escrow Agreement before proceeding directly against such Shareholder.

          (b) Initial Threshold. Neither the Shareholders nor Horizon shall be obligated to indemnify the other party except to the extent that the cumulative amount of all indemnifiable losses exceeds Fifty Thousand Dollars ($50,000.00) (the "Threshold"), which excess amount shall be recoverable in accordance with the terms hereof; provided, however, that such limitation set forth in this Section 8.6(b) shall not apply to the matters described in Section 8.6(d); and provided further, however, that such limitation set forth in this Section 8.6(b) shall not apply to matters arising out of a breach of a representation or warranty of a Shareholder contained in Article II of this Agreement.

          (c) Time Limits for Claims. No claim for indemnification may be made by any indemnified party in respect of indemnifiable losses unless written notice thereof shall have been received by the indemnifying party on or prior to one year after the date hereof; provided, however, that the one-year limitation set forth in Section 8.1 and this Section 8.6(c) shall not apply to the matters described in Section 8.6(d) as to which the indemnification obligations hereunder shall expire six (6) months after the termination of the applicable statute of limitations relating to the subject matter covered by such provisions; and provided further, however, that in each case if, prior to the applicable date of expiration, a specific state of facts shall have become known which is reasonably likely to constitute or give rise to any indemnifiable loss as to which indemnity may be payable and the indemnified party shall have given notice of such facts to the indemnifying party and made a claim for indemnification within such one-year period, then the right to indemnification with respect thereto shall remain in effect until such matter shall have been finally determined and disposed of and any indemnification due in respect thereof shall have been paid.

          (d) Certain Matters. The following are the matters referred to in
     Section 8.1, 8.6(b) and Section 8.6(c):

             (i) Losses arising from intentional fraud or an intentional misrepresentation on the part of any Shareholder; and

             (ii) Losses arising from the intentional breach of any covenant or agreement by a Shareholder contained in this Agreement.

     8.7 Remedies; Default; Notice and Cure. If the Closing occurs, indemnification pursuant to this Article VIII is the sole and exclusive remedy of the parties after the Closing for matters arising out of the representations, warranties, covenants and agreements of the Shareholders and Horizon set forth in this Agreement (without limiting the rights of the parties under any other agreement), except as otherwise expressly provided in this Agreement. No party shall be deemed in breach of its obligations hereunder unless it has received written notice from the other party of noncompliance with a term or provision of this Agreement specifying the specific item of noncompliance and the defaulting party has failed to cure such noncompliance within ten (10) days after receipt of such notice; provided, however, that if the nature of such default is such that it cannot be cured solely by the payment of money and that more than 10 days may be reasonably required to effect a cure, then the defaulting party shall not be deemed to be in default if such party shall commence such cure within such 10 day period and thereafter diligently and in good faith prosecutes such cure to successful completion.

     8.8 Pooling of Interest Requirements. Each of the Shareholders agrees to comply with the terms of SEC Accounting Series Release No. 135 ("Release No. 135") and not sell or otherwise reduce his or her risk relative to any shares of Horizon Stock received in the Share Exchange until such time as financial results covering at least thirty (30) days of combined operations of Horizon and Specialty have been issued by Horizon. Horizon agrees to issue, in a manner satisfying the requirements of Release No. 135, an earnings statement containing at least thirty (30) days of combined financial results as soon as reasonably practicable following the Effective Date.

     8.9 Horizon Board Position. Horizon covenants and agrees that it shall use its best efforts to cause Howard B. Finkel to be nominated and elected as a member of the Board of Directors of Horizon so long as Howard B. Finkel beneficially owns not less than five percent (5%) of the outstanding Horizon Common Stock as determined on a fully-diluted basis; provided, however, that the foregoing does not constitute any guarantee that Howard B. Finkel will in fact be so elected.

     8.10 Director and Officer Indemnification. Horizon covenants and agrees that it shall cause Specialty to indemnify and hold harmless the Shareholders who are or were directors and/or officers of Specialty with respect to any litigation or claims arising out of or relating to the Newport Contract to the extent that such individuals are entitled to such indemnification and hold harmless as a current or former director and/or officer of Specialty pursuant to and in accordance with the provisions of the certificate of incorporation and bylaws of Specialty as in effect on the Effective Date and Delaware law.

                                   ARTICLE IX

                                NON-COMPETITION

     9.1 Covenant Not to Compete; Non-Solicitation. For and in consideration of the share exchange and the acquisition of the Specialty Shares by Horizon pursuant to this Agreement and other good and valuable consideration, each of Howard B. Finkel ("Finkel"), the principal shareholder and the chief executive officer of Specialty, and John Harrison, ("Harrison"), a shareholder and the chief operating officer of Specialty, severally but not jointly, covenant and agree for the respective periods of time specified below that he shall not, directly or indirectly, as an employer, employee, director, officer, consultant, creditor, investor, owner, agent, principal, partner, shareholder, or through any other kind of ownership (other than ownership of securities of Horizon or of any other publicly held entity in which such person, directly or indirectly, in the aggregate beneficially owns less than two percent (2%) of any class of outstanding securities), or in any other representative or individual capacity, do any of the following:

          (i) engage in the operation or management of a mental health or rehabilitation treatment unit or program operated in or in association with a general acute care hospital (the "Business") in the continental United States (the "Restricted Area");

          (ii) engage in any business which calls upon, solicits, diverts or takes away any customer or customers of Horizon or its subsidiaries including Specialty, in the Restricted Area for the purpose of selling or attempting to sell to any of said customers any products or services similar to any products or services heretofore sold or provided to any of such customers by Horizon or its subsidiaries including Specialty; and

          (iii) engage in any business which solicits any present or future employee of Horizon or its subsidiaries including Specialty or initiates discussions with any such employee regarding his or her termination or resignation from employment with the Horizon or its subsidiaries including Specialty, so that such employee may accept employment with, or engagement (as a partner, investor, shareholder, employee, agent, consultant, or otherwise directly or indirectly, with any party engaged in any of the activities proscribed as specified above.

The foregoing provisions of this Section 9.1 shall apply to Finkel for a period equal to the greater of three (3) years after the Closing Date or two (2) years after Finkel ceases to be a director of Horizon. The foregoing provisions of this Section 9.1 shall apply to Harrison for the period of one (1) year after the Closing Date.

     9.2 Non-Disclosure. Each of Finkel and Harrison, severally but not jointly, further covenants and agrees that all information concerning the assets, liabilities and financial condition of Horizon and its subsidiaries, including Specialty, constitute trade secrets and confidential, proprietary business information which is the property of Horizon and its subsidiaries and that, unless otherwise required by law, from and after the Closing Date:

          (a) he shall use his best efforts and exercise utmost diligence to protect and safeguard all of such trade secrets and confidential, proprietary information;

          (b) he shall not, directly or indirectly, use, sell, license, publish, disclose or otherwise transfer or make available to others any of such trade secrets or confidential, proprietary information;

          (c) without the prior written consent of Horizon, he shall not, directly or indirectly, disclose any of such trade secrets or confidential, proprietary information; and

          (d) he shall not, directly or indirectly, use for his own benefit or for the benefit of another, any of such trade secrets or confidential, proprietary information.

It is expressly understood, however, that the foregoing shall not apply to any information that was generally available to the public on a non-confidential basis prior to the date of this Agreement or was or becomes generally available to the public on a non-confidential basis from a third party who is not bound to keep such information confidential. Nothing contained in this Section 9.2 shall restrict disclosure of information incident to obtaining judicial enforcement of the terms of this Agreement.

     9.3 Nondisparagement. Finkel and Harrison, respectively, each further severally agree that for the period under Section 9.1 above applicable to him, he shall not make or publish any statement, written or oral, disparaging the reputation of Horizon or any of its subsidiaries, including Specialty, the executive officers of Horizon or any of its subsidiaries or any of the business services or products of Horizon or any of its subsidiaries or solicit or encourage any hospital having a management contract with Horizon or any of its subsidiaries, including Specialty, to terminate such management contract. Nothing contained in this Section 9.3 shall restrict statements incident to obtaining judicial enforcement of the terms of this Agreement.

     9.4 Reasonableness; Reformation. Finkel and Harrison, respectively, each severally acknowledge and agree that (i) the provisions of this Article IX are ancillary to the transaction pursuant to which he sold and Horizon acquired the Specialty Shares, (ii) the provisions of this Agreement contain reasonable limitations as to time, geographical area and scope of activities to be restrained and do not impose a greater restraint than is necessary to protect goodwill and other business interests of Horizon and its subsidiaries, (iii) if any portion of the covenants and agreements set forth in this Agreement are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible as to time, scope of activities covered, and geographical area, and (iv) if any court of competent jurisdiction determines the specified time period, scope of activities covered, or the specified geographical area applicable to any provision of this Agreement to be invalid, unreasonable, arbitrary or against public policy, a lesser time period, scope of activities covered, and/or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against him.

     9.5 Remedies for Breach. If Finkel or Harrison, respectively, has failed to satisfactorily cure any breach or threatened breach of any covenant or agreement contained herein within ten (10) days after written notice of such breach or threatened breach is given by Horizon, any one or more of the following remedies, as selected by Horizon in its sole discretion, shall be available to Horizon in the event of a breach of this Agreement:

          (a) Specific Performance. In the event of a breach or threatened breach of any covenant or agreement in this Article IX, remedies at law will not adequately compensate Horizon for its injuries incurred as a result thereof. Accordingly, injunctive and/or equitable relief shall be available to Horizon to specifically enforce this Article IX and prevent such breach and any continued breach of any covenant and agreement herein.

          (b) Suit for Damages. In addition to the remedies stated in Section 9.5(a) above, in the event of any breach of any covenant or agreement of this Article IX, Horizon may sue the party committing such breach for damages arising out of such breach and otherwise enforce this Article IX and obtain all other remedies available to Horizon under applicable law.

                                   ARTICLE X

               TERMINATION AND ABANDONMENT OF THE SHARE EXCHANGE

     10.1 Termination. This Agreement may be terminated and the share exchange abandoned (notwithstanding approval by the Horizon shareholders of the share exchange) prior to the Closing Date:

          (a) by mutual written consent of Horizon and the Shareholders at any time;

          (b) by Horizon at any time twenty (20) days or more after the Effective Date if NME has not agreed in writing to be a party to this Agreement;

          (c) by Horizon pursuant to Section 7.4 of this Agreement;

          (d) by the Shareholders at any time after August 31, 1997, provided that neither any Shareholder nor Specialty is in material breach of any covenant, agreement, representation or warranty made by it in this Agreement;

          (e) by Horizon at any time after August 31, 1997, provided that Horizon is not in material breach of any covenant, agreement, representation or warranty made by it in this Agreement;

          (f) by the Shareholders or Horizon at any time if an order is entered by any court or governmental agency having jurisdiction enjoining Horizon or any Shareholder, respectively, from consummating the share exchange and such order shall not have been vacated, reversed or withdrawn on or before the earlier of (i) the sixtieth day after the date on which such order was first issued or (ii) August 31, 1997;

          (g) by the Shareholders or Horizon if (i) any material representation or warranty of the other hereunder shall not have been true and correct as of the Effective Date or shall become untrue or incorrect after the Effective Date, except as contemplated by Sections 7.4 and 7.5, or (ii) material default shall be made by the other hereunder in the due and timely observance or performance of any of its covenants and agreements herein contained, in either event only if such representation or warranty cannot be made true and correct or such default cannot be cured on or prior to the earlier of (1) the 15th day after the non-defaulting or non-breaching party notifies the other in writing of such default or breach, specifying the nature thereof, or (2) August 31, 1997. The Shareholders and Specialty shall be considered a single party for purposes of this Section 10.1(e).

     10.2 Effect of Termination. In the event of termination and abandonment pursuant to Section 10.1 hereof, this Agreement shall become void and have no effect, without any liability on the part of any of the parties, except as otherwise provided in the last sentence of Section 5.1 and in Sections 10.3 and
11.9 hereof.

     10.3 Termination Fee. In the event that Horizon terminates this Agreement prior to Closing as a result of Specialty or the Shareholders engaging in a willful failure to perform any of their obligations or a willful and material misstatement of any representation or warranty contained in this Agreement, Specialty shall promptly pay to Horizon on demand a termination fee, payable in cash, equal to the full amount of all costs and expenses, including without limitation attorneys and accountants fees and expenses, incurred by Horizon in connection with the transactions contemplated by this Agreement up to an aggregate maximum amount of Two Hundred Fifty Thousand Dollars ($250,000.00). Such termination fee shall be in lieu of any other damages arising out of such termination.

                                   ARTICLE XI

                                 MISCELLANEOUS

     11.1 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by a writing signed by the parties.

     11.2 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the documents referred to herein, constitute the entire and complete agreement among the parties, and supersedes all prior arrangements or understandings, whether written or oral, with respect to the subject matter of this Agreement.

     11.3 Schedules. References to a Schedule shall include any applicable disclosure expressly set forth on the face of any other Schedule even if not specifically cross-referenced to such other Schedule; provided, however, that the representations and warranties of a party set forth in this Agreement shall not be affected or deemed modified, waived or limited in any respect by the information contained in any agreement or document listed or referenced in the Schedules unless the reference on the face of the Schedule expressly by its terms indicates that it limits the scope of a representation or warranty. The parties acknowledge that certain agreements and documents listed on the Schedules are not attached to the Schedules, but were previously delivered or made available to the party or its representatives in connection with the due diligence investigation conducted by the parties prior to Closing (hereinafter defined). The parties represent and warrant to each other that such agreements and documents made available or delivered to the other party were originals or true and complete copies of the originals of all such agreements and documents. The Schedules delivered pursuant to this Agreement shall not be attached hereto but shall be delivered separately accompanied by a certified of the President or an Executive Vice President of a party to the effect that such constitutes the Schedules to this Agreement and constitute a part hereof.

     11.4 Descriptive Headings. The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

     11.5 Defined Terms. As used in this Agreement, capitalized terms shall have the meanings expressly set forth herein for such terms, and variants and derivatives of such defined terms shall have correlative meanings. To the extent that certain of the defined terms set forth herein express agreements between or among parties to this Agreement, the parties agree to the same by execution of this Agreement.

     11.6 No Personal Liability. None of the directors, officers, representatives, agents or legal counsel of any party, in their capacity as such, shall have any liability in damages, rescission or otherwise to any other party under or on account of this Agreement or any of the transactions contemplated hereby.

     11.7 Notices. Any notices, claims or demands which any party is required or may desire to give to another under or in conjunction with this Agreement shall be in writing, and shall be given by addressing the same to such other party(ies) at the address set forth below, and by (i) depositing the same so addressed, postage prepaid, first class, certified or registered, in the United States mail (herein referred to as "Mailing"), (ii) overnight delivery by a nationally recognized overnight courier service (e.g. UPS, Federal Express),
(iii) delivering the same personally to such other party(ies), or (iv) transmitting by facsimile and Mailing the original. Any notice shall be deemed to have been given five (5) U.S. Post Office delivery days following the date of Mailing; one business day after timely delivery to an overnight courier; if by personal delivery, upon such delivery; or if by facsimile, the day of transmission if made within customary business hours, or if not transmitted within customary business hours, the following business day.

          If to Horizon:

               Horizon Mental Health Management, Inc.
               1500 Waters Ridge Drive
               Lewisville, Texas 75057-6011
               Attention: James Ken Newman, President
               Facsimile Number: (972) 420-8282

               With a copy to:

               Strasburger & Price, L.L.P.
               901 Main Street, Suite 4300
               Dallas, Texas 75202
               Attention: David K. Meyercord, Esq.
               Facsimile Number: (214) 651-4330

          If to the Shareholders:

               To the respective addresses set
               forth on Exhibit A hereto

               With a copy to:

               Howrey & Simon
               1299 Pennsylvania Avenue, N.W.
               Washington, D.C. 20004-2402
               Attention: Roger A. Klein, Esq.
               Facsimile Number: (202) 383-6610

          If to Specialty:

               Specialty Healthcare Management, Inc.
               6300 South Syracuse Way, Suite 645
               Denver, Colorado 80111-6726
               Attention: Howard B. Finkel, President
               Facsimile Number: (303) 793-0855

Any party may change the address or facsimile telephone number for notices to be sent to it by written notice delivered pursuant to the terms of this Section 11.7.

     11.8 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     11.9 Expenses. If the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of this Agreement; provided, however, that Specialty shall pay the reasonable fees and expenses of counsel for the Shareholders up to a maximum amount of Seventy-Five Thousand Dollars ($75,000).

     11.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties hereto.

     11.11 Choice of Law. This Agreement is being executed and delivered, and is intended to be performed, in the State of Delaware, and the laws of such state and of the United States of America shall govern the rights, duties and obligations of the parties and the validity, construction, enforcement, and interpretation of this Agreement.

     11.12 Invalid Provisions. If any provision of this Agreement is deemed or held to be illegal, invalid, or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

     11.13 Number and Gender of Words. Whenever in this Agreement, the singular number is used, the same shall include the plural where appropriate, and vice versa, and words of any gender shall include each other gender where appropriate.

     11.14 Attorney's Fees and Costs. In the event of a breach by any party to this Agreement and commencement of a subsequent legal action in a court of law or forum of arbitration, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable attorney's fees and court costs, including, but not limited to, the costs of expert witnesses, transportation, lodging and meal costs of the parties and witnesses, costs of transcript preparation and other reasonable and necessary direct and incidental costs of such dispute.

               (Remainder of This Page Intentionally Left Blank)

     IN WITNESS WHEREOF, the parties hereto have executed this Share Exchange Reorganization Agreement as of the date first written above.

HORIZON MENTAL HEALTH MANAGEMENT, INC.             SPECIALTY HEALTHCARE MANAGEMENT, INC.

By: /s/ JAMES W. MCATEE                            By: /s/ HOWARD B. FINKEL
    ----------------------------------------       ----------------------------------------
    Name: James W. McAtee                              Name: Howard B. Finkel
    Title:  Executive Vice President                   Title:  Chairman & CEO

THE SHAREHOLDERS:
            /s/ HOWARD B. FINKEL                                /s/ DENISE DAILEY
--------------------------------------------       --------------------------------------------
              Howard B. Finkel                                    Denise Dailey

             /s/ JOHN HARRISON                              /s/ KENNETH R. DORMAN M.D.
--------------------------------------------       --------------------------------------------
               John Harrison                                        Ken Dorman

              /s/ LARRY REIFF                                /s/ G. PHILLIP WOELLNER
--------------------------------------------       --------------------------------------------
                Larry Reiff                                    G. Phillip Woellner

ARGENTUM CAPITAL PARTNERS, L.P.                              /s/ MICHAEL S. MCCARTHY
                                                   --------------------------------------------
                                                               Michael S. McCarthy

By: /s/ DANIEL RAYNOR
    ----------------------------------------
    Name: Daniel Raynor
    Title:  Chairman

                                   EXHIBIT A

                                                                                      PERCENTAGE
                                                              SHARES OF SPECIALTY    OWNERSHIP OF
              NAME AND ADDRESS OF SHAREHOLDER                    COMMON STOCK        SPECIALTY(1)
------------------------------------------------------------  -------------------    ------------
Howard B. Finkel............................................         4,500              47.40%
6300 South Syracuse Way
Suite 645
Denver Colorado 80111-6726
John Harrison...............................................           937               9.87%
6300 South Syracuse Way
Suite 645
Denver Colorado 80111-6726
Larry Reiff.................................................           937               9.87%
6300 South Syracuse Way
Suite 645
Denver Colorado 80111-6726
Argentum Capital Partners, L.P..............................           375               3.95%
405 Lexington Ave., 5th Floor
New York, NY 10174
Denise Dailey...............................................            75               0.79%
6300 South Syracuse Way
Suite 645
Denver Colorado 80111-6726
Ken Dorman..................................................            75               0.79%
6300 South Syracuse Way
Suite 645
Denver Colorado 80111-6726
G. Phillip Woellner.........................................            75               0.79%
6300 South Syracuse Way
Suite 645
Denver Colorado 80111-6726
Michael S. McCarthy.........................................         1,305              13.74%
205 West Touhy Ave.
Park Ridge, IL 60068
NME Management Services, Inc................................         1,215              12.80%
                                                                    ------              -----
                                                                     9,494                100%

---------------

(1) Assumes exercise of the NME Warrant.

                                   EXHIBIT B

                         REGISTRATION RIGHTS AGREEMENT

     This Registration Rights Agreement (this "Agreement"), is entered into as
of             , 1997, by and between Horizon Mental Health Management, Inc., a
Delaware corporation ("Horizon") and Howard B. Finkel, John Harrison, Larry Reiff, Argentum Capital Partners, L.P. a Delaware limited partnership, Denise Dailey, Ken Dorman, G. Phillip Woellner, Michael S. McCarthy and NME Management Services, Inc., a Delaware corporation (individually a "Shareholder" and collectively the "Shareholders").

     WHEREAS, Horizon and the Shareholders are simultaneously consummating the transactions contemplated by that certain Share Exchange Reorganization Agreement (the "Reorganization Agreement"), dated April 25, 1997, by and among Horizon, the Shareholders and Specialty Healthcare Management, Inc., a Delaware corporation ("Specialty"); and

     WHEREAS, the Shareholders pursuant to the Reorganization Agreement received unregistered shares of Common Stock of Horizon in a private offering transaction (the "Share Exchange"); and

     WHEREAS, Horizon and the Shareholders agreed to enter into this Agreement pursuant to the Reorganization Agreement simultaneously with the Share Exchange;

     NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Definitions.

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" means the Common Stock, $.01 par value, of Horizon issued in the Share Exchange pursuant to the Reorganization Agreement.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Holder" means a Shareholder or any assignee or transferee of a Registrable Security.

     "Registrable Securities" means the shares of Common Stock issued to the Shareholders in the Share Exchange pursuant to the Reorganization Agreement, other than the shares of Common Stock held in escrow under the Post-Closing Escrow Agreement executed pursuant to the Reorganization Agreement. Any Registrable Security will cease to be a Registrable Security when (i) a registration statement covering such Registrable Security has been declared effective by the Commission and the Registrable Security has been disposed of pursuant to such effective registration statement, (ii) the Registrable Security is sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met or (iii) the Registrable Security has been otherwise transferred, Horizon has delivered a new certificate or other evidence of ownership for the Registrable Security not bearing a legend restricting further transfer, and the Registrable Security may be resold without subsequent registration under the Securities Act.

     "Registration Statement" means the registration statement contemplated by this Agreement.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Selling Holder" means a Holder who is selling Registrable Securities pursuant to the Registration Statement.

     "Underwriters" means a securities dealer which purchases any Registrable Securities as principal and not as part of such dealer's market-making activities.

     2. Unregistered Securities.

     Each Shareholder acknowledges that the shares of Common Stock issued in the Share Exchange are unregistered securities and are subject to Rule 144 under the Securities Act for the purposes of any resales of shares of the Common Stock. Each Shareholder hereby represents and warrants to, and agrees with, Horizon as follows:

          (a) The Shareholder will not sell or otherwise transfer any of the Common Stock in violation of the Securities Act or the rules and regulations promulgated thereunder. The Shareholder has not and will not, in any event, sell or otherwise transfer or enter into any contract or otherwise agree to sell or otherwise transfer any of the Common Stock until such time as financial results covering at least thirty days of combined operations of Horizon and Specialty after the Share Exchange have been published and distributed to the stockholders of Horizon.

          (b) The Shareholders hereby consent to the placing of a legend on the certificate or certificates evidencing the Common Stock referring to the issuance thereof in a private offering transaction under the Securities Act and to the giving of stop transfer instructions to the transfer agent for the Common Stock with respect to such certificate or certificates. The legend will state in substance:

           "The shares represented by this certificate have not been registered under the Securities Act of 1933 or the Blue Sky Laws of any state and may not be sold or otherwise transferred in the absence of (a) an effective registration statement for the sale of such shares under the Securities Act of 1933 or (b) an opinion of counsel reasonably satisfactory to Horizon to the effect that the transfer may be made without such registration."

          (c) Except as set forth herein, each Shareholder understands that Horizon is under no obligation to take any action to facilitate the sale, transfer or other disposition by any Shareholder, or on behalf of any Shareholder, of any of the Common Stock.

          (d) In the event of any sale or transfer of any of the Common Stock in a transaction not involving a sale pursuant to Rule 144 under the Securities Act or not involving a sale in a registered public offering, the Shareholder will obtain from each transferee of the Common Stock in such transaction a letter agreement substantially similar to this Section 2 or a letter containing such other information reasonably required by Horizon to evidence an exception from the applicable registration requirements of federal or state securities laws, which is binding and enforceable by Horizon against the transferee.

     It is understood and agreed that the legend set forth in paragraph (b) above shall be removed, and the related stock transfer restrictions shall be lifted forthwith in connection with the sale or other transfer of Common Stock
(i) if the sale or other transfer of the shares of Common Stock shall have been registered under the Securities Act, or (ii) if the sale or other transfer of the shares of Common Stock is not so registered, the Shareholder is not at the time of such sale or other transfer an affiliate of Horizon and has held the Stock for at least one year (or such other period as may be prescribed by the Securities Act and the rules and regulations thereunder) and Horizon, for at least twelve months immediately preceding the sale or other transfer, has filed with the Commission all of the reports it is required to file under Exchange Act, or (iii) if Horizon shall have received either a letter from the staff of the Commission or an opinion of legal counsel acceptable to Horizon, to the effect that the stock transfer restrictions and the legend are not required and may be removed.

     3. The Registration Statement.

     (a) Registration Statement. Subject to the provisions of this Section 3, Horizon agrees that it shall prepare and file with the Commission as soon as practicable after the date hereof, but in no event earlier than October 15, 1997, a registration statement (the "Registration Statement") on any form for which Horizon then qualifies and Horizon considers appropriate and which is available to sell the Registrable Securities; provided, however, that it is understood that Horizon shall be required to proceed with the Registration Statement only after its 1997 fiscal year-end audited financial statements are available to be used for the purposes of the Registration Statement. Horizon further agrees to use its best efforts to cause the Registration Statement to be filed and declared effective within thirty (30) days after the Horizon 1997 fiscal year-end audited financial statements are available. Prior to the filing of the Registration Statement, Horizon shall request from each Holder the number of shares of Registrable Securities owned by the Holder desired to be included in the Registration Statement. Subject to the provisions of Section 3(b) below, Horizon will include in the Registration Statement all Registrable Securities with respect to which Horizon has received written requests for inclusion therein within twenty (20) days after the receipt by the applicable Holder of Horizon's notice. Each such request from a Holder will specify the number of shares of Registrable Securities to be registered. Unless the Holder or Holders of a majority of the Registrable Securities to be registered in the Registration Statement shall consent in writing, Horizon shall not be permitted to include any other securities under the Registration Statement.

     (b) Underwritten Offering. Horizon may elect to proceed with the Registration Statement pursuant to Section 3(a) above in the form of an underwritten offering and, in such event, the Holders participating in the Registration Statement hereby agree that the offering shall be in the form of an underwritten offering. In such event, Horizon shall select the managing underwriter(s) and such additional investment bankers and managers to be used in connection with the offering; provided, that such underwriter and additional investment bankers and managers must be reasonably satisfactory to the Holders participating in the Registration Statement. If the managing underwriter or underwriters of such offering advise Horizon and the Holders in writing that in their opinion the number of shares of Registerable Securities requested to be included in such offering is sufficiently large to materially and adversely affect the success of such offering, Horizon will only include in the Registration Statement the Registrable Securities (and no securities offered by Horizon or any other party) limited to an aggregate number of the Registrable Securities which in the opinion of such managing Underwriter or Underwriters can be sold without any such material adverse effect, and such amount shall be allocated to the Holders of Registrable Securities based on the number of Registrable Securities requested to be included in the Registration Statement. As to any Registrable Securities requested to be included in the offering by the Holders, but not included due to such opinion of the Managing Underwriters, the Holders of such Registrable Securities shall have the piggyback registration rights provided under Section 4 below.

     (c) Other Form of Offering. In the event that Horizon elects not to proceed or is unable to effect the offering pursuant to the Registration Statement as an underwritten offering, then Horizon shall nevertheless still be obligated to proceed with the Registration Statement and an offering of the Registerable Securities on a non-underwritten basis; provided, however, that Horizon agrees to proceed in such event in the same manner and at the same times as specified in Section 3(a) but provided further, however, that the Holders agree that, in such event, the Shareholders shall initially for at least a two week period after the effective date of the Registration Statement attempt to sell the Registerable Securities through block sales arranged by a broker/dealer selected by Horizon and reasonably satisfactory to the Holders.

     (d) Effective Registration and Expenses. A registration will not count as the Registration Statement until it has become effective (unless the Holders withdraw the Registrable Securities, in which case such registration will count as the Registration Statement unless the Holders of such Registrable Securities agree to pay all Registration Expenses (as hereinafter defined)). Except as provided above, Horizon will pay all Registration Expenses in connection with any Registration Statement whether or not it becomes effective.

     4. Finkel Piggyback Registration Rights.

     (a) If at any time after the offering pursuant to the Registration Statement contemplated under Section 3 above is completed and before the expiration of one(1) year after the date of this Agreement, the Company proposes for any reason to register any shares of Common Stock under the Securities Act (other than pursuant to a registration statement on Form S-4 or Form S-8 (or a similar or successor form) with respect to an offering of Common Stock by the Company for its own account or for the account of any of its security holders, it shall at each such time promptly give written notice to Howard B. Finkel ("Finkel") of its intention to do so (but in no event less than ten days before the anticipated filing date). Such notice shall offer Finkel the opportunity to register such number of shares of Registrable Securities as Finkel may request.

     (b) The Company shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the shares of Registrable Securities requested by Finkel to be included in the registration statement for such offering to be included (on the same terms and conditions as the Common Stock of the Company included therein to the extent appropriate). Notwithstanding the foregoing, if in the reasonable judgment of the managing Underwriter or Underwriters, due to the size of the offering which the Company or such other persons or entities intend to make, the success of the offering would be adversely affected by inclusion of the Registrable Securities requested to be included by Finkel then, if the offering is by the Company for its own account or is an offering by other holders registering shares of Common Stock of the Company pursuant to demand registration rights, then the number of shares of Common Stock to be offered for the account of Finkel and any other holders registering shares of Common Stock of the Company pursuant to similar piggyback registration rights, if any, shall be reduced pro rata based on the relative percentage ownership of all shares of Common Stock then outstanding owned by Finkel and such other holders to the extent necessary to reduce the total number of shares of Common Stock to be included in such offering to the amount recommended by such managing Underwriter or Underwriters.

     5. Holdback Agreements.

     (a) Restrictions on Public Sale by Holders of Registrable Securities. Each Holder whose securities are included in a Registration Statement agrees not to effect any public sale or distribution of the issue being registered or a similar security of Horizon or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 or Rule 144A under the Securities Act, during the ten days prior to, and during the 90-day period beginning on, the effective date of the Registration Statement (except as part of such registration), if and to the extent requested by Horizon in the case of a non-underwritten public offering or if and to the extent requested by the managing Underwriter or Underwriters in the case of an underwritten public offering.

     (b) Restrictions on Public Sale By Horizon. Horizon agrees not to effect any public sale or distribution of any securities similar to those being registered, or any securities convertible into or exchangeable or exercisable for such securities (except pursuant to a registration statement on Form S-4 or S-8 or any substitute form therefor that may be adopted by the Commission), during the ten days prior to, and during the 90-day period beginning on, the effective date of the Registration Statement (except as part of the Registration Statement where the Holders of a majority of the Registrable Securities to be included in the Registration Statement consent).

     6. Registration Procedures.

          In connection with the Registration Statement, Horizon will:

          (a) prepare and file with the Commission a registration statement on any form for which Horizon then qualifies and which Horizon shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become effective; provided, (i) that at least five days before filing a registration statement or prospectus or as promptly as practicable prior to filing any amendments or supplements thereto, Horizon will furnish to one counsel selected by the Holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel, and (ii) that after the filing of the registration statement, Horizon will promptly notify each Selling Holder of Registrable Securities covered by such registration statement of comments received from, or any stop order issued or threatened by, the Commission and take all reasonable actions required to respond to such comments or, as the case may be, prevent the entry of such stop order or to remove it if it has been entered;

          (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective pursuant to Section 3 for a period of not less than ninety (90) days or such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold (but not before the expiration of the period referred to in subsection 4(3) of the Securities Act and Rule 174 thereunder, if applicable) and comply with the provisions of the Securities Act applicable to it with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the Selling Holders thereof set forth in much registration statement;

          (c) furnish to each Selling Holder, prior to filing the registration statement, if requested, copies of such registration statement as proposed to be filed, and thereafter furnish to such Selling Holder such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such registration statement (including each preliminary prospectus), and such other documents as such Selling Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder;

          (d) use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such states as any Selling Holder reasonably (in light of such Selling Holder's intended plan of distribution) requests and do any and all other acts and things which may be reasonably necessary to enable such Selling Holder to consummate the disposition in such states of the Registrable Securities owned by such Selling Holder; provided that Horizon will not be required to
     (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction;

          (e) use its best efforts to cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Horizon to enable the Selling Holder or Selling Holders thereof to consummate the disposition of such Registrable Securities; provided that Horizon will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

          (f) notify each Selling Holder of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly make available to each Selling Holder any such supplement or amendment;

          (g) enter into and perform customary agreements (including an underwriting agreement in customary form with the managing Underwriter, if any) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities;

          (h) make available for inspection by any Selling Holder of such Registrable Securities, any Underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant, or other professional retained by any such Selling Holder or Underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents, and properties of Horizon (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause Horizon's officers, directors, and employees to supply all information reasonably requested by any such Inspectors in connection with such registration statement. Records which Horizon determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) in the judgment of counsel to Horizon the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court or government agency of competent jurisdiction. Each Selling Holder of such Registrable Securities agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of Horizon unless and until such is made generally available to the public. Each Selling Holder of such Registrable Securities further agrees that it will, upon learning that disclosure of such Records is sought in a court or government agency of competent jurisdiction, give notice to Horizon and allow Horizon, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential;

          (i) if such sale is pursuant to an underwritten offering, use its best efforts to obtain a comfort letter or comfort letters from Horizon's independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters as the Selling Holders of a majority of the Registrable Securities or the managing Underwriter reasonably request;

          (j) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make generally available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act; and

          (k) use its best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by Horizon are then listed, or on the Nasdaq National Market, if applicable, provided that the applicable listing requirements are satisfied.

     Horizon may require each Selling Holder of Registrable Securities to promptly furnish in writing to Horizon such information regarding the distribution of the Registrable Securities as it may from time to time reasonably request and such other information as may be legally required in connection with such registration.

     Each Selling Holder agrees that, upon receipt of any notice from Horizon of the happening of any event of the kind described in subsection 6(f) hereof, such Selling Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Selling Holder's receipt of the copies of the supplemented or amended prospectus contemplated by subsection 6(f) hereof and, if so directed by Horizon such Selling Holder, will deliver to Horizon all copies, other than permanent file copies then in such Selling Holder's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If Horizon shall give such notice, Horizon shall extend the period during which such registration statement shall be maintained effective (including the period referred to in subsection 6(b) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to subsection 6(f) hereof to the date when Horizon shall make available to the Selling Holders of Registrable Securities covered by such registration statement a prospectus supplemented or amended to conform with the requirements of subsection 6(f) hereof.

     7. Registration Expenses.

     In connection with the Registration Statement required to be filed hereunder, Horizon shall pay the following registration expenses (the "Registration Expenses"): (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties); (v) fees and expenses incurred in connection with the listing of the Registrable Securities if Horizon shall choose to list such Registrable Securities; (vi) fees and disbursements of counsel for Horizon and customary fees and expenses for independent certified public accountants retained by Horizon (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested pursuant to subsection 6(i) hereof); and (vii) fees and expenses of any special experts retained by Horizon in connection with such registration. Horizon shall not have any obligation to pay any underwriting fees, discounts, or commissions attributable to the sale of Registrable Securities, or any out-of-pocket expenses or fees, including attorney's fees, of the Holders or Finkel.

     8. Indemnification; Contribution.

     (a) Indemnification by Horizon. Horizon agrees to indemnify and hold harmless each Selling Holder of Registrable Securities, its officers, directors, shareholders, partners, trustees, beneficiaries and agents, and each person or entity, if any, who controls such Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; except insofar as such losses, claims, damages, liabilities, or expenses arise out of, or are based upon, any such untrue statement or omission or allegation thereof based upon information furnished in writing to Horizon by such Selling Holder or on such Selling Holder's behalf expressly for use therein; provided, that with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, the indemnity agreement contained in this subsection shall not apply to the extent that any such loss, claim, damage, liability, or expense results from the fact that a current copy of the prospectus was not sent or given to the person asserting any such loss, claim, damage, liability, or expense at or prior to the written confirmation of the sale of the Registrable Securities to such person if it is determined that it was the responsibility of such Selling Holder to provide such person with a current copy of the prospectus and such current copy of the prospectus would have cured the defect giving rise to such loss, claim, damage, liability or expense. Horizon also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors, and each person who controls such Underwriters on substantially the same basis as that of the indemnification of the Selling Holders provided in this section 8(a).

     (b) Indemnification by Holders of Registrable Securities. Each Selling Holder agrees to indemnify and hold harmless Horizon, its directors and officers, and each person, if any, who controls Horizon within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from Horizon to such Selling Holder, but only with respect to information furnished in writing by such Selling Holder or on such Selling Holder's behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, any amendment or supplement thereto, or any preliminary prospectus. In case any action or proceeding shall be brought against Horizon or its directors or officers, or any such controlling person, in respect of which indemnity may be sought against such Selling Holder, such Selling Holder shall have the rights and duties given to Horizon, and Horizon or its directors or officers or such controlling person shall have the rights and duties given to such Selling Holder, by the preceding subsection. Each Selling Holder also agrees to indemnify and hold harmless Underwriters of the Registrable Securities, their officers and directors, and each person who controls such Underwriters on substantially the same basis as that of the indemnification of Horizon provided in this section 8(b).

     (c) Conduct of Indemnification Proceedings. If any action or proceeding (including any governmental investigation) shall be brought or asserted against any person entitled to indemnification under subsections (a) or (b) above (an "Indemnified Party") in respect of which indemnity may be sought from any party who has agreed to provide such indemnification (an "Indemnifying Party"), the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all expenses. Such Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses or (ii) the named parties to any such action or proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that there is a conflict of interest on the part of counsel employed by the Indemnifying Party to represent such Indemnified Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party; it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all such Indemnified Parties, which firm shall be designated in writing by such Indemnified Parties). The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without its written consent, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the Indemnifying Party shall indemnify and hold harmless such

Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

     (d) Contribution. If the indemnification provided for in this Section 8 is unavailable to the Indemnified Parties in respect of any losses, claims, damages, liabilities, or judgments referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities, and judgments as between Horizon on the one hand and each Selling Holder on the other, in such proportion as is appropriate to reflect the relative fault of Horizon and of each Selling Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative fault of Horizon on the one hand and of each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     Horizon and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this subsection 8(d) were determined by pro rata allocation (even if the Selling Holders were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities or judgments referred to in the immediately preceding subsection shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection 8(d), no Selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the securities of such Selling Holder were offered to the public exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Subsection 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     (e) Survival. The indemnity and contribution agreements contained in this
Section 8 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement or any underwriting agreement, (ii) any investigation made by or on behalf of any Indemnified Party or by or on behalf of Horizon, and (iii) the consummation of the sale or any successive resale of the Registrable Securities.

     9. Participation in Underwritten Registrations.

     No person or entity may participate in any underwritten registration hereunder unless such person or entity (a) agrees to sell such person's or entity's securities on the basis provided in any underwriting arrangements approved by the persons or entities entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and this Agreement.

     10. Miscellaneous.

     (a) Remedies. Each Holder of Registrable Securities, in addition to being entitled to exercise all rights provided herein and granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Horizon agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that remedy at law would be adequate. Each party waives all provisions of law requiring that a bond be posted in order to effectuate any remedy under this Agreement.

     (b) No Inconsistent Agreements. Horizon will not on or after the date of this Agreement enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof. Horizon has no outstanding agreement with respect to its securities granting any registration rights to any other person.

     (c) Amendments and Waivers. The provisions of this Agreement may not be amended, modified, or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless Horizon has obtained the written consent of the Holders of at least a majority of the Registrable Securities; provided that with respect to any such waiver or consent relating to Registration Statement, Horizon shall obtain the consent of the Holders of a majority of the Registrable Securities subject to such registration.

     (d) Notices. Any notices, claims or demands which any party is required or may desire to give to another under or in conjunction with this Agreement shall be in writing, and shall be given by addressing the same to such other party(ies) at the address set forth below, and by (i) depositing the same so addressed, postage prepaid, first class, certified or registered, in the United States mail (herein referred to as "Mailing"), (ii) overnight delivery by a nationally recognized overnight courier service (e.g. UPS, Federal Express),
(iii) delivering the same personally to such other party(ies), or (iv) transmitting by facsimile and Mailing the original. Any notice shall be deemed to have been given five (5) U.S. Post Office delivery days following the date of Mailing; one business day after timely delivery to an overnight courier; if by personal delivery, upon such delivery; or if by facsimile, the day of transmission if made within customary business hours, or if not transmitted within customary business hours, the following business day.

        If to Horizon:

           Horizon Mental Health Management, Inc.
           1500 Waters Ridge Drive
           Lewisville, Texas 75057-6011
           Attention: James Ken Newman
           Facsimile Number: (972) 420-8282

        With a copy to:

           Strasburger & Price, L.L.P.
           901 Main Street, Suite 4300
           Dallas, Texas 75202
           Attention: David K. Meyercord, Esq.
           Facsimile Number: (214) 651-4330

        If to the Shareholders:

           To the respective addresses
           set forth on Exhibit A to the
           Reorganization Agreement

        With a copy to:

           Howrey & Simon
           1299 Pennsylvania Avenue, N.W.
           Washington, D.C. 20004-2402
           Attention: Roger A. Klein, Esq.
           Facsimile Number: (202) 383-6610

Any of the parties hereto may change the address for notices to be sent to it by written notice delivered pursuant to the terms of this section.

     (e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of Horizon and the Holders.

     (f) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     (g) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     (h) Entire Agreement. This Agreement is intended by Horizon and the Holders as a final expression of their agreement and is intended to be a complete and exclusive statement of their agreement and understanding in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between Horizon and the Holders with respect to such subject matter. This Agreement may be amended only in writing executed by Horizon and the Holders of a majority of the Registrable Securities.

     (i) Third Party Beneficiaries. This Agreement is intended for the benefit of Horizon and the Holders and their respective successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

     (j) Attorney's Fees. In any proceeding brought to enforce any provision of this Agreement, the successful party shall be entitled to recover reasonable attorneys' fees in addition to its costs and expenses and any other available remedy.

     (k) Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts or choice of law.

     (l) Effectiveness. This Agreement shall become effective as of the day first set forth above.

     (m) Counterparts. This Agreement may be executed in a number of identical counterparts and it shall not be necessary for Horizon and the Holders to execute each of such counterparts, but when both have executed and delivered one or more of such counterparts, the several parts, when taken together, shall be deemed to constitute one and the same instrument, enforceable against each in accordance with its terms. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart executed by the party against whom enforcement of this Agreement is sought.

                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

HORIZON:                                                 SHAREHOLDERS:

HORIZON MENTAL HEALTH                                    -----------------------------------------------------
MANAGEMENT, INC.                                         HOWARD B. FINKEL
By:
    -------------------------------------------------    -----------------------------------------------------
    Name: James W. McAtee                                JOHN HARRISON
    Title: Executive Vice President
                                                         -----------------------------------------------------
                                                         LARRY REIFF

                                                         ARGENTUM CAPITAL PARTNERS, L.P.

                                                         By:
                                                            --------------------------------------------------
                                                             Name:
                                                                  --------------------------------------------
                                                             Title:
                                                                   -------------------------------------------

                                                         -----------------------------------------------------
                                                         DENISE DAILEY

                                                         -----------------------------------------------------
                                                         KEN DORMAN

                                                         -----------------------------------------------------
                                                         G. PHILLIP WOELLNER

                                                         -----------------------------------------------------
                                                         MICHAEL S. MCCARTHY

                                                         -----------------------------------------------------
                                                         NME MANAGEMENT SERVICES, INC.

                                                         By:
                                                            --------------------------------------------------
                                                             Name:
                                                                  --------------------------------------------
                                                             Title:
                                                                   -------------------------------------------

                                   EXHIBIT C

                         POST-CLOSING ESCROW AGREEMENT

     This Post-Closing Escrow Agreement (the "Agreement") is made as of
            , 1997 by and among Horizon Mental Health Management, Inc., a Delaware corporation ("Horizon"), and Howard B. Finkel ("Finkel").

     WHEREAS, Horizon, and Howard B. Finkel, John Harrison, Larry Reiff, Argentum Capital Partners, L.P. a Delaware limited partnership, Denise Dailey, Ken Dorman, G. Phillip Woellner, Michael S. McCarthy and NME Management Services, Inc., a Delaware corporation (collectively the "Shareholders") and Specialty Healthcare Management, Inc., a Delaware corporation ("Specialty"), entered into that certain Share Exchange Reorganization Agreement, dated as of April 25, 1997 (the "Reorganization Agreement"), providing for the exchange of all of the shares of capital stock of Specialty by the Shareholders for shares of Common Stock, $.01 par value per share, of Horizon ("Horizon Stock"); and

     WHEREAS, pursuant to the Reorganization Agreement, the Shareholders agreed that Horizon would hold in escrow, for the purposes, and on and subject to the terms and conditions, hereinafter set forth, 51,282 shares of Horizon Stock, representing a portion of the purchase price paid to Shareholders under the Reorganization Agreement; and

     WHEREAS, Finkel and the Shareholders have agreed that Finkel shall act as the agent and attorney-in-fact for all the Shareholders under this Agreement; and

     WHEREAS, the transactions contemplated by the Reorganization Agreement have been consummated on the date hereof and the parties desire to effectuate the provisions of the Reorganization Agreement with respect to such post-closing escrow;

     NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions hereof, the parties hereby agree as follows:

     1. Escrow Shares. Horizon agrees to hold in escrow the 51,282 shares of Horizon Stock (the "Escrow Shares"), which constitute a portion of the shares of Horizon Stock issued to the Shareholders in the Share Exchange pursuant to the Reorganization Agreement, strictly in accordance with the terms of this Agreement. The respective interests of the Shareholders in the Escrow Shares as of the date of this Agreement are in the same proportions as was the Shareholders' respective ownership interests in Specialty as set forth on Exhibit A of the Reorganization Agreement. The receipt and delivery by the Shareholders of the Escrow Shares is hereby acknowledged by Horizon.

     2. Terms of Escrow. The Escrow Shares shall be held as a fund available to satisfy any obligations of the Shareholders to Horizon which may arise under
Section 7.5 or Article VIII of the Reorganization Agreement in the manner set forth below:

          (a) In the event that Horizon shall assert a claim or claims against the Shareholders arising out of or relating to any matter with respect to which Horizon asserts that it is entitled to receive an adjustment under
     Section 7.5 of the Agreement with respect to an account receivable in arbitration on the Closing Date or to be indemnified by the Shareholders pursuant to Article VIII of the Reorganization Agreement (collectively, the "Claims"; singularly a "Claim"), Horizon shall furnish written notice of the Claim (the "Notice of Claim") to Finkel. The Notice of Claim: (i) shall state in reasonable detail the nature of the alleged liability; (ii) shall state the amount that Horizon claims it is entitled to receive from the Escrow Shares based upon the Claim; and (iii) shall further provide a particularized statement explaining the basis for the estimate of the Claim. Finkel shall have thirty (30) days after receipt of the Notice of Claim in which to advise Horizon that the Shareholders dispute the Claim by delivering written notice of the Shareholders' dispute (the "Notice of Dispute") to Horizon. The Notice of Dispute may contest all or any portion of the Notice of Claim based on a dispute concerning the existence of a Claim, the Shareholders' liability, the estimated amount of the alleged loss or any other related matter.

          (b) If Finkel shall not deliver a Notice of Dispute within such thirty
     (30) day period, the Shareholders shall be deemed to have acknowledged that Horizon is entitled to amount as set forth in the Notice of Claim and shall be deemed to have directed Horizon to release to Horizon for cancellation the number of Escrow Shares which are equal to the dollar amount of the
     Claim divided by           (which is the per share dollar equivalent amount
     of the Escrow Shares as determined pursuant to the Reorganization Agreement). In the event a Notice of Dispute is timely delivered but only a portion of a Claim is disputed, then the number of Escrow Shares equal to
     the undisputed portion of the Claim divided by           shall be promptly
     released to Horizon for cancellation. It is expressly understood that, in the event of a stock dividend or stock split by Horizon, such dollar amount shall be proportionately adjusted for the purposes of this Section.

          (c) Subject to the Shareholders' right to dispute a Claim, once a Notice of Claim is delivered by Horizon, Horizon shall not permit the Escrow Shares to be reduced by distribution to the Shareholders to a dollar amount which is less than the difference between the aggregate dollar amount of all Claims for which a Notice of Claim has delivered in accordance with the terms of Section 3(a) above less the amount of $50,000 (unless any such claim is not subject to the Threshold limitation as specified in Section 8.6(b) of the Reorganization Agreement and such fact is so stated in the Notice of Claim). Furthermore, if the amount of any Claim or the aggregate amount of all Claims should ever exceed the aggregate dollar equivalent amount of all the Escrow Shares held by Horizon, then no portion of the Escrow Shares shall be distributed pursuant to Section 3(d) below. If the Shareholders dispute that there is a reasonable basis for the Claim or the reasonableness of the amount being held in escrow with respect to the Claim, such matter shall be subject to arbitration pursuant to Section 10 of this Agreement.

          (d) On the date which is six (6) months after the date of this Agreement (the "Release Date"), Horizon shall irrevocably and unconditionally distribute to the Shareholders the Escrow Shares (less the number of Escrow Shares previously released to Horizon for cancellation to satisfy Claims pursuant to the terms of this Agreement) to the extent the dollar equivalent amount of the Escrow Shares exceeds the aggregate dollar amount of any then existing Claim or Claims for which a Notice of Claim was delivered by Horizon on or prior to the Release Date in accordance with the terms of Section 3(a) above less $50,000 (unless any such Claim relates to an adjustment under Section 7.5 of the Agreement or is not subject to the Threshold limitation as specified in Section 8.6(b) of the Reorganization Agreement and such fact is so stated in the Notice of Claim). The portion of the Escrow Shares, if any, retained after the Release Date shall be distributed to the Shareholders or Horizon, as appropriate, in one or more distributions, from time to time, as and when there is a final resolution of each such Claim; provided, however, that no distribution will be made upon final resolution of a Claim if the amount of the remaining unresolved Claims exceed the dollar equivalent amount of the Escrow Shares then held by Horizon.

          (e) Unless delivery is made in person at Horizon's office or unless Horizon is properly instructed in writing by Finkel to make delivery in such other manner, Horizon shall be deemed to have properly delivered to the Shareholders such Escrow Shares as the Shareholders are entitled to receive, upon placing the same in United States Mail in a suitable package or envelope, registered or certified mail, return receipt requested, postage prepaid, addressed to Finkel at the address listed in Section 4 hereof or such other address as may be furnished to Horizon in writing.

          (f) Any cash or stock dividends or other distributions with respect to the Escrow Shares, to the extent paid or distributed prior to release of the Escrow Shares to the Shareholders pursuant to the terms hereof, shall be held by Horizon as a part of the Escrow Shares subject to this Agreement.

     3. Non-Waiver. Nothing contained in this Agreement shall be deemed or construed to release or waive any of the rights or obligations of Horizon or the Shareholders under the Reorganization Agreement, and all rights and remedies of the Shareholders and Horizon under this Agreement are cumulative of all other rights which either of them may have under the Reorganization Agreement, by law or otherwise.

     4. Notices. Any notices, claims or demands which any party is required or may desire to give to another under or in conjunction with this Agreement shall be in writing, and shall be given by addressing the same to such other party(ies) at the address set forth below, and by: (i) depositing the same so addressed, postage prepaid, first class, certified or registered, in United States mail, return receipt requested, (herein referred to as "Mailing");
(ii) overnight delivery by a nationally recognized overnight courier service (e.g. UPS, Federal Express); (iii) delivering the same personally to such other party(ies); or (iv) transmitting by facsimile and Mailing the original. Any notice shall be deemed to have been given five (5) U.S. Post Office delivery days following the date of Mailing; one business day after timely delivery to an overnight courier; if by personal delivery, upon such delivery; or if by facsimile, the day of transmission if made within customary business hours, or if not transmitted within customary business hours the following business day.

          (a) If to Finkel:

          Howard B. Finkel

          -------------------------------------------------------

          -------------------------------------------------------
          Facsimile Number: (____)
                                  -------------------------------

          With a copy to:

          Howrey & Simon
          1299 Pennsylvania Avenue, N.W.
          Washington, D.C. 20004-2402
          Attn: Roger A. Klein, Esq.
          Facsimile Number: (202) 383-6610

        (b) If to Horizon:

           Horizon Mental Health Management, Inc.
           1500 Waters Ridge Drive
           Lewisville, Texas 75057
           Attn: Mr. James Ken Newman, President
           Facsimile Number: (972) 420-8282

           With a copy to:

           Strasburger & Price, L.L.P.
           901 Main Street, Suite 4300
           Dallas, Texas 75202
           Attn: David K. Meyercord, Esq.
           Facsimile Number: (214) 651-4330

Any of the parties hereto may change the address for notices to be sent to it by written notice delivered pursuant to the terms of this section.

     5. Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions or agreements other than those contained herein, and no amendments or modifications hereto shall be valid unless made in writing and signed by the parties hereto.

     6. Capitalized Terms. Capitalized terms in this Agreement which are not otherwise defined herein shall have the same meanings as are provided for such terms in the Reorganization Agreement.

     7. Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.

     8. Waiver; Remedies. Waiver by any party hereto of any breach of or exercise of any rights under this Agreement shall not be deemed to be a waiver of similar or other breaches or rights or a future breach of the same duty. The failure of a party to take any action by reason of any such breach or to exercise any such right shall not deprive any party of the right to take any action at any time while such breach or condition giving rise to such right continues. The parties shall have all remedies permitted to them by this Agreement or law, and all such remedies shall be cumulative.

     9. Attorney's Fees and Costs. In the event of a breach by any party to this Agreement and commencement of a subsequent legal action in a court of law or forum of arbitration, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable attorney's fees and court costs, including, but not limited to, the costs of expert witnesses, transportation, lodging and meal costs of the parties and witnesses, costs of transcript preparation and other reasonable and necessary direct and incidental costs of such dispute. "Prevailing party" is the party in whose favor final judgment is rendered if, but only if, such judgment is in excess of any amounts offered in settlement by the adverse party or parties.

     10. Arbitration.

     (a) Arbitration Procedure. In the event of a dispute regarding any matters arising out of or relating to this Agreement (including, but not limited to, actions for injunctive or declaratory relief) (hereinafter collectively "arbitrable issues") that cannot be settled by agreement between the parties, such controversy or dispute shall be submitted for arbitration in Denver, Colorado, and for this purpose each party hereby expressly consents to such arbitration in such forum. The arbitration process shall proceed as follows:

          (i) Step One. In the event of a dispute, the disputing party (herein so called) may at any time notify the other party ("answering party") in writing that the disputing party demands to pursue arbitration as provided in Step Two below, setting forth in specific terms the disputing party's proposed statement of the matters in dispute to be submitted to arbitration and the name and address of the arbitrator selected by the disputing party. Within five (5) business days following receipt of the disputing party's written arbitration demand complying with the requirements of this Step One, the answering party shall notify the disputing party in writing, setting forth in specific terms the answering party's proposed statement of the matter in dispute and identifying the name and address of the arbitrator selected by such answering party.

          (ii) Step Two. The two (2) arbitrators so selected shall meet and confer within twenty (20) business days after receipt by the disputing party of the answering party's written notice as called for under Step One above, and if they are unable within said twenty (20) day period to reach a decision on the matters in dispute, they shall, at the expiration of said twenty (20) day period, jointly select a neutral third arbitrator. If said arbitrators are unable to choose a neutral third arbitrator, any party may request the American Arbitration Association ("AAA") to appoint an additional arbitrator from its National Panel of Commercial Arbitrators. Any party to this Agreement may advise the AAA that time is of the essence and that the parties to this Agreement would like such selection as soon as is reasonably possible, it being expressly understood that in such AAA selection process the selection is in the sole discretion of the AAA, and that the AAA shall not be required by reason of this Agreement to consult with the parties to this Agreement in said selection process; provided that all arbitrators, including the additional arbitrator selected by the AAA, shall be disinterested individuals knowledgeable in commercial transactions. Upon selection of the additional arbitrator, all arbitrators shall within ten (10) business days thereafter convene an arbitration proceeding at a date, time and place (in metropolitan Denver, Colorado) designated by said arbitrators by a majority vote, written notice of which shall be given to the parties not later than seven (7) calendar days prior to said hearing date. At the hearing, each party may be represented by counsel and present testimony and evidence. If at the commencement of the hearing the parties cannot agree on a joint statement of the matters in dispute to be submitted to the arbitrators, the arbitrators shall be empowered to frame the submission issue(s). A Certified Court Reporter's transcript may be demanded by any party or by the arbitrators and said official transcript shall be prepared, completed, and delivered to the arbitrators with copies to each party within ten (10) business days following the conclusion of the hearing. Arbitration sessions following the initial session, if necessary, shall be scheduled by the arbitrators so that the arbitration proceedings (i.e., presentation of evidence and/or oral arguments) are completed within twenty (20) days of the initial session. Each party shall be given the opportunity to file with the arbitrators simultaneous written briefs five (5) business days following receipt by the arbitrators of the official transcript but, if no transcript is demanded as provided in this Agreement, said briefs shall be filed simultaneously five (5) business days following conclusion of the hearing. Copies of any such briefs shall be provided to the other party concurrently upon filing with the arbitrators.

          (iii) Step Three. Within ten (10) business days following the receipt by the arbitrators of the brief(s) (or within ten (10) business days following conclusion of the hearing if all parties waive briefs), the arbitrators shall make and deliver to the parties their decision and award in writing. The arbitrators shall have the authority to enter any award or to grant any relief which could be obtained in a court of competent jurisdiction and reasonable attorneys', arbitrators' and experts' fees and expenses of arbitration may be awarded as the arbitrators see fit, consistent with the provisions of this Agreement. The arbitrators shall have no authority to modify, amend or alter the provisions of this Agreement and shall base their decision and award on applicable law, the language contained in this Agreement and the facts giving rise to the dispute as presented on the record at the hearing. The arbitrators shall issue a written opinion explaining the basis for their findings.

     (b) Self-Execution. It is expressly understood between the parties that this Article 10 is a selfexecuting arbitration provision and that any party may unilaterally select an arbitrator if the other party refuses to arbitrate. It is further expressly agreed that said unilaterally-selected arbitrator may proceed to arbitrate the issue(s) and the arbitration and decision shall be self-executing and therefore shall not require the order of any Court to proceed. The parties may, however, mutually stipulate in writing to extend or to shorten the prescribed time periods (including a stipulation to expedite the referral and submission to arbitration). All provisions of this Agreement not in dispute shall be observed and performed without interruption during the pendency of any proceeding called for under this Article 10.

     (c) Arbitrator's Fees. If an additional arbitrator is required pursuant to Step Two under Section (a) above, each party shall pay its pro rata share of any required retainer or other payments required by such arbitrator upon such arbitrator's demand, with the ultimate responsibility for the arbitrators' fees to be determined by the arbitrators in the final arbitration award pursuant to Step Three of Section (a) above; otherwise, each party shall bear its own costs and expenses in connection with any proceedings under this Article 10 and, in any event, each party shall pay the fees of the arbitrator it selects.

     (d) Rules Governing Arbitration. In all other respects, the arbitration shall be conducted pursuant to the then-existing Commercial Rules of the AAA to the extent such rules are not inconsistent with any provision of this Agreement. Subject to the foregoing, the arbitrators shall determine the scope and extent of permissible discovery, if any.

     (e) Entry of Award. The award of the arbitrators may be entered as a final judgment by any court of competent jurisdiction.

     (f) Injunctive Relief. Notwithstanding the provisions of this Article 10 to the contrary, each party shall be entitled to seek temporary or preliminary injunctive relief from a court of competent jurisdiction if the failure to immediately obtain injunctive relief will result in irreparable harm to that party. The jurisdiction of the court shall extend only to such relief and any request for permanent injunctive relief shall remain subject to the arbitration provisions of this Agreement.

     11. Termination. This Agreement shall terminate at such time as all of the Escrow Shares shall have been released in accordance with the terms and conditions of this Agreement.

     12. Agent. It is expressly understood that Finkel is and shall act hereunder as an agent and attorney-in-fact for and on behalf of all the Shareholders under the Reorganization Agreement pursuant to the provisions of the Reorganization Agreement. All allocations and distributions of the Escrow Shares to the Shareholders shall be the responsibility of Finkel, and Horizon shall have no obligation or liability with respect thereto.

     13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same agreement.

                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, the parties hereto have executed this Post-Closing Escrow Agreement as of the day herein first written above.

                                            SHAREHOLDERS:

                                            ------------------------------------
                                            Howard B. Finkel
                                            Individually and as agent and
                                            attorney-in-fact for the
                                            Shareholders

                                            HORIZON:

                                            HORIZON MENTAL HEALTH
                                            MANAGEMENT, INC.

                                            By:
                                              ----------------------------------
                                              James W. McAtee
                                              Executive Vice President

                                                              PRELIMINARY COPIES

                     HORIZON MENTAL HEALTH MANAGEMENT, INC.

                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 30, 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                     HORIZON MENTAL HEALTH MANAGEMENT, INC.

         The undersigned hereby constitutes and appoints JAMES KEN NEWMAN and JAMES W. McATEE, each with power to act with or without the other and with full power of substitution, as Proxies of the undersigned to represent and to vote all shares of the Common Stock of Horizon Mental Health Management, Inc., a Delaware corporation (the "Company"), standing in the name of the undersigned, at the Special Meeting of Stockholders of the Company to be held at the executive offices of the Company located at 1500 Waters Ridge Drive, Lewisville, Texas 75057-6011, on Monday, June 30, 1997, at 10:00 a.m., local time, and at any and all adjournments or postponements thereof (the "Special Meeting").

         WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THE PROXIES NAMED HEREIN ARE EACH AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

         The undersigned hereby revokes any proxy or proxies heretofore given. This Proxy may be revoked at any time before it is exercised by following the procedures for revocation stated in the Proxy Statement.

   (PLEASE MARK, SIGN AND DATE ON THE OTHER SIDE AND RETURN PROMPTLY IN THE
                              ENCLOSED ENVELOPE.)

                                                              PRELIMINARY COPIES

[X] Please mark your votes
    as in this example

1. Proposal to approve the issuance by the Company of up to 1,650,000 shares of Common Stock, $.01 par value per share, of the Company pursuant to the Share Exchange Reorganization Agreement described in the Proxy Statement of the Company for the Special Meeting.

           FOR                    AGAINST                     ABSTAIN
           [ ]                      [ ]                         [ ]





2. Proposal to approve the amendment to the Certificate of Incorporation, as amended, to change the name of the Company to "Horizon Health Corporation."

           FOR                    AGAINST                     ABSTAIN
           [ ]                      [ ]                         [ ]




3. The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the Special Meeting.


         PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
                          IN THE ENCLOSED ENVELOPE.



SIGNATURE                                                 Dated
         -----------------------------------------------       ------------
SIGNATURE                                                 Dated
         -----------------------------------------------       ------------
                      IF HELD JOINTLY

NOTE: Please date and sign exactly as name appears hereon. When shares of Common Stock are owned by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-2938) of Horizon Mental Health Management, Inc. of our report on Specialty Healthcare Management, Inc. dated April 25, 1997 appearing on page F-9 of this Proxy Statement.


PRICE WATERHOUSE LLP

Dallas, Texas
May 12, 1997

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-2938) of Horizon Mental Health Management, Inc. of our report on National Medical Management Services dated May 8, 1997 appearing on page F-19 of this Proxy Statement.



PRICE WATERHOUSE LLP

Dallas, Texas
May 12, 1997